Exhibit 99.11

WEST FRASER ANNUAL REPORT 2019 Including Annual Information Form Dated: February 11, 2020

West Fraser

SUSTAINABILITY HIGHLIGHTS

West Fraser manufactures renewable, sustainable wood products.

We carry through on our commitment to responsible stewardship, which is a part of everything we do: from our work in the forest, to the manufacture and delivery of value-added products to customers worldwide.

Forests & Timber

Ecosystem-Based Forestry & Responsible Sourcing

Reforestation:
Planted 63 million trees in 2019 and successfully re-establish forests on 100% of harvest sites

Sourcing:
100% independently audited and certified for responsible timber procurement

Ecosystem Approach:
Proud to advance practice through collaborations like the **Forest Management Wetland Stewardship Initiative**

Employees & Community

Commitment to Equal Opportunity & Building Stakeholder Relationships

Employees:
Recognized as one of Canada's **Top 100 Employers**

Safety:
2.45 MIR, a 25% improvement in the Medical Incident Rate since 2015

Community:
Work with **100+ Indigenous communities** in Canada

www.westfraser.com/ESG-Report

Efficiency & Environment

Continuous Improvement to Deliver Profitable & Efficient Operational Performance

Energy:
75% of energy consumed is from renewable sources

Bioenergy:
Bioenergy generation offset the equivalent energy of **7.6 million barrels of oil in 2018**

Water:
94% of water returned to source

Carbon:
2.6 million metric tonnes of carbon stored in wood products manufactured in 2019

West Fraser manufactures renewable, sustainable wood product. we carry through on our commitment to responsible, which is a part of everything we do: our work in the forest, to the manufacture and delivery of value- added product to customers worldwide.

TABLE OF CONTENTS

REPORT TO SHAREHOLDERS	3

ANNUAL INFORMATION FORM	5
BUSINESS OVERVIEW	5
CORPORATE STRATEGY	5
CORPORATE STRUCTURE	6
HISTORY AND DEVELOPMENT OF BUSINESS	8
SALES REVENUE	8
MARKETS	8
FIBRE SUPPLY	9
HUMAN RESOURCES	13
CAPITAL EXPENDITURES AND ACQUISITIONS	13
ENERGY	14
ENVIRONMENT AND SOCIAL	14
RESEARCH AND DEVELOPMENT	17
LUMBER	17
PANELS	19
PULP	19
NEWSPRINT	20
RISK FACTORS	20
CAPITAL STRUCTURE	20
TRANSFER AGENT	22
EXPERTS	22
DIRECTORS AND OFFICERS	22
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	24
GOVERNANCE	25
AUDIT COMMITTEE	25
MATERIAL CONTRACTS	26
ADDITIONAL INFORMATION	27
SCHEDULE 1 - AUDIT COMMITTEE CHARTER	28

2019 MANAGEMENT’S DISCUSSION & ANALYSIS	31
INTRODUCTION AND INTERPRETATION	31
FORWARD-LOOKING STATEMENTS	31
NON-IFRS MEASURES	32
ANNUAL RESULTS	32
SELECTED QUARTERLY INFORMATION	33
DISCUSSION & ANALYSIS OF ANNUAL NON – OPERATIONAL ITEMS	33
DISCUSSION & ANALYSIS OF ANNUAL RESULTS BY PRODUCT SEGMENT	35
FOURTH QUARTER RESULTS	41
DISCUSSION & ANALYSIS OF FOURTH QUARTER NON-OPERATIONAL ITEMS	42
DISCUSSION & ANALYSIS OF FOURTH QUARTER RESULTS BY PRODUCT SEGMENT	43
CAPITAL EXPENDITURES	47
BUSINESS OUTLOOK	47
ESTIMATED EARNINGS SENSITIVITY TO KEY VARIABLES	49
CAPITAL STRUCTURE AND LIQUIDITY	49
DEFINED BENEFIT PENSION PLANS	50
SUMMARY OF FINANCIAL POSITION	51
DEBT RATINGS	51
CASH FLOW	51

CONTRACTUAL OBLIGATIONS	53
FINANCIAL INSTRUMENTS	53
SIGNIFICANT MANAGEMENT JUDGMENTS AFFECTING FINANCIAL RESULTS	53
ACCOUNTING STANDARDS ISSUED BUT NOT YET APPLIED	55
NEW ACCOUNTING PRONOUNCEMENTS ADOPTED	55
RISKS AND UNCERTAINTIES	55
CONTROLS AND PROCEDURES	64
ADDITIONAL INFORMATION	64

RESPONSIBILITY OF MANAGEMENT	65

INDEPENDENT AUDITOR’S REPORT	66
CONSOLIDATED BALANCE SHEETS	69
CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS	70
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	71
CONSOLIDATED STATEMENTS OF CASH FLOWS	72
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	73

FOUR YEAR FINANCIAL REVIEW	104

DIRECTORS AND OFFICERS	106

CORPORATE INFORMATION	107

GLOSSARY OF INDUSTRY TERMS	109

REPORT TO SHAREHOLDERS

Message from our Chief Executive Officer

Our strategy is to be the low-cost producer. We attain this by challenging our employees to contribute to our success, by consistently reinvesting our profits in our operations and people, and by maintaining a prudent balance sheet. The execution of this strategy is what results in long-term value creation throughout the commodity cycle.

2019 was a year of challenge and transition for West Fraser. In British Columbia, log shortages caused by the devastating impacts of the Mountain Pine Beetle led to industry-wide, permanent lumber production curtailments. For West Fraser, that reduction represented 600 MMfbm of lumber capacity, which included the closure of our Chasm mill.

In the U.S. South we executed one of our largest capital programs in Company history, focusing on the modernization of our southern yellow pine lumber production capacity. West Fraser’s U.S. facilities are located in regions with ample timber supply and in close proximity to strong housing markets. These factors, combined with solid demographic growth fundamentals, create significant opportunities for our southern mills.

Overall North American lumber production declined by 5% and was down approximately 3 billion board feet as a result of permanent and temporary curtailments announced in the year. However, macroeconomic data indicators for lumber demand indicate favourable growth trends, with housing construction and permits growing solidly. The year ended with the highest annualized pace of housing starts since 2006.

World annual pulp shipments in 2019 followed recent trends, with little change expected for pricing in the near term. We believe that strong operational results in our BCTMP business will continue, albeit in challenging global markets. Mid to long-term forecasts for growth in pulp consumption remain strong.

We anticipate sustained capital spending of $275—$325 million focused on cost reduction, increased yield, and production growth. Our aggressive modernization and growth plan for our southern U.S. mills resulted in the completion of several key capital projects in 2019. As we realize growth and efficiency gains, we are targeting a 10% increase in southern yellow pine lumber production for 2020.

We achieve a high level of resource efficiency by maximizing every log’s potential to be converted into valuable wood products. What is not made into a product is converted into carbon-neutral bioenergy, which currently provides 69% of our energy consumption, the energy equivalent of 7.6 million barrels of oil (Mboe). Today 75% of energy needs are met from renewable sources. We continue to explore options to increase energy efficiency throughout our operations and increase the generation and procurement of renewable energy.

Implementing the best available technology not only improves mill productivity and reduces costs. It also improves safety performance, reduces turnover and increases the quality of the jobs while supporting our ability to recruit and retain talented, skilled employees.

Safety performance is a crucial indicator for driving continuous performance improvement throughout the Company’s operations. We dedicate significant resources towards our goal of eliminating serious incidents and injuries through concentrated efforts in safety systems and training. West Fraser’s performance is trending in the right direction. Our medical incident rate for 2019 was 2.45, a 25% improvement since 2015. The highest frequency, serious injuries are hand and finger incidents. Our target is to reduce these injuries by 50% while closely monitoring our leading safety indicators to ensure progressive improvement across the Company’s safety performance metrics.

Our employees are the foundation of the Company’s ability to deliver on our objectives. West Fraser continues to be recognized as a preeminent employer, re-named one of Canada’s Top 100 Employers and Top Employers for

Young People. Over the last several years, we have been improving our employee training and development systems. This is supported by our partnerships with academic institutions such as the College of the Ouachitas in Malvern, Arkansas; West Fraser Tech Centre at the College of New Caledonia in Quesnel and new technical programs at the British Columbia Institute of Technology in Burnaby, B.C. Working closely with these institutions underpins our ability to increase technical skills and employee development training matched to our internal curriculum.

The world is awakening to the advantages of responsibly-sourced wood in the carbon cycle: as a store of carbon, to generate carbon-neutral bioenergy and as a renewable alternative to non-renewable and fossil fuel-derived materials. We are proud to offer products that achieve all of these sustainable objectives, with the products we manufactured in 2019 storing 2.6 million metric tonnes of carbon.

West Fraser’s certified responsible sourcing of wood fibre and sustainable forest management are crucial to these planetary benefits. Because we replace what we harvest, Canadian forests managed for timber production are a carbon sink. Our sustainable forest management practices, stewardship and silviculture activities ensure we reforest planting two young trees for every tree we harvest. In 2019, we planted 63 million native tree seedlings to grow thriving forests for the future.

The environmental benefits of building with wood have never been more apparent or more accepted, a momentum that bodes well for West Fraser’s future. Converting more of the built environment to wood enables structures to store more carbon and displace higher carbon building materials, in effect doubling wood’s contribution to greenhouse gas abatement. North American lumber consumption is trending up approximately 2 billion board feet a year, and we are optimistic about the greater potential for growth in a carbon-conscious world.

Our goal is to be the premier forest products company in the industry, attracting and retaining people that want to play a role in making the Company better while reinforcing and growing a great culture and working environment. Our focus for 2020 is resolutely on achieving our operational performance expectations. Reducing cost while improving value are the areas that we control. I see significant opportunity to improve both. I look forward to 2020 as a year where together, we will draw on our strengths to seize these opportunities.

I want to recognize and thank every employee for the contribution they have made towards the performance of West Fraser in 2019. In particular, the employees and their families who were disrupted by the curtailments and those impacted by the closure of our Chasm mill. I am most thankful for and proud of the dedication and perseverance of our people throughout this organization.

I appreciate the advice, support and guidance of our Chairman and the Board of Directors through this transition period, the patience and backing of our customers, our employees, and our communities that are vital to our overall health and prosperity. It is this support and commitment that continues to inspire our management team to build a bigger and stronger company for the future.

/s/ Ray Ferris
Ray Ferris
President and Chief Executive Officer

ANNUAL INFORMATION FORM

Date

This Annual Information Form (“AIF”) of West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us”, “our” or the “Company”) is dated as of February 11, 2020. Except as otherwise indicated, the information contained in it is as of December 31, 2019.

For definitions of various abbreviations and technical terms used in this AIF, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this AIF includes information from third parties we believe that such information (including industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

All financial information in this AIF is presented in Canadian dollars, unless otherwise indicated.

Forward-looking Statements

This AIF, and the Annual Report of which it forms a part, contain historical information, descriptions of current circumstances and statements about potential future developments. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties. Forward-looking statements are included herein under the headings “Fibre Supply” (replantation expectations), “Fibre Supply—Fibre Consumption” (log consumption), “Fibre Supply—Mountain Pine Beetle and B.C. Wildfires” (the timing of AAC reductions and the effect on our AACs), “Fibre Supply—Caribou Recovery Planning” (impact on our access to timber supply), “Fibre Supply—Aboriginal Matters” (the potential effect of aboriginal title or rights), “Human Resources” (status of collective agreement negotiations) and “Capital Structure—Cash dividends”, and are included in our 2019 Management’s Discussion & Analysis incorporated herein under the heading “Risks and Uncertainties”. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including the matters described in these sections and under “Risk Factors”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements which reflect management’s estimates, projections and views only as of the date hereof. The Company undertakes no obligation to publicly revise these statements to reflect subsequent events or changes in circumstances except as required by applicable securities laws.

Business Overview

We are a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States. We hold rights to timber resources that are sufficient to supply a significant amount of the fibre required by our Canadian operations and have long-term agreements for the supply of a portion of the fibre required by our United States operations. We carry on our operations through subsidiaries and joint operations in British Columbia (“B.C.”), Alberta and the southern United States (“U.S.”). Our operations located in western Canada manufacture all of the products described above except SYP lumber. Our sawmills located in the southern U.S. produce SYP lumber, wood chips and other residuals.

Corporate Strategy

We are a diversified producer of wood products with access to extensive timber resources. Our Canadian lumber, plywood, LVL and veneer operations are directly or indirectly the primary source of raw material for our pulp & paper, MDF and energy operations.

Our goal at West Fraser is to generate strong financial results through the business cycle, relying on our committed work force, the quality of our assets and our well established people and operating culture. This culture emphasizes cost control in all aspects of the business and internal and external competitiveness. In our approach to employee relations, we emphasize employee involvement and favour internal promotions whenever possible.

We are committed to operating in a financially conservative and prudent manner. The North American wood products industry is cyclical and periodically faces difficult market conditions and serious challenges. Our earnings are sensitive to changes in world economic conditions, primarily those in North America, Asia and Europe and particularly to the U.S. housing market for both new construction and repair and renovation spending. Most of our revenues are from sales of commodities for which prices are sensitive to variations in supply and demand. Since most of these sales are in U.S. dollars, exchange rate fluctuations of the U.S. dollar against the Canadian dollar is a major source of earnings volatility for us.

Maintaining a strong balance sheet and liquidity profile, along with our investment grade debt rating enables us to execute a balanced capital allocation strategy. Our goal is to continually reinvest in our operations, across all market cycles, to maintain a leading cost position and prudently return capital to shareholders. We believe that maintaining a strong balance sheet also provides the financial flexibility to capitalize on growth opportunities and is a key tool in managing our business over the long term.

Acquisitions and expansions are considered with a view to extending our existing business lines, particularly in lumber operations, and to product and geographic diversification. Our earnings over the business cycle have enabled us to make significant and ongoing capital investments in our facilities with the goal of achieving, maintaining or improving an overall low-cost position.

Corporate Structure

The following chart shows the relationship of West Fraser to the principal direct and indirect subsidiaries and the joint operations in which we participate and, where less than 100%, the percentage of our direct or indirect ownership.

West Fraser Timber Co. Ltd.

West Fraser Mills Ltd.

LUMBER			PANELS	PULP & PAPER

Canada	U.S.		Plywood	Pulp

Quesnel	Joyce[4]	Lake Butler[6]	Edmonton	Hinton

Williams Lake	Huttig[4]	Whitehouse[4]	Quesnel	Quesnel

Smithers	Henderson[5]	Maxville[6]	Williams Lake	Quesnel (50%)[7]

Chetwynd	New Boston[5]	Blackshear[6]		Slave Lake

Fraser Lake	Leola[4]	Fitzgerald[6]	MDF

100 Mile House	Mansfield[4]	Dudley[6]	Blue Ridge	Newsprint

Blue Ridge[1]	Russellville[4]	Augusta[4]	Quesnel	Whitecourt (50%)[8]

Hinton	Maplesville[4]	Newberry[4]

Edson	Opelika[4]	Armour[4]	Veneer & LVL

Sundre[2]	McDavid[4]	Seaboard[4]	Rocky Mountain

High Prairie	Perry[6]		House[2]

Manning[3]			Slave Lake
SPECIALTY LUMBER PRODUCTS
Sundre[2]

1.	Owned through Blue Ridge Lumber Inc., a wholly-owned subsidiary.
2.	Owned through Sundre Forest Products Inc., a wholly-owned subsidiary.
3.	Owned through Manning Forest Products Ltd., a wholly-owned subsidiary.
4.	Owned through West Fraser, Inc., a wholly-owned subsidiary.
5.	Owned through West Fraser Wood Products Inc., a wholly-owned subsidiary.
6.	Owned through West Fraser Southeast, Inc., a wholly-owned subsidiary.
7.	50% interest in Cariboo Pulp & Paper Company.
8.	50% interest in Alberta Newsprint Company owned through West Fraser Newsprint Ltd., a wholly-owned subsidiary.

West Fraser is organized under the Business Corporations Act (British Columbia) and assumed its present form in 1966 by the amalgamation of a group of companies under the laws of B.C. The principal operating subsidiary, West Fraser Mills Ltd., assumed its present form on January 1, 2005 by amalgamation under those laws. West Fraser, Inc., West Fraser Wood Products Inc. and West Fraser Southeast, Inc. are Delaware corporations, while Blue Ridge Lumber Inc., Manning Forest Products Ltd. and Sundre Forest Products Inc. are Alberta corporations. West Fraser Newsprint Ltd. subsists under the laws of Canada. Alberta Newsprint Company (“ANC”) and Cariboo Pulp & Paper Company are unincorporated 50%-owned operations governed, respectively, by the laws of Alberta and B.C.

Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, B.C., Canada, V6B 1C1 and our registered office is located at 1500 – 1055 West Georgia Street, Vancouver, B.C., Canada, V6E 4N7.

History and Development of Business

West Fraser originated in 1955 when three brothers, Pete, Bill and Sam Ketcham, acquired a lumber planing mill located in Quesnel, B.C. (“Quesnel”). From 1955 through 2019 the business expanded through the acquisition of a number of sawmills and related timber harvesting rights and the acquisition or development of lumber, panel and pulp & paper businesses.

Major developments for West Fraser during the last three years include the following:

2017

•  MDF facility in Quesnel damaged by fire in 2016 was repaired and began producing board on April 29.

•  Acquired six sawmills in Florida and Georgia as well as an administrative office in St. Marys, Georgia.

•  Softwood lumber duties were imposed by the U.S. Department of Commerce (“USDOC”).

•  Completed four continuous kilns and two major sawmill upgrades.

2018

•  Rebuild of sawmill in High Prairie, Alberta.

•  Commissioned an entirely new sawmill in Opelika, Alabama on the site of the existing sawmill.

•  Completed five continuous dry kilns across Western Canada.

•  Completed planer mill upgrades at facilities in Fraser Lake, B.C., Smithers, B.C. and Sundre, Alberta.

•  Implemented upgraded refining technology at our Quesnel River Pulp mill and an additional concentrator at our Cariboo Pulp mill.

2019

•  Permanently reduced lumber production capacity due to fibre shortages in B.C. by roughly 600 MMfbm through the closure of the Chasm mill and the elimination of the third shift at the Quesnel, Fraser Lake and 100 Mile House mills.

•  Completed primary breakdown upgrade at McDavid, Florida.

•  Completed log merchandizer at Joyce, Louisiana.

•  Completed new planer in Augusta, Georgia.

Sales Revenue ($ millions)

Year ended December 31	2019	2018	2017	2016	2015
Lumber	3,442	4,456	3,671	3,145	2,764
Panels	605	676	600	529	554
Pulp & Paper	966	1,163	988	887	900
Intracompany fibre sales	(136)	(177)	(125)	(111)	(118)

	4,877	6,118	5,314	4,450	4,100

Markets

The markets for our products are highly competitive and product pricing can be volatile. Our products are sold in markets open to a number of companies with similar products and we compete with global producers. Our competitive position is affected by factors such as cost and availability of raw materials, energy and labour, the ability to maintain high operating rates and low per unit manufacturing costs, and the quality of our final products. Some of our products may also compete with non wood fibre based alternatives or with alternative products in certain market segments. Purchasing decisions by customers are generally based on price, quality, service and availability of supply. However, because commodity products such as ours have few distinguishing properties from producer to producer, competition for these products is based primarily on price. Prices and sales volumes are influenced by general economic conditions and the balance of supply and demand for the product. The following table shows selected average benchmark prices for the past five years for the primary products of the type we produced, although these prices do not necessarily reflect the prices we obtained.

Average Benchmark Prices

(In US$ except plywood)

	2019	2018	2017	2016	2015
SPF #2 & Better 2x4 (per Mfbm)[1]	360	480	401	305	278
SPF #3 Utility 2x4 (per Mfbm)[1]	285	372	323	240	209
SYP #2 West 2x4 (per Mfbm)[2]	384	501	433	409	376
Plywood (per Msf 3/8” basis)[3] Cdn$	459	548	509	432	430
NBSK – U.S. (per tonne)[4]	1,239	1,337	1,105	978	972
NBSK – China (per tonne)[5]	634	878	712	599	644
Newsprint (per tonne)[6]	732	740	584	560	538
US$/CAD$[7]	0.754	0.772	0.771	0.755	0.782

Sources: (refer to our 2019 Management’s Discussion & Analysis for Canadian dollar equivalent prices of the products described herein)

1.	Random Lengths - Net FOB mill.
2.	Random Lengths - Net FOB mill Westside.
3.	Crow’s Market Report – Delivered Toronto.
4.	Resource Information Systems, Inc. - U.S. list price, delivered U.S.
5.	Resource Information Systems, Inc. - China list price, delivered China.
6.	Resource Information Systems, Inc. - Newsprint 27.7lb East, delivered (2015-2017 - U.S. Newsprint 48.8 gram, delivered).
7.	Bank of Canada annual average exchange rate.

Fibre Supply

Our operations are dependent on the consistent supply of substantial quantities of wood fibre in various forms. The primary manufacturing facilities, which produce lumber, plywood and LVL, consume whole logs while the pulp & paper and MDF facilities mostly consume wood by-products in the form of wood chips (including from whole-log chipping operations), shavings and sawdust resulting from the production of lumber, plywood or LVL. Many facilities also consume hog fuel and wood waste in energy systems.

In B.C. and Alberta substantially, all timberlands are publicly owned and the right to harvest timber is acquired through provincially granted licences. Licences grant the holder the right to harvest up to a specified quantity of timber annually and either have a term of 15 to 25 years and are replaceable or have a shorter term but are not replaceable. Government objectives in granting licences include responsible management of timber, soils, wildlife, water and fish resources and the preservation of biodiversity and the protection of cultural values. The objectives also include achieving the fullest possible economic utilization of the forest resources and employment in local communities.

Timber tenures in B.C. and Alberta require the payment of a fee, commonly known as stumpage, for timber harvested pursuant to its terms. Stumpage in Alberta is product/price specific and varies with the sales price of the product into which the logs will be converted. Stumpage in B.C. is substantially based on the results of certain publicly-auctioned timber harvesting rights.

Timber tenures in B.C. and Alberta require the holder to carry out reforestation to ensure re-establishment of the forest after harvesting. Reforestation projects are planned and supervised by our woodlands staff and are subject to approval by relevant government authorities. Our timber harvesting operations are carried out by independent contractors under the supervision of our woodlands staff.

Canadian woodlands operations directly managed by West Fraser are independently audited and certified by the Sustainable Forestry Initiative (“SFI”) for fibre sourcing and sustainable forest management. Sustainable forest management means managing the forest in a way that maintains an ecologically sustainable and socially desired balance of values. It aims to ensure all the values present in the forest today, such as recreation, biodiversity, habitat protection, clean water, and others, will be there for future generations to use and enjoy. Our harvesting practices are designed to harvest timber safely and efficiently while minimizing environmental impacts. Our harvesting practices create openings that are consistent with the effects of natural disturbances common in our forests, like those that fire and insects create. Openings create the best conditions for regeneration for most of the tree species we manage. What we harvest and reforest reflects the profile of the tree species where we operate. On average we plant approximately 60 million native tree seedlings annually and all harvest sites are re-established as forests for the future.

The following table summarizes the timber tenures, as at December 31, 2019, which supply the Canadian mills that we own or in which we have an interest, as well as our AAC for such tenures.

Timber Tenures

(thousand m3)

Location	Tenure[1]	Expiry	AAC
B.C.	Coniferous Long-term	2022 - 2035	5,278
	Coniferous Short-term	2035	200
Alberta	Coniferous Long-term	2019 - 2033	6,380
	Deciduous Long-term	2019 - 2033	1,319

1.	Long-term tenures include TFLs, FMAs, timber quotas and forest licences, which are renewable timber tenures. Short-term tenures include non-replaceable forest licences.

We do not own or manage any timberlands in the U.S.

Fibre Consumption

Annual log requirements for our Canadian sawmills, plywood facilities and LVL plant, all operating at the capacities described herein, would total approximately 14 million m3. Recently, we have been accessing approximately 65% of these requirements from the quota-based tenures described in the above table and the balance is typically acquired from third parties holding short or long-term timber harvesting rights, including independent logging contractors, aboriginal groups, communities and woodlot owners. We do not necessarily consume the maximum permitted volume of logs that may be harvested from our tenures annually but will adjust between tenure and purchase logs depending on circumstances including the availability of purchase logs and our ability to secure approvals to harvest in economically viable stands.

Our U.S. operations, which produce SYP lumber, would consume approximately 14 million tons of logs per year if operating at the capacity described herein. Our U.S. operations have access to approximately 18% of their log requirements under certain long-term supply contracts, and the balance is purchased on the open market. Open market purchases come from timber real estate investment trusts, timberland investment management organizations and private land owners.

Mountain Pine Beetle and B.C. Wildfires

The mountain pine beetle infestation in the B.C. interior reached a peak, in terms of the annual timber mortality rate, more than 15 years ago. Approximately 40 % of B.C.’s crown forest is within the timber harvesting land base (“THLB”), and approximately 29 % of the THLB is pine. When assessing the THLB of B.C.’s interior, approximately 37% is pine. The damage to the mature pine forests within our operating areas is significant.

The Province of B.C. previously increased the AAC on dead pine stands and limited the harvest of non-pine species until the salvage of dead pine stands comes to a conclusion. The AAC has been or will be reduced to reflect lower mature inventories as dead pine stands are harvested or when they are no longer economic to harvest. The Province has reduced the AAC in B.C.’s central interior by approximately 38% in the past five years. We expect this process to continue for another five years as the Province transitions AACs by incrementally reducing mountain pine beetle uplifts. To date, B.C.’s Chief Forester has announced reductions of the AAC in eight of our operating areas in the interior.

Wildfires in B.C. burned over two million hectares of forest land in 2017 and 2018 combined. Our Cariboo region operating areas were significantly impacted. Salvage of fire damaged trees has begun and is expected to continue for one to three years.

As the timing of future AAC reductions and the effect on our AACs will depend on a variety of factors, including the impact of wildfires and the amount of non-pine species available for harvest, the full effect on our operations cannot reasonably be determined at this time.

In Alberta, the Minister and the forest industry continue to implement aggressive programs for mountain pine beetle detection, single tree control and focused harvesting activity. The mountain pine beetle infestation significantly expanded from Jasper National Park into our Hinton forest management area (“FMA”) in 2017 and 2018. The mountain pine beetle has also spread into the Edson FMA and, to a lesser extent the Sundre FMA. We continue to work aggressively to reduce the number of susceptible pine stands and conduct spread control activities across the region in concert with other forest industry participants and the Alberta government.

Caribou Recovery Planning

Draft woodland caribou recovery plans were released by the Alberta government in December 2017. We have been working with the Province to develop strategies that support caribou recovery while maintaining our access to the forest resource. The AAC impact from these plans will depend on the final location of potential conservation areas and the forest harvest regimes that are implemented. We anticipate this work will continue in 2020.

B.C. and Canada have initialled a conservation agreement for all Southern Mountain Caribou ranges in the Province. The current focus is on the Central Group, which is comprised of three herds in the South Peace area. The conservation agreement includes a partnership agreement with indigenous communities. Initial indications from the draft partnership agreement for the Central Group are a potential for new protected areas and increased conservation. This may have some impact on our access to timber supply, but we are unable to predict or quantify the impact at this stage in the conservation agreement process.

Forestry Certification

We obtain external certification from a number of accredited standard-setting certification bodies which offer independent verification of the measures that we take to mitigate the effects of our activities on the environment.

All of the Canadian woodlands operations directly managed by us are independently certified by the SFI, an internationally recognized sustainable forest management certification program.

We also subscribe to the chain of custody certification Programme for Endorsement of Forest Certification (“PEFC”) standard for our Canadian produced forest products. PEFC chain of custody assures customers that the fibre in the supply chain comes from sources that comply with applicable laws, regulations and sustainable resource standards. The standard also demonstrates avoidance of sourcing fibre from controversial sources.

PEFC is a global organization that provides a mutual recognition framework for national certification systems. PEFC recognizes more than 25 national certification systems, including SFI, and assures customers that differing systems provide a consistent level of sustainable forest management.

Our pulp operations and MDF mills are registered to the Forest Stewardship Council’s (“FSC”) Standard for Chain of Custody Certification and the Standard for Company Evaluation of FSC Controlled Wood. This standard independently verifies that these operations do not source fibre from wood harvested (i) illegally, (ii) in violation of traditional and civil rights, (iii) in forests where high conservation values are threatened by management activities, (iv) in forests being converted to plantations or non-forest use, (v) from forests in which genetically modified trees are planted, or (vi) in violation of any of the International Labour Organization (“ILO”) Core Conventions, as defined in the ILO Declaration on Fundamental Principles and Rights at Work, 1988.

We do not own or manage any forestlands in the United States. However, our U.S. sawmills procure wood from a variety of sources normally within an approximate 70-mile radius of each mill. All our U.S. mills are certified under the SFI Fiber Sourcing Standard.

For more information concerning our sustainable and environmentally sound forest practices see below under the heading “Environment and Social” and our Responsibility Report at www.westfraser.com.

Residual Fibre Supply

In Canada substantially all our requirements for wood chips, shavings and sawdust and hog fuel are supplied from our own operations, either directly or indirectly through trades. This reduces our exposure to risks associated with price fluctuations and supply shortages of these products.

Our B.C. sawmills and plywood plants produce substantially all of the fibre requirements of our B.C. pulp operations and MDF plant. The Alberta MDF plant obtains its fibre from the adjacent Blue Ridge sawmill and other sawmills in the area. The Hinton pulp mill obtains its fibre from the adjacent Hinton sawmill and other sawmills in the area owned by us. At times we produce whole log chips to supplement the supply of residual chips from our various sawmills. The fibre requirements of our 50%-owned newsprint mill are obtained from local sawmills, including our sawmill in Blue Ridge and the Slave Lake veneer operation, through chip purchase agreements and log for chip trades using logs harvested from the newsprint mill’s tenures. The Slave Lake deciduous FMA provides most of the fibre requirements of the Slave Lake pulp mill, with the balance being obtained from logs purchased from local suppliers.

The majority of the wood chips produced by our U.S. operations are sold to pulp mills at market prices pursuant to long-term contracts.

Aboriginal Matters

We are committed to working with Indigenous Peoples (including First Nations, Métis and others) with mutual respect and understanding of each other’s interests, values, and goals. Our voluntary forest certification standards include respect for Indigenous Peoples’ property, tenure and use rights. This is specifically addressed in the SFI 2015-2019 Standards and Rules, which recognizes the principles outlined in the United Nations Declaration for the Rights of Indigenous Peoples. As a program participant, West Fraser communicates and collaborates with local Indigenous Peoples and communities in order to better understand their traditional practices with respect to forest management.

Notwithstanding these efforts, our continued access to the forest resource in Canada could be adversely affected by aboriginal rights and title claims, treaties with aboriginal groups, non-treaty agreements governments may choose to enter into with Aboriginal groups, other legislation governments may to pass related to Aboriginal groups and other commitments made to Aboriginal groups by governments. These, and related duties of government to consult and accommodate Aboriginal groups, could affect the issuance, validity, renewal and exercise and terms and conditions of Crown timber rights and authorizations to harvest, or the timeliness of obtaining such rights.

The Canadian federal government and the provincial governments in Alberta and B.C. have made commitments to renew their relationships with aboriginal groups, and in some case have expressed their support for the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) and their intent to adopt and implement it.

This includes the passage of the Declarations on the Rights of Indigenous Peoples Act in British Columbia in November 2019.

If Aboriginal title is proven over any of the lands where we have interests or rights, it could result in aboriginal ownership of the resources on title lands. However, to date there has been only one court case finding aboriginal title in B.C. where aboriginal title was found to be held by the Tsilhqot’in Nation in respect of an area that is less than 0.2% of B.C., and in areas where we do not hold cutting permits. It is uncertain at present what rights (including rights to compensation), if any, third party tenure holders may have in relation to tenures on lands found to be subject to Aboriginal title.

As the jurisprudence and government policies respecting aboriginal title and rights and the consultation process continue to evolve, we cannot at this time predict whether aboriginal claims will have a material adverse effect on our timber harvesting rights or on our ability to exercise, renew or transfer them, or secure other timber harvesting rights. West Fraser is and will continue to be proactive in its efforts to engage and work with Indigenous Peoples to seek positive and beneficial working relationships and maintain access to the timber harvesting land base.

Human Resources

As at December 31, 2019, we employed approximately 8,200 individuals, including our proportionate share of those in 50%-owned operations. Of these, approximately 5,630 are employed in our lumber segment, 1,300 in our panels segment, 860 in our pulp & paper segment and 410 in our corporate segment. Approximately 34% of our employees are covered by collective agreements. There are no expired collective agreements remaining as at December 31, 2019.

The safety of our employees is a core value and business priority and our safety goal is to eliminate serious incidents and injuries. We have achieved a 10% reduction in our medical incident rate since 2016. We provide ongoing safety training for our employees to minimize potential risks inherent in forestry-related manufacturing industries. Our Health and Safety Policy and objectives and a description of external safety certifications obtained by us are described in our Responsibility Report available on our website at www.westfraser.com.

Capital Expenditures and Acquisitions

We regularly invest in upgrading and expanding our facilities and operations. However, during periods when earnings are weak, we may reduce capital and other expenditures in order to preserve liquidity. The following table shows the capital expenditures and acquisitions during the past five years.

Capital Expenditures and Acquisitions

($ millions)

Year ended December 31	2019	2018	2017	2016	2015
Lumber	339	284	247	195	172
Panels	23	16	22	25	5
Pulp & Paper	39	60	58	42	32
Corporate & Other	9	10	9	11	11

	410	370	336	273	220
Acquisitions	—	—	526	—	76

	410	370	862	273	296

Energy

Currently, 75% of West Fraser’s energy requirements are met from renewable sources. West Fraser’s energy objectives are to further increase energy efficiency throughout our operations by investing capital and to continue to research and develop alternate ways to generate or procure renewable energy.

Almost all of the Company’s manufacturing facilities generate some form of renewable energy. Carbon-neutral biomass makes up 69% of our energy consumption. This bioenergy generation represents the energy equivalent offset of 7.6 million barrels of oil. Since 2005, energy initiatives have resulted in a 29% decrease in the intensity of purchased energy across our solid wood operations. The electrical intensity of our BCTMP mills has also been reduced by 28% per ADMT (air-dried metric tonne).

Our pulp, paper and MDF operations use substantially more energy than our lumber and plywood operations. We have completed several projects to reduce our purchased energy dependence by utilizing sawmill residuals, waste biomass and pulp mill effluent streams to produce heat and steam to dry our wood products as well as generate electricity. Such projects include those at our Hinton and Cariboo pulp mills, which have generating facilities which produce electricity to satisfy most of their energy requirements and in some cases sell excess electricity to the provincial utility. In addition, our Slave Lake pulp mill produces electricity for its own use from bio-gas reclaimed from effluent treatment.

Co-generation projects at our Fraser Lake, B.C., Chetwynd, B.C. and Manning, Alberta sawmills produce electricity from residuals and waste biomass. Most of this electricity is sold under long-term contracts.

In B.C., electricity is purchased from the provincial utility at regulated prices based largely on generation costs. In Alberta, electricity is purchased at market prices through the Alberta power pool. In the U.S., the majority of electricity is purchased from large utility producers at established regulated market rates and a small number of facilities purchase electricity distributed through local electric cooperatives with a cost plus distribution fee structure.

In Alberta, we operate a natural gas-fired power plant at our 50%-owned newsprint mill which provides a partial hedge against high prices of electricity and transmission costs.

Our exposure to energy costs includes the cost to purchase electricity, natural gas, gasoline, diesel fuels, carbon taxes and fuel surcharges on purchased transportation.

Environment and Social

Regulatory Requirements

Our manufacturing operations are subject to environmental protection laws and regulations. We have developed and apply internal programs and policies to help ensure that our operations are in compliance with applicable laws and standards and to address any instances of non-compliance. We have incurred, and will continue to incur, capital expenditures and operating costs to comply with environmental laws and regulations, which are not expected to have material financial or operational effects on us or our competitive position. We are required to carry out remediation activities, including site decommissioning, under applicable environmental protection laws and regulations. In addition, we are required to carry out reforestation activities under our various timber licences. We maintain accruals in our financial statements for certain environmental, reforestation and decommissioning obligations.

Responsible Management of Energy, Woodlands, and Water

West Fraser is committed to utilizing energy, woodlands and water resources responsibly and takes meaningful, ongoing steps to reduce our impact on the environment. Within the carbon cycle and for climate change adaption and mitigation, wood products have three beneficial roles: (i) as a store of carbon, (ii) as an alternative to fossil fuel-based materials, and (iii) for generating carbon-neutral energy. Wood is 50% carbon and an ecological, renewable alternative to products like concrete, steel, plastics, and petroleum-based chemicals. Converting more of the built environment to wood has been identified as a solution for reducing global Greenhouse Gas (“GHG”) emissions. West Fraser’s 2019 production stored 2.6 million metric tons of carbon in our products.

From a manufacturing perspective, we address GHG emissions by improving our energy efficiency and generating electricity at our operations from manufacturing by-products such as wood waste and pulp mill effluent. We are committed to consciously managing our energy use, reducing our consumption and developing sustainable energy solutions. Enterprise-wide, we’ve reduced GHG emissions intensity in our solid wood manufacturing facilities by 9.6% since 2005. We achieved this decrease during a period of significant production growth due to several mill acquisitions (lumber production grew 57%, from 4,212 MMfbm in 2005 to 6,609 MMfbm in 2018).

In May 2016, West Fraser committed to the Canadian forest products industry’s pledge to remove 30 megatonnes (MT) of CO2 per year by 2030—more than 13% of the Canadian government’s emissions target. We continue to invest in bioenergy systems that more effectively capture the heat and steam generated during the production of wood products and other future relevant technology as it continues to improve. Additional information on our energy initiatives is included herein under the heading “Energy” and in our Responsibility Report available on our website at www.westfraser.com.

Our manufacturing plants have systems in place to treat and filter water and air discharges from our facilities. We have reduced the waste and materials that may previously have been sent to landfills through innovations to our production process to use more of the wood residuals, recovering them for value-added products and energy generation. We use more than 95% of each log, turning it into wood products: panels, pulp, paper, to create new bioproducts and other valuable products or it used in a bioenergy system. Virtually every part of a log will find a use within our operations: (i) sawdust and shavings are used in our MDF plants or are transformed into fuel and energy to run mill operations; (ii) wood chips and the wood cores from our plywood and veneer operations are used in pulping operations; and (iii) heat, steam, gases and biomass liquids (such as black liquor) that develop during our manufacturing processes are captured to provide energy to our mills or used to create other value added bioproducts such as Amallin™ lignin and biocomposites (such as Propel™).

We treat water as an important and protected resource throughout our operations. We specifically address, manage and monitor stream and watercourse protection as part of our sustainable forest management activities. Our pulp operations use and treat large volumes of water and we have invested considerably in improvements to water systems. At West Fraser, 94% of the water we use in our pulp operations is treated and returned to the environment.

Most of Canada’s forest land (93%) is publicly owned and the right to harvest timber is only allowed through government granted licences. West Fraser follows strict forest management requirements to be able to maintain and renew government-granted harvesting rights in Canada. We engage in sustainable forest management and our harvesting practices are designed to harvest timber safely and efficiently while minimizing environmental impacts. We replant the trees we harvest and, since 1955, West Fraser has planted more than 1.8 billion trees to ensure the forests where we operate are constantly renewed. We are proud of our excellent reforestation record, and we continue to explore new ways to improve our reforestation and silviculture practices. Our goal is to move beyond mere regulatory compliance to focus on conducting our business in an environmentally, socially and economically responsible manner.

Community and Stakeholder Engagement

Stakeholder engagement and consultation is a crucial part of our success as a business. Stakeholder engagement and consultation is embedded in our forest management planning process through our sustainable forest management and fibre sourcing certifications. Identification and consultation with stakeholders is also required by Canadian law to meet the standards and provincial regulations governing the permitting and approval of harvesting and forest management planning on public lands.

Our mills and forest operations often work in partnership with Indigenous Peoples in the regions where we operate. We seek to build respectful, long-term, mutually beneficial working relationships with the Indigenous communities located near the areas in which we operate. In Canada within our forest planning, engagement and consultation processes as well as separate outreach, we work with more than 100 Indigenous communities and organizations in the regions where we harvest timber and manage public forest land under government licences.

Oversight and Further Information

Our Board, particularly the Environmental, Health & Safety Committee, together with our executive and our senior leadership teams, set the policy and practice of our environmental, social and governance activities within our business and are responsible for monitoring our safety and environmental performance, including identifying and managing environmental risks.

We have adopted and implemented social and environmental policies and practices that are essential to our operations. Our social, environmental and safety practices are governed by the principles set out in our Code of Conduct, our Environmental Policy and our Health and Safety Policy.

Our Code of Conduct emphasizes our overall commitment to sustainability and sets out specific requirements in areas related to: (i) legal and ethical business conduct; (ii) promotion of safe and healthy work practices; (iii) commitment to operating in an environmentally sustainable manner; (iv) the commitment to human rights and a harassment, discrimination and violence-free workplace; and (v) maintaining a confidential feedback mechanism and conducting regular audits to ensure adherence to the Code.

Our Environmental Policy sets out our commitment to do business in an environmentally, socially, and economically responsible manner. This commitment includes: (i) responsible stewardship of the environment; (ii) sustainable forest management; and (iii) protection of the health and safety of our employees, customers, and the public. Our operating philosophy involves continually improving our forest practices and manufacturing procedures, optimizing the use of resources, and minimizing or eliminating the impact of our operations on the environment.

Environmental excellence is an integral aspect of our long-term business success. We are committed to: (i) complying with all applicable environmental laws and regulations and striving to maintain biodiversity and to protect wildlife habitat and ecosystems; (ii) developing and implementing best practices to continuously improve our environmental performance; (iii) preventing pollution and continuing to improve our environmental performance by setting and reviewing environmental objectives and targets; (iv) conserving, reducing, reusing and recycling wherever practicable the resources and materials that we use and ensuring that all waste is safely and responsibly handled and disposed of; (v) employing and encouraging the development and use of environmentally friendly practices and technology; (vi) conducting periodic environmental audits; (vii) providing training for employees and contractors to ensure environmentally responsible work practices; (viii) communicating our sustainable forest management and environmental performance openly and transparently to our Board of Directors, employees, customers, shareholders, local communities and other stakeholders.

In addition, we have also adopted a Health and Safety Policy. Safety is a core value and a business priority and we are committed to maintaining a safe workplace and strive to be an industry leader by managing an effective safety program, complying with all laws and regulations, and continuously improving our performance. Within our safety program, we have identified key responsibilities for executive management, operating site management, employees and contractors, as detailed in our safety policy. The Health and Safety Policy requires management to develop and maintain company-wide and site-specific occupational health and safety programs, that include core guidelines and systems to measure ongoing effectiveness. Our employees are also responsible for following established safe work procedures as outlined in their job duties and company safety guidelines, including reporting unsafe conditions, acts, and practices.

We measure and report our performance on an ongoing and comprehensive basis. We implemented internal monthly, quarterly and annual reporting that tracks performance indicators, including compliance with permits, environmental monitoring, health and safety performance, materials inputs and outputs, community concerns expressed and actions taken in response, and reclamation and remediation activities.

We are committed to providing comprehensive and transparent information regarding our environmental, social and governance (ESG) matters, and additional information including our Responsibility Report prepared in alignment with the Global Reporting Initiative (GRI), a global standard for reporting on a range of economic, environmental and social impacts, is available in the “Responsibility” section of our website (at www.westfraser.com).

Research and Development

We support industry research and development organizations and conduct research and development at several plants to improve processes, maximize resource utilization and develop new products and environmental applications. In addition, in the previous five years we have focused on projects in bioenergy generation and bioproducts, including cellulose biocomposites and alternative uses for lignin recovered during the pulping process.

Lumber

Sales

Lumber produced at our Canadian sawmills and sold to North American customers is marketed and sold from our sales office in Quesnel, B.C. while sales to offshore markets are made from our export sales office in Vancouver, B.C. Offshore sales activities are complemented by a customer service office in Japan. Lumber produced at our U.S. sawmills is marketed by our sales group in Memphis, Tennessee and St. Marys, Georgia. From time to time, we purchase lumber for resale in order to meet requirements of customers.

In 2019, sales of lumber were made to customers in the U.S. and Canada and to customers offshore, predominantly in China and Japan. Most lumber shipments to North American customers by our Canadian operations were made by rail and the balance by truck. Most lumber shipments to North American customers by our U.S. operations were delivered by truck and the balance by rail. Offshore shipments from both Canada and the U.S. were made through various public terminals in bulk or container vessels.

Shipments and sales of our lumber products can be impacted by seasonal influences. Shipments from our Western Canadian mills can be affected by winter weather that affects rail and other transportation services. In the summer months, during fire season, logging, manufacturing and transportation can all be affected by wildfire activity or by evacuation alerts or orders in regions where we operate. Home construction activity which significantly influences the demand for our products has historically been higher in the first half of the year and experiences a seasonal slow down in the third quarter. A significant portion of our SYP products are used in treated wood applications and demand for these products is often highest in anticipation of spring and summer construction activity.

Softwood Lumber Dispute

The Canada - U.S. Softwood Lumber Agreement (“SLA”) expired in October 2015 and on the expiry of that agreement a one year moratorium on trade sanctions by the U.S. came into place. The Government of Canada and the U.S. Trade Representative have been unable to reach agreement on a new managed trade agreement.

In November of 2016 a coalition of U.S. lumber producers petitioned the USDOC and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian producers and levy countervailing and antidumping duties against Canadian imports. The USDOC made its preliminary determination regarding countervailing duties in April 2017, and in June 2017 for antidumping duties. In December of 2017 countervailing and antidumping rates for West Fraser were revised to 17.99% and 5.57% respectively. On February 3, 2020, the USDOC released the preliminary results from the first Administrative Review for the Period of Investigation from April 28, 2017 to December 31, 2018. The details are described more fully in Note 27 to the annual consolidated financial statements and under “Softwood Lumber Dispute” in the Lumber section of Management’s Discussion & Analysis for the year end December 31, 2019. Assuming these rates are finalized our combined cash deposit rate would be revised to 9.08%. The duty rates are subject to an appeal process and are not expected to be finalized until August of 2020 at which time any required adjustment will be recorded.

A substantial portion of our products that are manufactured in Canada are exported for sale. Our financial results are dependent on continued access to the export markets and tariffs and other trade barriers that restrict or prevent access represent a continuing risk to us. The SLA had provided our Canadian lumber operations with continued access to the U.S. market and the imposition of future trade barriers could impair that access.

Operations

We operate 33 sawmills and a wood treating facility at the Sundre, Alberta sawmill. Our Canadian sawmills, of which six are in B.C. and another six are in Alberta, produce spruce, pine, fir lumber of various grades and dimensions. Our 21 U.S. sawmills produce southern yellow pine lumber of various grades and dimensions.

Capacity and Production

(both MMfbm)

	2019	2018	2017	2016	2015
Capacity (year-end)
B.C.	1,835	2,170	2,460	2,465	2,400
Alberta	1,700	1,700	1,690	1,635	1,600
U.S. South	3,200	3,200	3,050	2,400	2,300

	6,735	7,070	7,200	6,500	6,300

Production
B.C.	1,682	2,236	2,257	2,303	2,225
Alberta	1,529	1,556	1,552	1,493	1,374
U.S. South	2,703	2,817	2,424	2,139	2,008

	5,914	6,609	6,233	5,935	5,607

Lumber production capacity is generally based on our sawmills running on a five-day, two-shift basis with certain exceptions where logs may be available to run a third shift. The capacity figures stated above for 2018 and 2019 give effect to the permanent production curtailments at a number of our B.C. sawmills in 2018 and 2019.

Panels

Sales

Plywood, LVL and MDF are marketed from our sales office in Quesnel, B.C. to retail outlets, wholesale distributors, remanufacturers and treating businesses. MDF is marketed under the names “Ranger”™, “WestPine”™, and “Eco-Gold”™ both from our sales office and through distributors.

In 2019 most of our sales of plywood were made to customers in Canada and sales of MDF and LVL were to customers in the U.S. and Canada. Shipments were by rail or truck. Plywood sales follow a seasonal pattern of demand with the strongest demand being centred in September and October.

Operations

Our panel operations include three plywood mills that primarily produce standard softwood sheathing plywood, two MDF mills, each with the flexibility to manufacture varying thicknesses and sizes, an LVL mill, and a veneer mill that produces veneer for use in our Edmonton plywood mill. A fire at our MDF plant in Quesnel on March 9, 2016 resulted in the closure of the plant while repairs and reconstruction took place. The rebuilt plant began producing board on April 29, 2017 and returned to normal production levels by the end of 2017. This reduced 2016 and 2017 MDF production compared to prior years. In 2018, we reduced the operating schedule at our LVL mill to more closely match market conditions which resulted in reduced capacity.

Capacity and Production

	2019	2018	2017	2016	2015
Plywood (MMsf 3/8” basis)
Capacity (year-end)	860	860	860	850	830
Production	818	833	838	826	797
MDF (MMsf 3/4” basis)
Capacity (year-end)	250	250	250	250	250
Production	221	224	191	160	220
LVL (Mcf)
Capacity (year-end)	2,600	2,600	3,200	3,200	3,200
Production	2,034	2,251	2,676	2,215	1,627

Pulp

Sales

Pulp is marketed out of our pulp sales office in Vancouver, B.C. In 2019, sales of both NBSK and BCTMP were to customers in North America, Asia (predominantly China) and to other offshore customers. Shipments within North America were primarily by rail and those to offshore customers were by rail and truck to Vancouver, B.C. and then by bulk or container vessels.

Operations

BCTMP is produced at our Slave Lake pulp mill, primarily from hardwood aspen, and is also produced at our Quesnel River pulp mill, primarily from softwood species. These pulps are used by paper manufacturers to produce paperboard products, printing and writing papers and a variety of other paper grades. NBSK is produced at our Hinton and Cariboo pulp mills and is used by paper manufacturers to produce a variety of paper products, including tissues and printing and writing papers.

Capacity and Production

(Mtonnes)

	2019	2018	2017	2016	2015
BCTMP
Capacity (year-end)	690	690	690	680	650
Production	677	652	674	665	645
NBSK
Capacity (year-end)	570	570	570	570	570
Production[1]	460	499	498	527	497

1.	Reflects West Fraser’s 50% ownership of the Cariboo pulp mill.

Newsprint

Sales

Newsprint is sold to various publishers and printers in North America and delivered by rail and truck.

Operations

Our 50%-owned newsprint mill at Whitecourt, Alberta produces standard newsprint in basis weights: 34, 36, 40, 43 and 45 grams per square metre.

Capacity and Production1 (Mtonnes)

	2019	2018	2017	2016	2015
Capacity (year-end)	135	135	135	135	135
Production	112	109	122	128	133

1.	Reflects West Fraser’s 50% ownership.

Risk Factors

A detailed discussion of risk factors is included under the heading “Risks and Uncertainties” in Management’s Discussion & Analysis for the year ended December 31, 2019, which is incorporated herein by reference. Our Management’s Discussion & Analysis is available on SEDAR at www.sedar.com.

Capital Structure

Share Capital

Our authorized share capital consists of 430,000,000 shares divided into:

(a)	400,000,000 Common shares,

(b)	20,000,000 Class B Common shares, and

(c)	10,000,000 Preferred shares, issuable in series.

The Common shares and Class B Common shares are equal in all respects, including the right to dividends, rights upon dissolution or winding up and the right to vote, except that each Class B Common share may at any time be exchanged for one Common share. The Common shares are listed and traded on the Toronto Stock Exchange under the symbol WFT while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

As at December 31, 2019, the issued share capital consisted of 66,381,289 Common shares and 2,281,478 Class B Common shares for a total of 68,662,767 shares (as at December 31, 2018 - 69,818,838 shares).

Credit Ratings

As shown in the table below, West Fraser is rated by three rating agencies. West Fraser pays annual fees to maintain its debt and corporate ratings. The ratings are assigned both on a corporate level and specifically to our US$300 million notes maturing October 2024. The ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by each rating agency.

Agency	Rating	Outlook
DBRS[1]	BBB(low)	Positive
Moody’s2	Baa3	Stable
Standard & Poor’s3	BBB-	Stable

1.

DBRS credit ratings for long-term obligations range from AAA to D. A rating of BBB is described by DBRS as “adequate credit quality. The capacity for the payment of financial obligations is considered acceptable. May be vulnerable to future events”. Additional information on the rating is available on DBRS’s website.

2.

Moody’s credit ratings for long-term obligations range from Aaa to C. Moody’s describes obligations rated Baa as “subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics”. Additional information on the rating is available on Moody’s website.

3.

S&P credit ratings for long-term obligations range from AAA to D. A rating of BBB- is described by S&P as “considered lowest investment grade by market participants”. Additional information on the rating is available on S&P’s website.

Market Prices

The following table sets forth adjusted market prices and trading volumes of our Common shares on the Toronto Stock Exchange for each month of 2019 and 2018.

	2019				2018
	High	Low	Close	Volume	Close	Volume
	($)	($)	($)	(000’s)	($)	(000’s)
January	78.59	65.79	78.27	8,344	86.06	5,048
February	80.13	63.54	64.77	7,975	89.38	5,966
March	71.85	62.30	65.00	8,344	85.61	7,030
April	69.09	63.28	68.97	8,432	86.97	5,334
May	70.46	52.01	52.69	8,828	94.23	9,196
June	66.43	52.14	59.70	8,242	90.49	10,283
July	61.80	51.17	51.59	7,724	80.80	12,100
August	52.42	43.93	46.90	7,213	86.57	11,056
September	56.17	44.93	53.00	7,116	73.51	10,576
October	62.02	49.22	60.90	8,176	66.14	20,129
November	62.21	56.91	57.77	6,495	69.35	10,141
December	59.34	53.60	57.28	6,947	67.44	8,130

Total				93,836		114,989

Source: http://tradingdata.tsx.com

Cash dividends

The declaration and payment of cash dividends is within the discretion of our Board of Directors. Historically, cash dividends have been declared on a quarterly basis payable after the end of each quarter. On an annual basis, dividends of $0.80 per share were declared in 2019, $0.70 per share were declared in 2018, $0.36 per share were declared in 2017 and $0.28 per share were declared in 2016 and 2015. There can be no assurance that dividends will continue to be declared and paid by us in the future, as the discretion of the Board of Directors will be exercised from time to time taking into account our current circumstances.

Transfer Agent

Our transfer agent and registrar is AST Trust Company (Canada), with registers of transfers in Vancouver, B.C. and Toronto, Ontario.

Experts

Our auditors are PricewaterhouseCoopers LLP (“PwC”), who prepared the Auditor’s Report included with our annual consolidated financial statements for the year ended December 31, 2019. PwC has confirmed that it is independent with respect to us, within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of B.C., as of February 11, 2020.

Directors and Officers

Directors

The names and municipalities of residence of the directors of the Company, their principal occupations during the past five years and the periods during which they have been directors of the Company are as follows:

Name and Municipality of Residence	Principal Occupation	Director Since

Henry H. Ketcham Vancouver, B.C.	Chairman of the Board	September 16, 1985

Reid E. Carter1 & 4 West Vancouver, B.C.	Corporate Director	April 19, 2016

Raymond W. Ferris Vancouver, B.C.	Chief Executive Officer	July 1, 2019

John N. Floren2, 3 & 4 Eastham, Massachusetts	President and Chief Executive Officer, Methanex Corporation	April 19, 2016

Brian G. Kenning2 & 4 Vancouver, B.C.	Corporate Director	April 19, 2017

John K. Ketcham3 & 4 Santa Monica, California	Real Estate Developer	April 28, 2015

Gerald J. Miller1,3 & 4 Kelowna, B.C.	Corporate Director	April 19, 2012

Robert L. Phillips2, 4 & 5 Anmore, B.C.	Corporate Director	April 28, 2005

Janice G. Rennie1, 2 & 4 Edmonton, Alberta	Corporate Director	April 28, 2004

Name and Municipality of Residence	Principal Occupation	Director Since
Gillian D. Winckler1, 3 & 4 Vancouver, B.C.	Corporate Director	April 19, 2017

1.	Member of the Audit Committee.
2.	Member of the Human Resources & Compensation Committee.
3.	Member of the Health, Safety & Environment Committee.
4.	Member of the Governance & Nominating Committee.
5.	Lead Director.

Each director has held the same or a similar principal occupation with the organization indicated or a predecessor thereof for the last five years except for Henry Ketcham who before April 19, 2016 was our Executive Chairman; Reid Carter who before December 31, 2018 was President, Brookfield Timberlands Management LP; Raymond Ferris who before July 1, 2019 was our President and Chief Operating Officer, before February 15, 2016 was our Vice-President, Wood Products and Gillian Winckler who before June 2015 was CEO and President, as well as CFO for a brief period of Coalspur Limited. The term of office of each director will expire at the conclusion of the Company’s next annual general meeting.

Officers

Name and Municipality of Residence	Office Held

Raymond W. Ferris Vancouver, B.C.	President and Chief Executive Officer

Brian A. Balkwill Quesnel, B.C.	Vice-President, Canadian Wood Products

Keith D. Carter Quesnel, B.C.	Vice-President, Pulp and Energy Operations

Larry E. Gardner Quesnel, B.C.	Vice-President, Canadian Woodlands

James W. Gorman Victoria, B.C.	Vice-President, Corporate and Government Relations

Christopher D. McIver North Vancouver, B.C.	Vice-President, Sales and Marketing

D’Arcy R. Henderson Quesnel, B.C.	Vice-President, Canadian Woodlands Operations

Sean P. McLaren Collierville, Tennessee	Vice-President, U.S. Lumber

Tom V. Theodorakis Vancouver, B.C.	Secretary Partner, McMillan LLP (lawyers)

Christopher A. Virostek North Vancouver, B.C.	Vice-President, Finance and Chief Financial Officer

Name and Municipality of Residence	Office Held

Charles H. Watkins Memphis, Tennessee	Vice-President, Capital and Technology

Each officer has held the same or a similar office with the organization indicated or a predecessor thereof for the last five years except for Raymond Ferris (see disclosure under “Directors”); Brian Balkwill, who before July 1, 2018 was our Vice-President, Canadian Lumber, before February 15, 2016 was our General Manager, Canadian Lumber and before December 1, 2014 was our General Manager, Engineered Wood; Keith Carter, who before February 15, 2016 was our General Manager, Pulp Operations, before September 1, 2014 was our Operations Manager, Mechanical Pulp and before February 1, 2014 was our General Manager, Quesnel River Pulp; Larry Gardner, who before February 16, 2016 was our General Manager, Canadian Woodlands and before December 1, 2014 was our Chief Forester, B.C.; D’Arcy Henderson, who before December 10, 2019 was our General Manager, Canadian Woodlands and before September 23, 2019 was our Cariboo Regional Manager; James Gorman, who before May 19, 2015 was President and Chief Executive Officer of the Council of Forest Industries; Christopher McIver, who before February 16, 2016 was our Vice-President, Lumber Sales and Corporate Development; Sean McLaren, who before February 15, 2016 was our Vice-President, U.S. Lumber Operations; Christopher Virostek, who before April 1, 2017 was the Senior Vice-President of Strategy and Corporate Development of Masonite International Corporation; and Charles Watkins, who before February 11, 2020 was Vice-President, U.S. Lumber Manufacturing, before February 15, 2016 was our General Manager, U.S. Lumber Manufacturing and before August 18, 2015 was our Regional Manager, U.S. Lumber.

Shareholdings of Directors and Officers

The directors and officers of the Company as a group, beneficially owned or controlled or directed, directly or indirectly, the following shares of the Company:

	December 31, 2019	December 31, 2018
Common shares	1,393,492	1,414,601
% of total Common shares	2%	2%
Class B Common shares	78,728	78,728
% of total Class B Common shares	3%	3%
% of all shares outstanding	2%	2%

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Christopher Virostek, our Vice-President, Finance and Chief Financial Officer, was a director of Masonite (Africa) Limited (“MAL”), a majority owned subsidiary of Masonite International Corporation (“Masonite”), when MAL commenced voluntary business rescue proceedings in South Africa in December 2015. Mr. Virostek served as a director of MAL in connection with his duties as an employee of Masonite. The business rescue plan of MAL was substantially implemented as provided under its terms and the business rescue proceedings ended in August 2016, at which time Mr. Virostek resigned as a director.

Legal Proceedings and Regulatory Actions

Other than as disclosed below, there are no legal or regulatory proceedings to which we are or were a party, or to which any of our property is or was the subject of, during our financial year ended December 31, 2019, which involve claims that exceed 10% of our current assets. In addition, there are no penalties or sanctions imposed against us by a court relating to Canadian securities legislation or by a securities regulatory authority during our financial year ended December 31, 2019 or any other penalties or sanctions imposed by a court or regulatory body against us which would likely be considered important to a reasonable investor in making an investment decision, and we have not entered into any settlement agreements with a court relating to Canadian securities legislation or by a securities regulatory authority during our financial year ended December 31, 2019. See section “Discussion & Analysis of Annual Results by Product Segment - Lumber - Softwood Lumber Dispute” in our 2019 annual Management’s Discussion & Analysis for a description of developments related to the softwood lumber dispute.

Our 50%-owned newsprint mill in Whitecourt, Alberta has made a claim against the Government of Alberta for compensation under its crown timber tenures related to the woodland caribou recovery plans and associated restrictions on harvesting in certain areas, limitations on volumes that may be harvested and loss of access to harvestable timber that have been imposed or resulted under such plans.

Governance

Corporate governance is guided by our Corporate Governance Policy, a copy of which may be viewed on our web site: www.westfraser.com. The Board of Directors has established a Governance & Nominating Committee comprised of all non-management directors. The committee provides support for the stewardship and governance role of the Board in reviewing and making recommendations on the composition of the Board, the functioning of the Board and its committees, succession planning and all other corporate governance matters and practices. On the occasion of each regularly-scheduled meeting of the Board in 2019, the committee met without management representatives present and reviewed these and other issues.

The Corporate Governance Policy includes a Code of Conduct which sets out our policies and requirements relating to, among other categories, legal compliance, safety, environmental stewardship, human rights, anti-corruption and whistleblowing. Additional information is available on our website www.westfraser.com under Corporate Governance.

Audit Committee

The Audit Committee of our Board of Directors assists the Board in fulfilling its responsibility to oversee our financial reporting and audit process. The full text of the Audit Committee’s Charter is attached as Schedule 1.

Members

The following identifies each current member of the Audit Committee, and the education and experience of each member that is relevant to the performance of the member’s responsibilities as an Audit Committee member. All members of the Audit Committee are considered “independent” and “financially literate” within the meaning of NI 52-110.

Reid E. Carter

Mr. Carter holds a combined undergraduate degree in Forestry and Biology and a master’s degree in Forest Soils. He was president of a large timberlands investment firm and has been involved with that firm and related firms in various senior roles for the last 14 years. Prior to that he served as National Bank Financial’s Paper and Forest Products Analyst.

Gerald J. Miller

Mr. Miller, who holds a Bachelor of Commerce, is a Chartered Professional Accountant, Chartered Accountant. He spent 25 years in various roles at West Fraser until his retirement in 2011. While at West Fraser he served in a number of executive positions including Vice-President Finance and Chief Financial Officer. Mr. Miller is currently the Chair of the audit committee of Granite Real Estate Investment Trust.

Janice G. Rennie

Ms. Rennie, who holds a Bachelor of Commerce, is a Chartered Professional Accountant, Chartered Accountant. She was elected as Fellow of the Chartered Accountants in 1998. Ms. Rennie has chaired or been a member of several audit committees of public companies in the past and currently is a member of the audit committees of Methanex Corporation, Major Drilling Group International Inc. and WestJet Airlines Ltd.

Gillian D. Winckler

Ms. Winckler, who holds a Bachelor of Science and Bachelor of Commerce obtained in South Africa, is a Chartered Accountant (South Africa). Ms. Winckler worked in the audit profession for five years, in corporate finance for five years, and in a number of executive positions with Coalspur Limited and BHP Billiton. Ms. Winckler is currently a member of the audit committees of Pan American Silver Corporation and FLSmidth.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that sets out the pre-approval requirements related to services to be performed by our independent auditors. The policy provides that the Committee will annually review proposed audit, audit-related, tax and other services (to be submitted by the Chief Financial Officer and the independent auditor), and will provide general approval of described services, usually including specific maximum fee amounts.

Unless a service has received general pre-approval, it will require specific pre-approval by the Committee. The Committee is permitted to delegate pre-approval authority to any of its members. The Committee reports on the pre-approval process to the full Board of Directors from time to time.

Fees Paid to Auditors

($ thousands)

	2019	2018
Audit Fees[1]	702	878
Audit-Related Fees[2]	91	96
Tax Fees	260	263
All Other Fees[3]	15	140

1.	Represents actual and estimated fees related to fiscal year ends.
2.	For assurance and related services that are reasonably related to the performance of the audit but are not reported as “Audit Fees”.
3.	Includes fees in connection with financial and tax due diligence assignments and various other compliance reporting matters.

Material Contracts

On October 15, 2014, we issued US$300 million of fixed-rate senior unsecured notes due October 15, 2024 pursuant to a private placement in the U.S. The notes bear interest of 4.35% with semi-annual payments commencing on April 15, 2015 and are redeemable, in whole or in part, at our option at any time. In the event of a change in control in respect of the Company which is followed within 60 days by ratings downgrades to below investment grade in certain circumstances, unless we have exercised the right to redeem all of the notes, each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus any accrued and unpaid interest.

On April 24, 2019, we expanded our letters of credit facility by an additional $20 million. On July 18, 2019, we completed an amendment to our revolving lines of credit to extend the maturity date to August 28, 2024, and to increase the size of our Canadian and U.S. syndicated committed revolving credit facilities from $500 million to $850 million. At the same time, we also amended the terms of the US$200 million term loan to extend the maturity date from August 25, 2022 to August 28, 2024 and terminated the uncommitted $100 million credit facility that was temporarily established on April 24, 2019. All other material terms of the revolving lines of credit and the term loan remain unchanged. Also on January 17, 2020, we entered into an agreement for a new uncommitted, demand letter of credit facility of up to $40 million that can be used for the purposes of funding pension plan liabilities.

Additional Information

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under equity compensation plans, will be contained in the Information Circular for the annual general meeting of the Company to be held on April 21, 2020. Additional financial information is provided in our annual consolidated financial statements and Management’s Discussion & Analysis for the year ended December 31, 2019.

Copies of our Annual Report, which will include this AIF and the documents incorporated by reference herein, our annual consolidated financial statements (including the auditor’s report) for the year ended December 31, 2019 and our Information Circular may be obtained at any time upon request from us once these documents have been published, but we may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Company.

This AIF, our Annual Report (once published) and additional information concerning the Company may also be obtained on our website www.westfraser.com and on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

Schedule 1 - Audit Committee Charter

The Audit Committee Charter, which is set out below, was approved by the Board on February 11, 2020.

General Mandate

To assist the Board in fulfilling its responsibility to oversee the Company’s financial reporting and audit processes, its system of internal controls and its process for monitoring compliance with applicable financial reporting and disclosure laws and its own policies.

Responsibilities

The Committee will carry out the following responsibilities:

Financial Statements

•

Review significant accounting and financial reporting issues, including complex or unusual transactions, significant contingencies and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the Company’s financial statements.

•

Review the interim financial reports (including financial statements, management’s discussion and analysis, and related news releases) with management and the auditors, consider whether they are complete and consistent with the information known to Committee members and either provide a recommendation to the Board with respect to the approval of the interim financial reports or, if so delegated by the Board, approve the interim financial reports and the filing of the same together with all required documents and information with regulators.

•	Understand how management develops interim financial information, and the nature and extent of auditor involvement.

•	Review with management and the auditors the results of the audit, including any difficulties encountered.

•

Review the annual financial statements, the annual management discussion and analysis and related news releases, and consider whether they are complete, consistent with information known to Committee members, and reflect appropriate accounting principles, and provide a recommendation to the Board with respect to the approval of the statements, the management discussion and analysis and the news release.

•	Review with management and the auditors all matters required to be communicated to the Committee under generally accepted auditing standards.

Internal Control

•	Require management of the Company to implement and maintain appropriate internal control procedures over annual and interim financial reporting.

•

Review with management and auditors the adequacy and effectiveness of the Company’s internal control over annual and interim financial reporting, including information technology security and control and controls related to the prevention and detection of fraud and improper or illegal transactions or payments, the status of the remediation of any identified control deficiencies, and elicit recommendations for improvements.

•

Understand the scope of the auditors’ review of internal control over financial reporting, and obtain and review reports on significant findings and recommendations, including those in respect of the Company’s accounting principles or changes to such principles or their application and the treatment of financial information discussed with management, together with management’s responses.

Audit

•	Review the auditors’ proposed audit scope and approach.

•	Review the performance of the auditors and provide a recommendation to the Board with respect to the nomination of the auditors for appointment and remuneration.

•

Review and confirm the independence of the auditors by obtaining statements from the auditors on relationships between the auditors and the Company, including non-audit services, and discussing the relationships with the auditors.

•	Periodically evaluate the need for the establishment of an internal audit function and make appropriate recommendations to the Board.

Compliance

•

Review with management the adequacy and effectiveness of the Company’s systems for monitoring compliance with financial reporting and disclosure laws, including the Company’s disclosure controls and procedures, and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Obtain regular updates from management and Company legal counsel regarding compliance matters.

Reporting Requirements

•	Regularly report to the Board about Committee activities, issues and related recommendations.

•	Provide an open avenue of communication between the auditors and the Board.

•	Review any reports the Company issues that relate to Committee responsibilities.

Other Responsibilities

•	Institute and oversee special investigations as needed.

•	Develop and implement a policy for the approval of the provision of non-audit services by the auditors and assessing the independence of the auditors in the context of these engagements.

•

Establish procedures for: (a) the receipt, retention and treatment of complaints received regarding non-compliance with the Company’s Code of Conduct, violations of laws or regulations, or concerns regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by officers or employees of the Company or by other persons of concerns regarding questionable accounting, auditing or financial reporting and disclosure matters or non-compliance with the Company’s Code of Conduct or other matters that are of a sensitive or “whistleblower” nature.

•

Assist the Board with its responsibility to, with the advice of management, identify the principal financial and audit risks of the Company and establish systems and procedures to ensure these principal financial and audit risks are monitored, and to make recommendations to the Board.

•

Assist the Board with its responsibility to, with the advice of management, identify the principal information technology, cyber security, information security and IT networks and information systems risks of the Company and establish systems and procedures to ensure these risks are monitored, and to make recommendations to the Board.

•	Annually review the expenses of the Chief Executive Officer.

•

Annually review and approve: (i) the calculation of the ROSE (as such term is defined under the Company’s Executive Bonus Plan) for the purposes of the calculation of executive bonuses under the Executive Bonus Plan; (ii) the calculation of the performance phantom share unit multiple (referred to in the Phantom Share Unit Plan as the Adjusted Performance Phantom Share Unit Amount) and the related calculations of TSR (or total cumulative shareholder return) and ROCE (or average of the aggregate total annual return on capital employed over the applicable period) for the purposes of the calculation of the cash award payout on vested performance phantom share units granted under the Company’s Phantom Share Unit Plan; and (iii) the calculation of such other performance metrics as may be incorporated into any other executive incentive plans or equity based compensation plans used to determine executive bonuses or cash award payouts.

•	Perform other activities related to this charter as requested by the Board.

•	Review and assess the adequacy of this charter annually, requesting Board approval for proposed changes.

•	Review terms of any Code of Conduct established by the Board and respond to any related compliance issues.

•	Confirm annually to the Board that all responsibilities outlined in this charter have been carried out.

Qualifications and Procedures

•	The composition of the Committee will comply with applicable laws including requirements for independence, unrelated to management, financial literacy and audit experience.

•	The Chair of the Committee will be designated by the Board.

•

The Committee will meet at least four times annually, and more frequently as circumstances dictate, and the CFO and a representative of the auditors should be available on request to attend all meetings.

•

The Committee should meet privately in executive session with representatives of each of management and of the auditors to discuss any matters of concern to the Committee or such members, including any post-audit management letter.

•

The Committee may retain any outside advisor at the expense of the Company, without the Board’s approval, at any time and has the authority to determine any such advisor’s fees and other retention terms.

•	Minutes of each meeting should be prepared, approved by the Committee and circulated to the full Board.

2019 MANAGEMENT’S DISCUSSION & ANALYSIS

Introduction and Interpretation

This discussion and analysis by West Fraser’s management (“MD&A”) of the Company’s financial performance for the year and three months ending December 31, 2019 should be read in conjunction with the cautionary statement regarding forward-looking statements below, our 2019 annual audited consolidated financial statements and accompanying notes (the “Financial Statements”), and our 2019 fourth quarter unaudited condensed consolidated interim financial statements and accompanying notes. Dollar amounts are expressed in Canadian currency, unless otherwise indicated and references to US$ are to the United States dollar.

Unless otherwise indicated, the financial information contained in this MD&A has been prepared in accordance with International Financial Reporting Standards (“IFRS”). An advisory with respect to the use of non-IFRS measures is set out below.

This MD&A includes references to benchmark prices over selected periods for products of the type produced by West Fraser. These benchmark prices are for one product, dimension or grade and do not necessarily reflect the prices obtained by West Fraser during those periods as we produce and sell a wide offering of products, dimensions, grades and species. For definitions of other abbreviations and technical terms used in this MD&A, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this MD&A includes information from third parties we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

This MD&A uses the following terms that are found in our most recent Annual Report: “SPF” (spruce-pine-fir lumber), “SYP” (southern yellow pine lumber), “MDF” (medium density fibreboard), “LVL” (laminated veneer lumber), “BCTMP” (bleached chemithermomechanical pulp) and “NBSK” (northern bleached softwood kraft pulp).

The information in this MD&A is as at February 11, 2020 unless otherwise indicated.

Forward-Looking Statements

This MD&A contains historical information, descriptions of current circumstances and statements about potential future developments and anticipated financial results. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties. Forward-looking statements are included under the headings “Discussion & Analysis of Annual Non-Operational Items—Adjusted Earnings and Adjusted Basic Earnings Per Share” (expected duty rate finalization date and adjustment of export duty rates); “Discussion & Analysis of Annual Results by Product Segment—Lumber Segment—Softwood Lumber Dispute” (administrative review commencement, adjustment of export duty rates and proceedings related to duty rates); “Discussion & Analysis of Annual Results by Product Segment—Pulp & Paper Segment—Sales and Shipments” (hardwood supply in South America); “Business Outlook”; “Estimated Earnings Sensitivity to Key Variables”; “Significant Management Judgments Affecting Financial Results—Softwood Lumber Dispute” (administrative review commencement and adjustment of export duty rates); “Significant Management Judgments Affecting Financial Results—Recoverability of Long-lived Assets” (judgments regarding carrying value of goodwill); and “Contractual Obligations”. By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts and other forward-looking statements will not occur. Actual outcomes and results of these statements will depend on a number of factors including those matters described under “Risks and Uncertainties” and may differ materially from those anticipated or projected. This list of important factors affecting forward-looking statements is not exhaustive and reference should be made to the other factors discussed in public filings with securities regulatory authorities. Accordingly, readers should exercise caution in relying upon forward-looking statements and we undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Non-IFRS Measures

Throughout this MD&A reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, and net debt to total capital ratio (collectively “these non-IFRS measures”). We believe that, in addition to earnings, these non-IFRS measures are useful performance indicators for investors with regards to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These non-IFRS measures are not generally accepted earnings measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”) or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating these non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is provided in the tables set forth below.

Annual Results

($ millions, except as otherwise indicated)

	2019	2018	2017
Sales	4,877	6,118	5,134
Cost of products sold	(3,652)	(3,617)	(3,124)
Freight and other distribution costs	(713)	(732)	(633)
Selling, general and administration	(211)	(231)	(217)

Adjusted EBITDA[1]	301	1,538	1,160
Export duties	(162)	(202)	(48)
Equity-based compensation	(6)	(7)	(32)
Amortization	(259)	(257)	(210)
Restructuring and impairment charges	(33)	—	—

Operating earnings	(159)	1,072	870
Finance expense	(49)	(37)	(31)
Other	(11)	37	7
Tax (provision) recovery	69	(262)	(250)

Earnings	(150)	810	596

1.	See section “Non-IFRS Measures” in this MD&A.

Basic earnings per share ($)	(2.18)	10.88	7.63
Diluted earnings per share ($)	(2.34)	10.62	7.63
Cash dividends declared per share ($)	0.80	0.70	0.36
Total assets	4,668	4,791	4,517
Long-term debt, includes current portion	660	692	636
Cdn$1.00 converted to US$ - average	0.754	0.772	0.771

Selected Quarterly Information

($ millions, except EPS amounts which are in $)

	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18	Q1-18
Sales	1,129	1,190	1,317	1,241	1,274	1,646	1,834	1,364
Earnings	(42)	(45)	(58)	(5)	29	238	346	197
Basic EPS	(0.61)	(0.65)	(0.85)	(0.07)	0.42	3.25	4.52	2.53
Diluted EPS	(0.61)	(0.73)	(0.92)	(0.12)	0.29	2.99	4.52	2.53

Discussion & Analysis of Annual Non-Operational Items

Adjusted Earnings and Adjusted Basic Earnings Per Share

($ millions, except EPS amounts which are in $)

	2019	2018
Earnings	(150)	810
Add (deduct):
Export duties	162	202
Interest recognized on export duty deposits receivable	(4)	(2)
Equity-based compensation	6	7
Exchange (gain) loss on long-term financing	3	(10)
Exchange (gain) loss on export duty deposits receivable	4	(5)
Insurance gain on disposal of equipment	(4)	—
Restructuring and impairment charges	33	—
Re-measurement of deferred income tax assets and liabilities	(18)	—
Net tax effect on the above adjustments	(53)	(57)
Adjusted earnings[1]	(21)	945
Adjusted basic EPS[1,2]	(0.31)	12.70

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

Export duties of $162 million were expensed in 2019 related to SPF lumber compared to $202 million in 2018. We have also recorded interest income and foreign exchange on the estimated export duty deposits receivable as noted in the above table. The preliminary results of the administrative review of our duty rates for the April 28, 2017 to December 31, 2018 period has been issued by the U.S. Department of Commerce (“USDOC”). The second administrative review covering the 2019 fiscal period will commence in 2020 and results are not expected to be finalized until 2021. We believe that the U.S. allegations of subsidy and dumping are unwarranted and that the rates applied will be adjusted upon review. See “Softwood Lumber Dispute” under the heading “Lumber Segment” in this MD&A and Note 27 of the Financial Statements for further information.

Our equity-based compensation includes our share purchase option, phantom share unit, and directors’ deferred share unit plans (collectively, the “Plans”), all of which have been partially hedged by an equity derivative contract. The Plans and equity derivative contract are fair valued at each quarter-end and the resulting expense or recovery is recorded over the vesting period. Our fair valuation models consider various factors with the most significant being the change in the market value of our shares from the beginning to the end of the relevant period. The expense or recovery does not necessarily represent the actual value which will ultimately be received by the holders of options and units.

Any change in the value of the Canadian dollar relative to the value of the U.S. dollar results in the revaluation of our U.S. dollar denominated assets and liabilities. The revaluation of these assets and liabilities for our Canadian operations is included in other income, while the revaluation related to our U.S. operations is included in other comprehensive earnings. The table above reports our exchange gains or losses on U.S. dollar denominated long-term financing and export duty deposits receivable during the periods presented. Exchange gains or losses realized on the working capital balances of our Canadian operations are identified under “Other Non-Operational Items” below.

We finalized the insurance settlement related to the 2017 involuntary disposal of equipment at our 50%-owned NBSK plant resulting in a gain of $4 million in the fourth quarter of 2019.

Restructuring and impairment charges of $33 million were recognized in 2019 of which $25 million were related to the permanent closure of our Chasm, British Columbia (“B.C.”) lumber mill and $8 million of plant and equipment impairment of certain B.C. lumber mill assets.

Alberta income tax rate reductions from 12% to 8% over the next four years resulted in a decrease to deferred income tax expense of $18 million in 2019 associated with the re-measurement of deferred income tax assets and liabilities.

Other Non-Operational Items

Other income includes a number of non-operational items the most significant being foreign exchange revaluation on the assets and liabilities of our Canadian operations as discussed above. Foreign exchange on working capital items was a loss of $7 million in 2019 compared to a gain of $13 million in 2018.

Finance expense was higher in 2019 due to higher average borrowings on our line of credit during the year and lower interest income due to lower cash balances compared to 2018.

The results of the current year include an income tax recovery of $69 million compared to a provision for income tax of $262 million in 2018. The effective tax rate was 32% in the current year compared to 24% in 2018. The 2019 tax expense includes an $18 million benefit for the reduction in the Alberta general corporate tax rate from 12% to 8% over the next four years. Note 19 to the Financial Statements provides a reconciliation of income taxes calculated at the B.C. statutory rate to the income tax expense.

Discussion & Analysis of Annual Results by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	2019	2018
Sales
Lumber	2,945	3,888
Wood chips and other residuals	384	456
Logs and other	113	112

	3,442	4,456
Cost of products sold	(2,588)	(2,635)
Freight and other distribution costs	(477)	(503)
Selling, general and administration	(146)	(162)

Adjusted EBITDA[1]	231	1,156
Export duties	(162)	(202)
Amortization	(196)	(196)
Restructuring and impairment charges	(33)	—

Operating earnings	(160)	758
Finance expense	(35)	(25)
Other	(7)	20

Earnings before tax	(202)	753

Capital expenditures	339	284
SPF (MMfbm)
Production	3,211	3,792
Shipments	3,363	3,790
SYP (MMfbm)
Production	2,703	2,817
Shipments	2,692	2,792
Wood chip production
SPF (M ODTs)	1,471	1,784
SYP (M green tons)	3,570	3,785
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] - US$	360	480
SPF #3 Utility 2x4[2] - US$	285	372
SYP #2 West 2x4[3] - US$	384	501
SPF #2 & Better 2x4 - Cdn$[4]	478	622
SPF #3 Utility 2x4 - Cdn$[4]	378	482
SYP #2 West 2x4 - Cdn$[4]	510	649

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths - Net FOB mill.
3.	Source: Random Lengths - Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Lumber sales declined by $943 million compared to the prior year as selling prices for lumber were lower in 2019 and shipments were reduced by 527 MMfbm. The average SPF #2 & Better 2x4 benchmark price was US$360 per Mfbm and was US$120 per Mfbm lower compared to the prior year. SYP followed a similar trend to SPF, with the average benchmark SYP #2 & Better 2x4 price declining by US$117 per Mfbm to US$384 per Mfbm. Lumber prices began to decline in the second half of 2018 as the U.S. new housing market softened and additional supply from delayed shipments from the first quarter of 2018 arrived in end markets.

Lower lumber prices combined with fibre input cost increases led to permanent and temporary curtailments in B.C. Shipments were lower compared to 2018 due to reduced production from the temporary and permanent curtailments, partially offset by a reduction in finished goods. Shipments of SPF exceeded production by 152 MMfbm.

Costs and Production

The cost of fibre consumed in our lumber operations was higher in 2019 as compared to the prior year. B.C. log costs continued to escalate through 2019 due to a highly competitive purchase log market and an increase in the annual market-based stumpage implemented on July 1, 2019 which is based on open market log purchases. The shrinking timber supply in B.C. continued to put pressure on the purchase log market, causing prices to remain elevated well into the fourth quarter of 2019. Due to the long planning and harvesting cycle in Western Canada, there was a carryover impact of higher cost fibre sourced in prior years. Periods of wet weather in Alberta and the U.S. South temporarily compromised log availability necessitating changes in logging activities which also temporarily increased delivered log costs.

SPF production was down by 581 MMfbm compared to 2018. The permanent elimination of third shifts and the Chasm, B.C. lumber mill closure accounted for 400 MMfbm of reduced production and temporary curtailments accounted for a further reduction of 200 MMfbm in the year. Increased productivity offset some of the reductions from these shift reductions and mill closure. SYP production declined 114 MMfbm as we reduced hours at some mills due to market conditions and log availability. We also experienced downtime for capital upgrades and integration activities at a number of our mills. Reduced production levels increased the unit cost of products sold.

Freight and distribution costs declined in line with shipment volumes. Selling general and administrative costs were $17 million lower than 2018 as a result of lower variable compensation costs, mill closures and cost containment activities.

As a result of the items discussed above, Adjusted EBITDA declined by $925 million to $231 million in our lumber segment. Export duties were also lower due to lower average SPF lumber prices on shipments to the U.S. and lower SPF shipment quantities, all partially offset by an increased antidumping estimated rate. We recorded a $33 million restructuring and impairment charge in the lumber segment. The closure of our Chasm, B.C. lumber mill accounted for $25 million of this amount and we recorded an additional $8 million of plant and equipment impairment associated with certain B.C. lumber mill assets.

Discussions on finance expenses and other income is included above under the annual section called “Discussion & Analysis of Annual Results by Product Segment - Other Non-Operational Items” in this MD&A.

SPF Sales by Destination

	2019		2018
	MMfbm	%	MMfbm	%
U.S.	2,036	60	2,249	59
Canada	637	19	871	23
China	530	16	473	13
Other	160	5	197	5

Total	3,363		3,790

We ship SPF to several export markets, while our SYP sales are almost entirely in the U.S. U.S. destined shipments were lower due to softer demand in the U.S. and reduced SPF production. Our geographic mix of shipments was impacted by product and species mix and relative pricing dynamics between the different geographies.

Softwood Lumber Dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the USDOC and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing (“CVD”) and antidumping (“ADD”) duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result have received unique company specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1 as shown in the table below. The duty rates are subject to an appeal process and are not expected to be finalized until August of 2020 at which time any required adjustment will be recorded.

If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. Assuming these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate and the West Fraser Estimated ADD Rate for each period are as follows.

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the revised rate was published by the USITC.

2.	On December 4, 2017, the USDOC revised our CVD rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary CVD rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[5]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[5]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary ADD rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.

In fiscal 2017, our estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

	2019	2018
Export duties incurred in the period
Countervailing duties	$127	$178
Antidumping duties	40	55
Total	$167	$233

	2019	2018
Recognized in the financial statements as
Export duties recognized as expense in consolidated statements of earnings	$162	$202
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31

Total	$167	$233

As at December 31, 2019, export duties paid and payable on deposit with the USDOC are US$275 million for CVD and US$98 million for ADD for a total of US$373 million. Additional details can be found in Note 27 to our Financial Statements.

AR2

AR2 covers the POI from January 1, 2019 through December 31, 2019 and will commence in 2020. The results of AR2 are not expected to be finalized until 2021. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.

Panels Segment

($ millions unless otherwise indicated)

	2019	2018
Sales
Finished products	581	648
Wood chips and other residuals	18	22
Logs and other	6	6

	605	676
Cost of products sold	(466)	(461)
Freight and other distribution costs	(63)	(63)
Selling, general and administration	(25)	(25)

Adjusted EBITDA[1]	51	127
Amortization	(16)	(15)

Operating earnings	35	112
Finance expense	(4)	(2)

Earnings before tax	31	110

Capital expenditures	23	16
Plywood (MMsf 3/8” basis)
Production	818	833
Shipments	815	837
MDF (MMsf 3/4” basis)
Production	221	224
Shipments	222	224
LVL (Mcf)
Production	2,034	2,251
Shipments	2,129	2,155
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] Cdn$	459	548

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report - Delivered Toronto.

The panels segment is comprised of our plywood, MDF and LVL operations.

Sales and Shipments

Panels sales declined by $67 million compared to the prior year. The average benchmark selling price of plywood declined this year to $459 Msf which is a reduction of $89 Msf compared to 2018. Our plywood production is sold primarily into Canada. Canadian housing starts declined in 2019 compared to the prior year. Also, during the year the Canadian government removed tariffs on U.S. plywood which resulted in more imports of U.S. plywood into Canada. These factors negatively impacted plywood prices and shipments in the year. MDF shipments were consistent with production. LVL shipments exceeded production as inventory was drawn down but were consistent with the prior year shipments.

Costs and Production

The cost of logs consumed in our plywood facilities increased this year. B.C.’s purchase log market remained highly competitive for the declining fibre supply and stumpage rates increased under B.C.’s market-based stumpage system.

Plywood production increases were partially offset by temporary market related and capital downtime, which reduced plywood production by 30 MMsf. LVL production was reduced by 217 Mcf to meet demand.

As a result of the items discussed above, Adjusted EBITDA declined by $76 million to $51 million in our panels segment.

Discussions on finance expenses is included above under the section entitled “Discussions & Analysis of Annual Results by Product Segment—Other Non-Operational Items” in this MD&A.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	2019	2018
Sales	966	1,163
Cost of products sold	(734)	(698)
Freight and other distribution costs	(173)	(166)
Selling, general and administration	(39)	(41)

Adjusted EBITDA[1]	20	258
Amortization	(43)	(44)

Operating earnings	(23)	214
Finance expense	(10)	(10)
Other	4	11

Earnings before tax	(29)	215

Capital expenditures	39	60
BCTMP (Mtonnes)
Production	677	652
Shipments	701	642
NBSK (Mtonnes)
Production	460	499
Shipments	472	496
Newsprint (Mtonnes)
Production	114	119
Shipments	112	117
Benchmark prices (per tonne)
NBSK U.S. - US$[2,4]	1,239	1,337
NBSK China - US$[3,4]	634	878
Newsprint - US$[5]	732	740
NBSK U.S. - Cdn$[6]	1,644	1,732
NBSK China - Cdn$[6]	841	1,138
Newsprint - Cdn$[6]	971	959

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc.—U.S. list price, delivered U.S.
3.	Source: Resource Information Systems, Inc.—China list price, delivered China.
4.

The differences between the U.S. and China NBSK list prices are largely attributable to the customary sales practice of applying material discounts from the U.S. list price for North American sales compared to relatively small discounts from the China list price for sales into China.

5.	Source: Resource Information Systems, Inc.—Newsprint 27.7-lb East, delivered.
6.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

The pulp & paper segment is comprised of our NBSK, BCTMP and newsprint operations.

Sales and Shipments

Sales declined by $197 million compared to the prior year. Both U.S. and China NBSK benchmark prices declined in the year. Record high global pulp inventories at the beginning of 2019 and slowing paper production in China and Europe resulted in price declines throughout 2019. There is also excess hardwood supply in South America which continues to put downward pressure on pulp pricing.

NBSK and newsprint shipment volumes were in-line with production volumes in 2019. BCTMP shipments were in excess of production in the year due to a delayed vessel sailing from 2018 that carried over into 2019.

Costs and Production

The cost of products sold increased by $36 million in 2019 compared to the prior year. Maintenance costs were higher than 2018 as work conducted during our 2019 maintenance shutdowns was more extensive than the prior year. Energy costs also increased year over year due to increased electricity rates in 2019.

NBSK production was down in 2019 compared to the prior year due to longer planned maintenance downtime at both NBSK mills. Our Hinton NBSK pulp mill continued to have intermittent reliability issues in 2019 which negatively affected production. BCTMP production increased in the year primarily due to better production from our Quesnel pulp mill that had scheduled downtime in 2018 for capital and planned maintenance.

In 2019, our Cariboo NBSK operation also recognized in other income a gain of $4 million for insurance settlement related to the 2017 involuntary disposal of equipment.

As a result of the items discussed above, adjusted EBITDA declined by $238 million to $20 million in our pulp and paper segment.

Discussions on finance expenses and other income is included above under the section called “Discussion & Analysis of Annual Results by Product Segment - Other Non-Operational Items” in this MD&A.

Fourth Quarter Results

($ millions, except as otherwise indicated)
	Q4-19	Q3-19	Q4-18
Sales	1,129	1,190	1,274
Cost of products sold	(830)	(906)	(917)
Freight and other distribution costs	(166)	(181)	(174)
Selling, general and administration	(53)	(48)	(63)

Adjusted EBITDA[1]	80	55	120
Export duties	(35)	(44)	(37)
Equity-based compensation	(2)	(1)	1
Amortization	(66)	(65)	(69)
Restructuring and impairment charges	(8)	1	—

Operating earnings	(31)	(54)	15
Finance expense	(13)	(12)	(9)
Other	(2)	2	22
Tax recovery	4	19	1
Earnings	(42)	(45)	29

Cdn$1.00 converted to US$ - average	0.758	0.757	0.758

1. See section “Non-IFRS Measures” in this MD&A.

Discussion & Analysis of Fourth Quarter Non-Operational Items

Adjusted Earnings and Adjusted Basic Earnings Per Share

($ millions except EPS amounts which are in $)

	Q4-19	Q3-19	Q4-18
Earnings	(42)	(45)	29
Add (deduct):
Export duties	35	44	37
Interest recognized on export duty deposits receivable	(1)	—	(1)
Equity-based compensation	2	1	(1)
Exchange (gain) loss on long-term financing	1	(1)	(6)
Exchange (gain) loss on export duty deposits receivable	1	(1)	(4)
Insurance gain on disposal of equipment	(4)	—	—
Restructuring and impairment charges	8	(1)	—
Re-measurement of deferred income tax assets and liabilities	(1)	—	—
Net tax effect on the above adjustments	(10)	(12)	(11)

Adjusted earnings[1]	(11)	(15)	43

Adjusted basic EPS[1,2]	(0.16)	(0.22)	0.63

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

For a description of the adjustments in the above table, see the corresponding section under “Discussion & Analysis of Annual Non-Operational Items” in this MD&A.

Other Non-Operational Items

Other income includes a number of non-operational items, the most significant being foreign exchange revaluation on the assets and liabilities of our Canadian operations as discussed under the “Discussion & Analysis of Annual Non-Operational Items” above. Foreign exchange on working capital items was a loss of $3 million in the current quarter compared to a gain of $1 million in the previous quarter and a gain of $9 million in the fourth quarter of 2018.

The results of the current quarter include an income tax recovery of $4 million compared to $19 million in the previous quarter and $1 million in the fourth quarter of 2018. Note 6 to the fourth quarter 2019 unaudited condensed consolidated interim financial statements provides a reconciliation of income taxes calculated at the B.C. statutory rate to the income tax expense.

Discussion & Analysis of Fourth Quarter Results by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales
Lumber	665	728	757
Wood chips and other residuals	86	93	111
Logs and other	34	27	30

	785	848	898
Cost of products sold	(573)	(654)	(669)
Freight and other distribution costs	(106)	(122)	(120)
Selling, general and administration	(37)	(33)	(41)

Adjusted EBITDA[1]	69	39	68
Export duties	(35)	(44)	(37)
Amortization	(49)	(49)	(53)
Restructuring and impairment charges	(8)	1	—

Operating earnings	(23)	(53)	(22)
Finance expense	(10)	(9)	(6)
Other	(4)	3	10

Earnings before tax	(37)	(59)	(18)

SPF (MMfbm)
Production	724	793	907
Shipments	702	855	943
SYP (MMfbm)
Production	699	700	652
Shipments	683	686	626
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] - US$	380	356	327
SPF #3 Utility 2x4[2] - US$	257	277	268
SYP #2 West 2x4[3] - US$	387	376	419
SPF #2 & Better 2x4 - Cdn$[4]	502	470	432
SPF #3 Utility 2x4 - Cdn$[4]	339	366	354
SYP #2 West 2x4 - Cdn$[4]	511	496	553

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths - Net FOB mill.
3.	Source: Random Lengths - Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Lumber sales declined $63 million in the fourth quarter of 2019 compared to the previous quarter and declined $92 million compared to the fourth quarter of 2018. SPF shipments declined by 153 MMfbm or 18% in the quarter compared to the previous quarter and were 241 MMfbm or 26% lower than the fourth quarter of 2018. Permanent and temporary sawmill curtailments and a CN Rail strike resulted in lower shipments in the quarter compared to the previous quarter and the fourth quarter of 2018, which negatively impacted sales.

Product pricing provided an offset to the volume decline as the average SPF #2 & Better 2x4 benchmark increased to US$380 per Mfbm in the quarter compared to US$356 per Mfbm in the previous quarter and US$327 per Mfbm in the fourth quarter of 2018. The SYP #2 & Better 2x4 price improved in the quarter to US$387 per Mfbm compared to US$376 per Mfbm in the previous quarter but is lower than the average price of US$419 per Mfbm in the fourth quarter of 2018. Wood chip and residual sales were lower in the quarter due to lower lumber production as a result of temporary and permanent curtailments.

Costs and Production

Cost of products sold declined $81 million in the quarter compared to the previous quarter and declined $96 million compared to the fourth quarter of 2018. Temporary and permanent curtailments in B.C. lowered production and overall manufacturing costs in the quarter. Log costs were consistent with the previous quarter in both Alberta and the U.S. but were lower in B.C. as stumpage rates were adjusted downward in the fourth quarter and we were able to reduce our consumption of higher priced fibre due to temporary and permanent curtailments. Freight costs were lower in the quarter principally due to lower shipments. Selling, general and administration costs are lower in the quarter compared to the fourth quarter of 2018 due to lower variable employee compensation. Export duties declined in the quarter compared to the previous quarter due to lower shipments partially offset by higher prices. Restructuring and impairment charges were recognized in the quarter on certain B.C. sawmill assets.

SPF production was 69 MMfbm lower in the quarter compared to the previous quarter and 183 MMfbm lower compared to the fourth quarter on 2018. Our Chasm, B.C. lumber mill was permanently closed in the third quarter of 2019 and most B.C. lumber facilities operated on a variable schedule in the fourth quarter of 2019. The third shifts at our B.C. sawmills in Quesnel, Fraser Lake and 100 Mile House were also eliminated during the year which reduced production compared to the fourth quarter of 2018.

SYP production was consistent with the previous quarter but increased 47 MMfbm compared to the fourth quarter of 2018 as we begin to operationalize capital spent in this segment.

As a result of the items discussed above, Adjusted EBITDA improved by $30 million to $69 million when compared to the third quarter of 2019 and improved by $1 million when compared to the fourth quarter of 2018.

Discussions on other income is included above under the section called “Discussion & Analysis of Fourth Quarter Results by Product Segment—Other Non-Operational Items” in this MD&A.

Panels Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales
Finished products	137	143	144
Wood chips and other residuals	4	4	5
Logs and other	1	2	2

	142	149	151
Cost of products sold	(108)	(115)	(120)
Freight and other distribution costs	(15)	(16)	(15)
Selling, general and administration	(6)	(5)	(7)

Adjusted EBITDA[1]	13	13	9
Amortization	(5)	(4)	(5)

Operating earnings	8	9	4
Finance expense	(1)	—	—

Earnings before tax	7	9	4

Plywood (MMsf 3/8” basis)
Production	204	192	205
Shipments	206	196	212
MDF (MMsf 3/4” basis)
Production	53	57	55
Shipments	52	58	52
LVL (Mcf)
Production	508	526	430
Shipments	493	555	482
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] Cdn$	420	452	465

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report - Delivered Toronto.

Sales and Shipments

Panels sales declined $6 million in the fourth quarter of 2019 when compared to the previous quarter and declined $7 million when compared to the fourth quarter of 2018. The average benchmark price of plywood declined by Cdn$32 per Msf to Cdn$420 per Msf in the quarter when compared to the previous quarter and declined by Cdn$45 per Msf when compared to the fourth quarter of 2018. In the second quarter of 2018 the Canadian Government imposed tariffs on U.S. imported plywood, which caused the price of Canadian plywood to rise during the second half of 2018 and into 2019. In the second quarter of 2019 these tariffs were removed, and U.S. imports gained strength again in Canada, causing a reduction in the benchmark price of plywood.

Shipments of plywood in the fourth quarter of 2019 were in-line with the fourth quarter of 2018 and recovered slightly from the previous quarter where we had some temporary log shortage curtailments.

Costs and Production

The cost of products sold in our panels segment declined in the quarter by $7 million to $108 million when compared to the previous quarter and declined by $12 million when compared to the fourth quarter of 2018. Fibre input costs were lower than both comparative periods as stumpage rates declined in B.C. due to the market-based element of the formula.

Plywood production increased by 12 MMsf to 204 MMsf in the quarter when compared to the previous quarter as production in the third quarter was negatively impacted by temporary curtailments and wet weather and fire-related log shortages in Alberta. LVL production declined by 18 Mcf in the quarter to 508 Mcf when compared to the previous quarter due to fewer operating days. LVL production increased 78 Mcf when compared to the fourth quarter of 2018 due to capital improvements and upgrades which improved reliability and uptime.

As a result of the items discussed above, Adjusted EBITDA was flat compared to the third quarter of 2019 but increased by $4 million when compared to the fourth quarter of 2018.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales	232	224	268
Cost of products sold	(179)	(168)	(171)
Freight and other distribution costs	(44)	(44)	(39)
Selling, general and administration	(10)	(9)	(11)

Adjusted EBITDA[1]	(1)	3	47
Amortization	(11)	(11)	(11)

Operating earnings	(12)	(8)	36
Finance expense	(3)	(2)	(3)
Other	3	1	7

Earnings before tax	(12)	(9)	40

BCTMP (Mtonnes)
Production	176	172	157
Shipments	179	169	139
NBSK (Mtonnes)
Production	123	126	121
Shipments	130	122	118
Newsprint (Mtonnes)
Production	26	31	32
Shipments	29	32	30
Benchmark prices (per tonne)
NBSK U.S. - US$[2,4]	1,115	1,170	1,428
NBSK China - US$[3,4]	588	585	805
Newsprint - US$[5]	701	731	766
NBSK U.S. - Cdn$[6]	1,472	1,545	1,886
NBSK China - Cdn$[6]	776	772	1,063
Newsprint - Cdn$[6]	925	965	1,011

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. - U.S. list price delivered U.S.
3.	Source: Resource Information Systems, Inc. - China list price, delivered China.
4.

The differences between the U.S. and China NBSK list prices are largely attributable to the customary sales practice of applying material discounts from the U.S. list price for North American sales compared to relatively small discounts from the China list price for sales into China.

5.	Source: Resource Information Systems, Inc. - Newsprint 27.7-lb East, delivered.
6.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. benchmark price.

Sales and Shipments

Sales of $232 million were $8 million better than the prior quarter but $36 million lower than the fourth quarter of 2018. The NBSK benchmark prices were relatively consistent with the prior quarter but were off from the fourth quarter of 2018. The impact of high global pulp inventories and reduced paper production negatively impacted pulp pricing in 2019. Shipments were in line with production and improved for both BCTMP and NBSK as compared to the prior quarter and the fourth quarter of 2018.

Costs and Production

Cost of products sold increased $11 million in the quarter to $179 million when compared to the previous quarter and increased by $8 million when compared to the fourth quarter of 2018 primarily due to higher BCTMP shipments and inventory valuation adjustments. BCTMP production increased in the quarter compared to the fourth quarter of 2018 due to higher production at Quesnel River Pulp which had scheduled downtime in 2018. Per unit costs for both our BCTMP and NBSK operations decreased in this quarter as compared to the previous two quarters and the fourth quarter of 2018. The reduction in costs was primarily due to lower furnish costs, resulting from increased utilization, lower log costs in Alberta and a lower chip price in B.C. based on NBSK formula pricing in the quarter. Maintenance costs were also lower in the quarter as a result of no planned shutdowns.

As a consequence of the items discussed above, adjusted EBITDA declined by $4 million to a loss of $1 million when compared to the third quarter of 2019 and decreased by $48 million when compared to the fourth quarter of 2018.

Discussions on other income is included above under the section called “Discussion & Analysis of Fourth Quarter Results by Product Segment - Other Non-Operational Items” in this MD&A.

Capital Expenditures

($ millions)

Segment	Profit Improvement	Maintenance of Business	Safety	Total
Lumber	240	77	22	339
Panels	11	9	3	23
Pulp & Paper	3	32	4	39
Corporate & Other	—	9	—	9

Total	254	127	29	410

2019 capital expenditures of $410 million reflect our philosophy of continual reinvestment in our mills and we made significant investments in our U.S. operations. The largest projects completed in the year were at our McDavid, Florida facility where we replaced the primary breakdown line which is expected to result in higher throughput and increased lumber recovery; at our Joyce, Louisiana facility where we installed a new merchandiser to improve lumber recovery and throughput; and our Augusta, Georgia facility where we installed a new planer to improve lumber grade and throughput. We also completed a number of profit improvement projects during the year aimed at increasing lumber recovery and grade in our lumber operations. We started the final phase of our Opelika, Alabama modernization with the construction of a new planer mill and broke ground on the construction of a new lumber manufacturing complex at Dudley, Georgia. Business expenditures related to maintenance are primarily for roads, bridges, mobile equipment and major maintenance shutdowns.

Business Outlook

Operations

We expect lumber production in 2020 to improve from 2019 levels. The carryover impact in SPF production from eliminated shifts at our B.C. mills in Quesnel, Fraser Lake and 100 Mile House along with the closure of the Chasm, B.C. facility will approximately offset by the recapture of production lost due to temporary curtailments. As a result, we expect SPF production to increase by approximately 50 MMfbm with the majority of that coming from our facilities in Alberta. In the U.S. South, we expect lumber production to increase by approximately 300 MMfbm and reach 3,000 MMfbm for the year. Anticipated production gains assume improved demand, availability of sufficient logs within our economic return criteria, and no further temporary curtailments. Our operations and results could be negatively affected by adverse weather conditions in our operating areas and continuing intense competition for logs in the B.C. interior. We expect slight moderation in log costs in the B.C. interior as sawmill closures and curtailments take effect. We expect log cost inflation in the U.S. South to be limited.

In our panels segment, our plywood operations are expected to continue to operate at full capacity. Two of our plywood operations are in the B.C. interior, and we expect log costs for those operations to moderate slightly in 2020.

We executed maintenance shutdowns at both our NBSK mills in the first half of 2019 and have scheduled similar downtime for the second quarter of 2020 at Cariboo Pulp and the fourth quarter of 2020 at Hinton Pulp. We expect a slight improvement in 2020 pulp production levels compared to 2019.

Markets

The most significant market for our lumber is the U.S., and our products are used in new residential construction, repair and remodelling, and industrial uses. Recent improvements in new housing related indicators have been favorable but has yet to translate into increased demand for lumber. Indicators for repair and remodelling are indicating a slowing pace of growth. Spending on industrial goods which creates demand for lumber in packaging, shipping and other uses has also been slowing.

Canadian lumber exports to Asia have been softening in the second half of 2019 as the pace of consumption has slowed and competition has increased from suppliers in other countries. We have maintained our overall export business volume to date, however it is currently very difficult to predict how and to what extent trade disputes and lumber from other countries will affect our business in Asia. The impact of the Novel Coronavirus epidemic on economic activity is also a risk.

Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. Countervailing and antidumping duties have been in place since April of 2017 and we are required to make deposits in respect of these duties. Whether and to what extent we can realize a selling price to fully recover the impact of duties payable will largely depend on the strength of demand for softwood lumber. If duties can be passed through to consumers, in whole or in part, the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers) which in turn could cause the price of SYP lumber, which would not be subject to the duty, to increase as well. Regardless of the commodity price, export duties on SPF shipments to the U.S. remain a cost to our Company to the extent we cannot pass on the cost through increased selling prices. The first administrative review process has been completed and there may be an adjustment to the countervailing and antidumping deposit rates in August of 2020. The timing and extent of any such adjustment is not possible to estimate nor is the impact of changes in duty rates on the price of lumber.

The major component of our panels segment is plywood which is sold mainly in Canada and is influenced by levels of home construction, repair and renovation and industrial activity. Following a period of escalated prices due to supply constraints from production curtailments, import duties and transportation restrictions, plywood pricing has returned more in line with long-term trends. MDF and LVL demand is heavily influenced by North American new home construction.

We are anticipating that pulp markets may soften in the near term as a result of the impact of the Novel Coronavirus but there is potential improvement in the second half with a strengthening economy in China and higher paper production rates.

Cash Flows

We are anticipating levels of cash flows, taking into account duties on Canadian softwood lumber exports to the U.S., to support between $275 and $325 million of capital spending in 2020 as well as to continue to support dividend payments. We have paid a dividend in every quarter since we became a public company in 1986. We expect to maintain our investment grade rating and intend to preserve sufficient liquidity to be able to take advantage of strategic growth opportunities that may arise.

We are authorized under our normal course issuer bid, which expires in September of 2020, to purchase up to 3,318,823 Common shares of the Company, representing approximately 5% of the issued and outstanding Common shares of the Company. We will continue to consider share repurchases with excess cash if we are satisfied that this will enhance shareholder value and does not compromise our financial flexibility.

Estimated Earnings Sensitivity to Key Variables1

(based on 2019 production - $ millions)

Factor	Variation	Change in pre-tax earnings
Lumber price	US$10 (per Mfbm)	78
Plywood price	Cdn$10 (per Msf)	8
NBSK price	US$10 (per tonne)	6
BCTMP price	US$10 (per tonne)	9
U.S. - Canadian $ exchange rate[2]	US$0.01 (per Cdn $)	28

1.	Each sensitivity has been calculated on the basis that all other variables remain constant and assumes year-end foreign exchange rates.
2.

Excludes exchange impact of translation of U.S. dollar-denominated debt and other monetary items. Reflects the amount of the initial US$0.01 change; additional changes are substantially, but not exactly, linear.

Capital Structure and Liquidity

Our capital structure consists of Common share equity and long-term debt and our liquidity includes our operating facilities.

Operating Borrowing Facilities

On July 18, 2019, we completed an amendment to our revolving lines of credit to extend the maturity date to August 28, 2024, and to increase the size of our Canadian and U.S. syndicated committed revolving credit facilities from $500 million to $850 million. At the same time, we also amended the terms of the US$200 million term loan to extend the maturity date from August 25, 2022 to August 28, 2024. All other material terms of the revolving lines of credit and the term loan remain unchanged.

On December 31, 2019, our operating facilities consisted of an $850 million committed revolving credit facility, a $32 million (US$25 million) demand line of credit dedicated to our U.S. operations and an $8 million demand line of credit dedicated to our 50%-owned newsprint operation. In addition, we have demand lines of credit totalling $89 million dedicated to letters of credit of which US$15 million is committed to our U.S. operations. On January 17, 2020, we entered into a new uncommitted, demand letter of credit facility of up to $40 million.

On December 31, 2019, $377 million was outstanding under our revolving credit facility. In addition, letters of credit in the amount of $61 million were supported by our facilities.

Available liquidity at December 31, 2019 was $505 million. Available liquidity includes cash and short-term investments, cheques issued in excess of funds on deposit and amounts available on our operating loans excluding the $8 million operating loan dedicated to our 50%-owned newsprint operation.

All debt is unsecured except the $8 million 50%-owned newsprint operation demand line of credit, which is secured by that operation’s current assets.

Material Long-term Debt

In October 2014, we issued US$300 million of fixed-rate senior unsecured notes, bearing interest at 4.35% and due October 2024, pursuant to a private placement in the U.S. The notes are redeemable, in whole or in part, at our option at any time.

In August 2017, we were advanced a US$200 million 5-year term loan that, with the July 2019 extension, matures on August 25, 2024. Interest is payable at floating rates based on Base Rate Advances or LIBOR Advances at our option. This loan is repayable at any time, in whole or in part, at our option and without penalty but cannot be redrawn after payment.

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR.

Equity

Our outstanding Common share equity consists of 66,382,329 Common shares and 2,281,478 Class B Common shares for a total of 68,663,807 shares issued and outstanding as of February 11, 2020.

Our Class B Common shares are equal in all respects to our Common shares, including the right to dividends and the right to vote, and are exchangeable on a one-for-one basis for Common shares. Our Common shares are listed for trading on the Toronto Stock Exchange while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

On September 17, 2019, we renewed our NCIB allowing us to acquire an additional 3,318,823 Common shares for cancellation until the expiry of the bid on September 19, 2020. The following table shows our purchases under various NCIB programs, including a summary of all purchases since the program was started in 2013.

Share Buybacks

(number of common shares and price per share)

NCIB period	Common Shares	Average Price
September 17, 2017 to September 18, 2018
September 19 to December 31, 2017	85,094	$68.52
January 1 to September 18, 2018	5,905,360	$88.06
September 19, 2018 to September 18, 2019
September 19 to December 31, 2018	2,230,436	$70.05
January 1 to September 18, 2019	1,178,400	$68.30
September 19, 2019 to December 31, 2019	—	—

September 17, 2013 to February 11, 2020	17,226,864	$66.05

Share Options

As of February 11, 2020, there were 1,211,137 share purchase options outstanding with exercise prices ranging from $23.68 to $85.40 per Common share.

Defined Benefit Pension Plans

The funded position of our defined benefit pension plans and other retirement benefit plans is estimated at the end of each period. The funded position, as shown in Note 13 to our Financial Statements, is determined by subtracting the value of the plan assets from the plan obligations. In 2019, we recorded in other comprehensive earnings an after-tax actuarial loss of $99 million, compared to an after-tax gain of $24 million in 2018. The current year loss reflected a decrease in the discount rate used to calculate plan liabilities, the effect of plan revaluations, partially offset by an actual rate of return on assets that was higher than the expected return.

Summary of Financial Position

($ millions, except as otherwise indicated)

As at December 31	2019	2018
Cash and short-term investments	16	160
Current assets	1,147	1,345
Current liabilities	837	595
Ratio of current assets to current liabilities	1.4	2.3
Net debt
Cash and short-term investments	(16)	(160)
Deferred financing costs[1]	(6)	(6)
Cheques issued in excess of funds on deposit	16	13
Operating loans	377	63
Current and long-term lease obligation	11	—
Current and long-term debt	663	696

	1,045	606

Shareholders’ equity	2,474	2,896

Total capital	3,519	3,502

Net debt to total capital[2]	30%	17%

1.

For our balance sheet presentation, these costs are applied to reduce the associated debt or, in instances when the operating loan is undrawn, these costs associated with the operating loan are included in other assets.

2.	See section “Non-IFRS Measures” in this MD&A.

Debt Ratings

We are rated by three rating agencies and their ratings as of December 31, 2019 are shown in the table below. All three ratings are considered investment grade.

Agency	Rating	Outlook
DBRS	BBB(low)	Positive
Moody’s	Baa3	Stable
Standard & Poor’s	BBB-	Stable

These ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agencies.

Cash Flow

Our cash requirements, other than for operating purposes, are primarily for interest payments, repayment of debt, additions to property, plant, equipment and timber, acquisitions and payment of dividends. In normal business cycles and in years without a major acquisition or debt repayment, cash on hand and cash provided by operations have normally been sufficient to meet these requirements.

Selected Cash Flow Items

($ millions – cash provided by (used in))

For the year ended December 31	2019	2018
Operating Activities
Earnings	(150)	810
Amortization	259	257
Restructuring and impairment charges	33	—
Restructuring charges paid	(7)	—
Export duty deposits	(5)	(31)
Post-retirement expense	80	84
Contributions to post-retirement plans	(85)	(103)
Tax provision (recovery)	(69)	262
Income taxes paid	(62)	(316)
Changes in inventories	51	(105)
Other	70	51

	115	909

Financing Activities
Proceeds from operating loan	314	63
Finance expense paid	(43)	(32)
Dividends	(55)	(37)
Repurchases of Common shares	(81)	(675)
Other	(5)	—

	130	(681)

Investing Activities
Additions to capital assets	(410)	(370)
Other	19	16

	(391)	(354)

Change in cash	(146)	(126)

Operating Activities

The table above shows the main components of cash flow from operations for 2019 compared to 2018. The significant factors affecting the comparison were lower earnings, inventory changes, post-retirement plan contributions and income tax payments.

The current year inventory reduction was primarily due to lower SPF lumber inventories as a result of the 2019 temporary and permanent curtailments as well as lower pulp inventories.

We made tax payments of $62 million during the year compared to $316 million in 2018. Tax installments for 2019 have been reduced to reflect lower earnings in both Canada and the U.S. Cash payments in 2019 included approximately $36 million on account of 2018 income while 2018 included approximately $104 million on account of 2017 income.

Contributions to post-retirement plans in 2018 included $17 million of deferred contributions from 2017 as a result of regulatory reform initiatives in B.C. and Alberta.

Financing Activities

During 2019 we borrowed an additional $314 million on our operating loan. We also returned $136 million to our shareholders compared to $712 million in 2018, through dividend payments and Common share repurchases under our NCIB program.

Investing Activities

2019 additions to capital assets include $339 million for the lumber segment, $23 million for the panels segment, $39 million for the pulp & paper segment and $9 million for our corporate segment. Additional details are found under the section “Capital Expenditures” above.

Contractual Obligations

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR. The agreement is accounted for as a derivative.

On April 24, 2019, we expanded our letters of credit facility by an additional $20 million. On July 18, 2019, we completed an amendment to our revolving lines of credit to extend the maturity date to August 28, 2024, and to increase the size of our Canadian and U.S. syndicated committed revolving credit facilities from $500 million to $850 million. At the same time, we also amended the terms of the US$200 million term loan to extend the maturity date to August 28, 2024 and terminated the uncommitted $100 million credit facility that was temporarily established on April 24, 2019. All other material terms of the revolving lines of credit and the term loan remain unchanged.

On January 17, 2020, we entered into an agreement for a new uncommitted, demand letter of credit facility of up to $40 million.

Contractual Obligations1

(at December 31, 2019 in $ millions)

	2020	2021	2022	2023	Thereafter	Total
Long-term debt[2]	10	—	—	3	650	663
Interest on long-term debt	25	25	26	26	20	122
Operating loan	377	—	—	—	—	377
Lease obligation	3	3	3	2	3	14
Contributions to defined benefit pension plans[3]	49	50	51	—	—	150
Asset purchase commitments	179	—	—	—	—	179

Total	643	78	80	31	673	1,505

1.

Contractual obligations mean an agreement related to debt, leases and enforceable agreements to purchase goods or services on specified terms, but does not include payroll obligations, reforestation and decommissioning obligations, energy purchases under various agreements, non-defined benefit post-retirement contributions payable, equity-based compensation including equity hedges, accounts payable in the ordinary course of business or contingent amounts payable.

2.	Includes U.S. dollar-denominated debt of US$508 million.
3.	Contributions to the defined benefit pension plans are based on the most recent actuarial valuation. Future contributions will be determined at the next actuarial valuation date.

Financial Instruments

Details of our financial instruments can be found in Note 24 to our Financial Statements.

Significant Management Judgments Affecting Financial Results

The preparation of financial statements requires management to make estimates and assumptions, and to select accounting policies, that affect the amounts reported. The significant accounting policies followed by our Company are disclosed in our Financial Statements. The following judgments are considered the most significant:

Softwood Lumber Dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the USDOC and the USITC to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result, we have received West Fraser specific rates.

Details can be found under the section “Discussion & Analysis of Annual Results by Product Segment - Lumber - Softwood Lumber Dispute”.

The CVD and ADD rates are subject to adjustment by the USDOC through an Administrative Review (“AR”) of Periods of Investigation (“POI”). The rates published after each AR are retroactively applied to the related POI, therefore we record on our balance sheet the difference between the cash deposit rate and the published rate once the rate is finalized. Additionally, for ADD, we estimate the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust to the final rate when published. Such adjustments for CVD and ADD could be material.

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.

Recoverability of Long-lived Assets

We assess the carrying value of an asset when there are indicators of impairment. The assessment compares the asset’s estimated discounted future cash flows to the carrying value of the asset. If the carrying value of the asset exceeds the asset’s estimated discounted future cash flows, the carrying value is written down to the higher of fair value less costs of disposal and value-in-use. The B.C. lumber industry faced low product pricing and high purchased log costs in 2019. As a result, restructuring and impairment charges of $33 million were recognized in 2019 of which $25 million was related to the permanent closure of our Chasm, B.C. lumber mill and $8 million to a plant and equipment impairment associated with certain B.C. lumber mill assets.

We review the amortization periods for our manufacturing equipment and machinery to ensure that the periods appropriately reflect anticipated obsolescence and technological change. Current amortization periods for manufacturing equipment range from 6 to 20 years. Timber licences are amortized over 40 years.

Goodwill is not amortized. We compare the carrying value of goodwill and related assets, at least once a year, to the estimated discounted cash flows that the assets are expected to generate. If it is determined that the carrying value is more than the estimated discounted cash flows, then a goodwill impairment will be recorded. We tested goodwill for impairment in 2019 and concluded that its carrying value is not impaired. The testing of goodwill for impairment involves significant estimates including future production and sales volumes, product selling prices, U.S. dollar exchange rates, operating costs, capital expenditures and the appropriate discount rate to apply. In all cases, we have used our best estimates of these projected amounts and values. Given the current global economic uncertainty and the volatility of the markets for our products, it is possible that our estimates will be adjusted in the future and that these adjusted estimates could result in the future impairment of goodwill.

We also review the carrying value of deferred income tax assets to ensure that the carrying value is appropriate. The key factors considered are our history of profitability, future expectations of profitability, the expected reversal of temporary differences and the timing of expiry of tax loss carry-forwards and limitations on their use.

Reforestation and Decommissioning Obligations

In Canada, provincial regulations require timber quota holders to carry out reforestation to ensure reestablishment of the forest after harvesting. Reforested areas must be tended for a period sufficient to ensure that they are well established. The time needed to meet regulatory requirements depends on a variety of factors.

In our operating areas, the time to meet reforestation standards usually spans 12 to 15 years from the time of harvest. We record a liability for the estimated cost of the future reforestation activities when the harvesting takes place. This liability is reviewed, at least annually, and is updated to our current estimate of the costs to complete the remainder of the reforestation activities. In 2019, the review of the reforestation obligation resulted in an increase of $4 million to the obligation (2018 - increase of $5 million).

We record the estimated fair value of a liability for decommissioning obligations, such as landfill closures, in the period when a reasonable estimate of fair value can be made. We review these estimates at least annually and adjust the obligations as appropriate. The 2019 review resulted in an increase to the obligation of $2 million, which was primarily related to the permanent closure of our Chasm, B.C. lumber mill (2018 - increase of $4 million).

Defined Benefit Pension Plan (“D.B. Plan”) Assumptions

We maintain several D.B. Plans for many of our employees. The annual funding requirements and pension expenses are based on (i) various assumptions that we determine in consultation with our actuaries, (ii) actual investment returns on the pension fund assets, and (iii) changes to the employee groups in the pension plans. Note 13 to the Financial Statements provides the sensitivity of a change in key assumptions to our post-retirement obligations.

Accounting Standards Issued but Not Yet Applied

The International Accounting Standards Board periodically issues new standards and amendments or interpretations to existing standards. There are no pronouncements that would cause a significant change to our Financial Statements.

New Accounting Pronouncements Adopted

IFRS 16 - Leases

On January 1, 2019, we adopted IFRS 16 - Leases as a replacement of the old International Accounting Standard (“IAS”) 17 - Leases and the related interpretations. The new standard requires, among other things, lessees to recognize leases traditionally recorded as operating leases in the same manner as financing leases. On January 1, 2019, we have recorded a $14 million right-of-use asset and a $14 million lease obligation on our balance sheet. Please see Note 3 of our Financial Statements for additional information.

Risks and Uncertainties

Our business is subject to a number of risks and uncertainties that can significantly affect our operations, financial condition and future performance. We have a comprehensive process to identify, manage, and mitigate risk, wherever possible. The risks and uncertainties described below are not necessarily the only risks we face. Additional risks and uncertainties that are presently unknown to us or deemed immaterial by us may adversely affect our business.

Product Demand and Price Fluctuations

Our revenues and financial results are primarily dependent on the demand for, and selling prices of, our products, which are subject to significant fluctuations. The demand and prices for lumber, panels, pulp, newsprint, wood chips and other wood products are highly volatile and are affected by factors such as: (1) global economic conditions including the strength of the U.S., Canadian, Chinese, Japanese and other international economies, particularly U.S. and Canadian housing markets and their mix of single and multifamily construction, repair, renovation and remodeling spending; (2) alternative products to lumber; (3) construction and home building disruptor technologies that may reduce the use of lumber; (4) changes in industry production capacity; (5) changes in world inventory levels; (6) increased competition from other consumers of logs and producers of lumber; and (7) other factors beyond our control. In addition, unemployment levels, interest rates, the availability of mortgage credit and the rate of mortgage foreclosures have a significant effect on residential construction and renovation activity, which in turn influences the demand for, and price of, building materials such as lumber and panel products. Declines in demand, and corresponding reductions in prices, for our products may adversely affect our financial condition and results of operations.

We cannot predict with any reasonable accuracy future market conditions, demand or pricing for any of our products due to factors outside our control. Prolonged or severe weakness in the market for any of our principal products would adversely affect our financial condition.

Availability of Fibre and Changes in Stumpage Fees in Canada

Substantially all of our Canadian log requirements are harvested from lands owned by a provincial government (the “Crown”). Provincial governments control the volumes that can be harvested under provincially-granted tenures and otherwise regulate the availability of Crown timber for harvest. Provincial governments also control the renewal or replacement of provincially-granted tenures, the issuance of operating permits to harvest timber under such tenures and the ability to transfer or acquire such tenures. Determinations by provincial governments to reduce the volume of timber, to issue or not issue operating permits to harvest timber, the areas that may be harvested under timber tenures, to restrict the transfer or acquisition of timber tenures or to regulate the processing of timber or use of harvesting contractors, including to protect the environment or endangered species, species at risk and critical habitat or as a result of forest fires or in response to jurisprudence or government policies respecting aboriginal rights and title or reconciliation efforts or to restrict log processing to local or appurtenant saw mills or to mandate amounts of work to be provided or rates to be paid to harvesting contractors, may reduce our ability to secure log or residual fibre supply and may increase our log purchase and residual fibre costs and may impact our lumber, plywood, LVL, pulp and MDF operations.

In addition, provincial governments prescribe the methodologies that determine the amounts of stumpage fees that are charged in respect of harvesting on Crown lands. Determinations by provincial governments to change stumpage fee methodologies or rates could increase our log costs.

We rely on third party independent contractors to harvest timber in areas over which we hold timber tenures. Increases in rates charged by these independent contractors or the limited availability of these independent contractors or new regulations on the work to be provided and rates to be paid to these contractors may increase our timber harvesting costs.

We also rely on the purchase of logs and increased competition for logs, or shortages of logs may result in increases in our log purchase costs.

Availability of Fibre and Fibre Costs in the United States

We rely on log supply agreements in the U.S. which are subject to log availability and based on market prices. Approximately 18% of the aggregate log requirements for our U.S. sawmills may be supplied under long-term agreements with the balance purchased on the open market. Open market purchases come from timber real estate investment trusts, timberland investment management organizations and private land owners. Changes in the log markets in which we operate may reduce the supply of logs available to us and may increase the costs of log purchases, each of which could adversely affect our results. In addition, changes in the market for residuals may reduce the demand and selling price for the residuals produced by our operations and increase the disposal costs, which could adversely affect our results.

Trade Restrictions

A substantial portion of our products that are manufactured in Canada are exported for sale. Our financial results are dependent on continued access to the export markets and tariffs, quotas and other trade barriers that restrict or prevent access represent a continuing risk to us. Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. During the period from October 2006 through October 2015 these exports were subject to a trade agreement between the U.S. and Canada and on the expiry of that agreement, a one-year moratorium on trade sanctions by the U.S. came into place. That moratorium has expired and in November 2016 a group of U.S. lumber producers petitioned the USDOC and the USITC to impose trade sanctions against Canadian softwood lumber exports to the U.S. In 2017 duties were imposed on Canadian softwood lumber exports to the U.S. The current duties are likely to remain in place until and unless some form of trade agreement can be reached between the U.S. and Canada (which trade agreement could include other tariffs or duties or quotas that restrict lumber exports) or a final, binding determination is made as a result of litigation. Unless the additional costs imposed by duties can be passed along to lumber consumers, the duties will increase costs for Canadian producers and, in certain cases, could result in some Canadian production becoming unprofitable. Whether and to what extent duties can be passed along to consumers will largely depend on the strength of demand for softwood lumber, which is significantly influenced by the levels of new residential construction in the U.S. which has been gradually improving over the past several years. If duties can be passed through to consumers in whole or in part the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers) which in turn could cause the price of SYP lumber, which would not be subject to the duty, to increase as well.

The application of U.S. trade laws could, in certain circumstances, create significant burdens on us. We are a mandatory respondent in current investigations being conducted by the USDOC into alleged subsidies and dumping of Canadian softwood lumber. In addition, the current trade dispute between the U.S. and China could negatively impact either or both the U.S. and Chinese economies which could have an adverse effect on the demand for our products and could adversely affect our financial results. Further the current diplomatic and trade issues between Canada and China could result in tariffs and other trade barriers that restrict access to the market in China for our products.

Natural and Man-Made Disasters and Climate Change

Our operations are subject to adverse natural or man-made events such as forest fires, flooding, hurricanes and other severe weather conditions, climate change, timber diseases and insect infestations including those that may be associated with warmer climate conditions, and earthquake activity. Over the past several years, changing weather patterns and climatic conditions due to natural and man-made causes have added to the unpredictability and frequency of natural events such as severe weather, hurricanes, flooding, hailstorms, wildfires, snow, ice storms, and the spread of disease and insect infestations. These events could damage or destroy or adversely affect the operations at our physical facilities or our timber supply or our access to or availability of timber, and similar events could also affect the facilities of our suppliers or customers. Any such damage or destruction could adversely affect our financial results as a result of the reduced availability of timber, decreased production output, increased operating costs or the reduced availability of transportation. Although we believe we have reasonable insurance arrangements in place to cover certain of such incidents related to damage or destruction, there can be no assurance that these arrangements will be sufficient to fully protect us against such losses. As is common in the industry, we do not insure loss of standing timber for any cause.

In addition, government action to address climate change, carbon emissions, water and land use and the protection of threatened or endangered species and critical habitat may result in the enactment of additional or more stringent laws and regulations that may require us to incur significant capital expenditures, pay higher taxes or fees, including carbon related taxes, or otherwise could adversely affect our operations or financial conditions. Further, the rising prominence of environmental, social and governance concerns among investors and institutional investor advisory groups may impact the investment making decisions of investors in companies requiring access to natural resources or the land base.

Mountain Pine Beetle and B.C. Wildfires

The long-term effect of the mountain pine beetle infestation and the 2017 and 2018 wildfire outbreaks in B.C. on our Canadian operations is uncertain. The potential effects include a reduction of future Annual Allowable Cut (“AAC”) levels to below current and pre-infestation AAC levels. Many of our B.C. operations are experiencing a diminished grade and volume of lumber recovered from beetle-killed and fire damaged logs as well as increased production costs. These effects are also present in some of our Alberta operations where the mountain pine beetle infestation has expanded. The timing and extent of the future effect on our timber supply, lumber grade and recovery, and production costs will depend on a variety of factors and at this time cannot be reasonably determined. The effects of the deterioration of beetle-killed and fire damaged logs could include increased costs, reduced operating rates due to shortages of commercially merchantable timber and mill closures.

Wood Dust

Our operations generate wood dust which has been recognized for many years as a potential health and safety hazard and operational issue. The potential risks associated with wood dust have been increased in those of our B.C. and Alberta facilities that have been processing mountain pine beetle-killed logs and fire damaged logs as the wood dust generated from these logs tends to be drier, lighter and finer than wood dust typically generated. We have adopted a variety of measures to reduce or eliminate the risks and operational challenges posed by the presence of wood dust in our facilities and we continue to work with industry and regulators to develop and adopt best mitigation practices. Any explosion or similar event at any of our facilities or any third-party facility could result in significant loss, increases in expenses and disruption of operations, each of which would have a material adverse effect on our business.

Financial

Capital Plans

Our capital plans will include, from time to time, expansion, productivity improvement, technology upgrades, operating efficiency optimization and maintenance, repair or replacement of our existing facilities and equipment. In addition, we may undertake the acquisition of facilities or the rebuilding or modernization of existing facilities. If the capital expenditures associated with these capital projects are greater than we have projected or if construction timelines are longer than anticipated, or if we fail to achieve the intended efficiencies, our financial condition, results of operations and cash flows may be adversely affected. In addition, our ability to expand production and improve operational efficiencies will be contingent on our ability to execute on our capital plans. Our capital plans and our ability to execute on such plans may be adversely affected by availability of, and competition for, qualified workers and contractors, machinery and equipment lead times, changes in government regulations, unexpected delays and increases in costs of completing capital projects including due to increased materials, machinery and equipment costs resulting from trade disputes and increased tariffs and duties.

Capital Resources

We believe our capital resources will be adequate to meet our current projected operating needs, capital expenditures and other cash requirements. Factors that could adversely affect our capital resources include prolonged and sustained declines in the demand and prices for our products, unanticipated significant increases in our operating expenses and unanticipated capital expenditures. If for any reason we are unable to provide for our operating needs, capital expenditures and other cash requirements on commercially reasonable terms, we could experience a material adverse effect to our business, financial condition, results of operations and cash flows.

Availability of Credit

We rely on long-term borrowings and access to revolving credit in order to finance our ongoing operations. Any change in availability of credit in the market, as could happen during an economic downturn, could affect our ability to access credit markets on commercially reasonable terms. In the future we may need to access public or private debt markets to issue new debt. Deteriorations or volatility in the credit markets could also adversely affect:

•	our ability to secure financing to proceed with capital expenditures for the repair, replacement or expansion of our existing facilities and equipment;

•	our ability to comply with covenants under our existing credit or debt agreements;

•	the ability of our customers to purchase our products; and

•	our ability to take advantage of growth, expansion or acquisition opportunities.

In addition, deteriorations or volatility in the credit market could result in increases in the interest rates that we pay on our outstanding non-fixed rate debt, which would increase our costs of borrowing and adversely affect our results.

Credit Ratings

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on our financial condition.

Costs of Materials and Energy

We rely heavily on certain raw materials, including logs, wood chips and chemicals, and energy sources, including natural gas and electricity, in our manufacturing processes. Competition from our industry and other industries may result in increased demand and costs for these raw materials and energy sources. Increases in the costs of these raw materials and energy sources will increase our operating costs and will reduce our operating margins. There is no assurance that we will be able to fully offset the effects of higher raw material or energy costs through hedging arrangements, price increases, productivity improvements or cost-reduction programs.

Operational Curtailments

From time to time, we suspend or curtail operations at one or more of our facilities in response to market conditions, environmental risks, or other operational issues, including, but not limited to scheduled and unscheduled maintenance, temporary periods of high electricity prices, power failures, equipment breakdowns, adverse weather conditions, labour disruptions, fire hazards, and the availability or cost of raw materials including logs and wood chips.

In addition, our ability to operate at full capacity may be affected by ongoing capital projects. As a result, our facilities may from time to time operate at less than full capacity. These operational suspensions could have a material adverse effect on our financial condition as a result of decreased revenues and lower operating margins.

In Canada, a substantial portion of the wood chip requirements of our Canadian pulp and paper operations are provided by our Canadian sawmills and plywood and LVL plants. If wood chip production is reduced because of production curtailments, improved manufacturing efficiencies or any other reason, our pulp and paper operations may incur additional costs to acquire or produce additional wood chips or be forced to reduce production. Conversely, pulp and paper mill production curtailments may require our sawmills and panel mills to find other ways to dispose of residual wood fibre and may result in curtailment or suspension of lumber, plywood or LVL production and increased costs.

Transportation Requirements

Our business depends on our ability to transport a high volume of products and raw materials to and from our production facilities and on to both domestic and international markets. We rely primarily on third-party transportation providers for both the delivery of raw materials to our production facilities and the transportation of our products to market. These third-party transportation providers include truckers, bulk and container shippers and railways. Our ability to obtain transportation services from these transportation service providers is subject to risks which include, without limitation, availability of equipment and operators, disruptions due to weather, natural disasters and labour disputes. Transportation services may also be impacted by seasonal factors, which could impact the timely delivery of raw materials and distribution of products to customers. As a result of rail capacity constraints, access to adequate transportation capacity has at times been strained and could affect our ability to transport our products to markets and could result in increased product inventories. Transportation costs are also subject to risks that include, without limitation, increased rates due to competition and increased fuel costs. Increases in transportation costs will increase our operating costs. If we are unable to obtain transportation services or if our transportation costs increase, our revenues may decrease due to our inability to deliver products to market and our operating expenses may increase, each of which would adversely affect our results of operations.

Labour and Services

Our operations rely on experienced local and regional management and both skilled and unskilled workers as well as third party services such as logging and transportation and services for our capital projects. Because our operations are generally located away from major urban centres, we often face strong competition from our industry and others such as oil and gas production, mining and manufacturing for labour and services, particularly skilled trades. Shortages of key services or shortages of management leaders or skilled or unskilled workers, including those caused by a failure to attract and retain a sufficient number of qualified employees and other personnel or high employee turnover could impair our operations by reducing production or increasing costs or the ability to execute on our capital projects including timing and costs.

We employ a unionized workforce in a number of our operations. Walkouts or strikes by employees could result in lost production and sales, higher costs and supply constraints that could have a material adverse effect on our business. Also, we depend on a variety of third parties that employ unionized workers to provide critical services to us. Labour disputes experienced by these third parties could lead to disruptions at our facilities.

Environment

We are subject to regulation by federal, provincial, state, municipal and local environmental authorities, including, among other matters, environmental regulations relating to air emissions and pollutants, wastewater (effluent) discharges, solid and hazardous waste, landfill operations, forestry practices, permitting obligations, site remediation and the protection of threatened or endangered species and critical habitat. Concerns over climate change, carbon emissions, water and land-use practices and the protection of threatened or endangered species and critical habitat could also lead governments to enact additional or more stringent environmental laws and regulations that may require us to incur significant capital expenditures, pay higher taxes or fees, including carbon related taxes or otherwise could adversely affect our operations or financial conditions.

We have incurred, and will continue to incur, capital expenditures and operating costs to comply with environmental laws and regulations, including the U.S. Environmental Protection Agency’s Boiler MACT (maximum achievable control technology) regulations. In addition, changes in the regulatory environment respecting climate change have and may lead governments and regulatory bodies to enact additional or more stringent laws and regulations and impose operational restrictions or incremental levies and taxes applicable to our Company.

No assurance can be given that changes in these laws and regulations or their application will not have a material adverse effect on our business, operations, financial condition and operational results. Similarly, no assurance can be given that capital expenditures necessary for future compliance with existing and new environmental laws and regulations could be financed from our available cash flow.

We may discover currently unknown environmental problems, contamination, or conditions relating to our past or present operations. This or any failure to comply with environmental laws and regulations may require site or other remediation costs or result in governmental or private claims for damage to person, property, natural resources or the environment or governmental sanctions, including fines or the curtailment or suspension of our operations, which could have a material adverse effect on our business, financial condition and operational results.

We are currently involved in investigation and remediation activities and maintain accruals for certain environmental matters or obligations, as set out in the notes to our Financial Statements for the year ended December 31, 2019. There can be no assurance that any costs associated with such obligations or other environmental matters will not exceed our accruals.

Our Canadian woodland operations, and the harvesting operations of our many key U.S. log suppliers, in addition to being subject to various environmental protection laws, are subject to third-party certification as to compliance with internationally recognized, sustainable forest management standards. Demand for our products may be reduced if we are unable to achieve compliance or are perceived by the public as failing to comply, with these applicable environmental protection laws and sustainable forest management standards, or if our customers require compliance with alternate forest management standards for which our operations are not certified. In addition, changes in sustainable forest management standards or our determination to seek certification for compliance with alternate sustainable forest management standards may increase our costs of operations.

Aboriginal Groups

Issues relating to Aboriginal groups, including First Nations, Metis and others, have the potential for a significant adverse effect on resource companies operating in Canada including West Fraser. Risks include potential delays or effects of governmental decisions relating to Canadian Crown timber harvesting rights (including their grant, renewal or transfer or authorization to harvest) in light of the government’s duty to consult and accommodate aboriginal groups in respect of aboriginal rights or treaty rights, agreements governments may choose to enter into with Aboriginal groups even if not required by law, related terms and conditions of authorizations and potential findings of aboriginal title over land.

We participate, as requested by government, in the consultation process in support of the government fulfilling its duty to consult. We also seek to develop and maintain good relationships with aboriginal groups that may be affected by our business activities. However, as the jurisprudence and government policies respecting aboriginal rights and title and the consultation process continue to evolve, and as treaty and non-treaty negotiations continue, we cannot assure that aboriginal claims will not in the future have a material adverse effect on our timber harvesting rights or our ability to exercise or renew them or secure other timber harvesting rights.

In addition, the Canadian federal government and the provincial governments in Alberta and B.C. have made commitments to renew their relationships with aboriginal groups and in some cases have expressed their support for the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) and their intent to adopt and implement UNDRIP. At this time, it is unclear whether or how UNDRIP will be adopted into Canadian law and its impact on the Crown’s duty to consult with and accommodate aboriginal groups. At this time, we are unable to assess the effect, if any, that the adoption and implementation of UNDRIP by federal and provincial governments may have on land claims or consultation requirements or on our business, but the impact may be material.

On June 26, 2014 the Supreme Court of Canada (the “SCC”) released its reasons for judgment in Tsilhqot’in Nation v. British Columbia. The SCC declared that the Tsilhqot’in Nation had established aboriginal title over an area of B.C. comprising approximately 1,750 square kilometres. The SCC also held that the provisions of the Forest Act (British Columbia) dealing with the disposition or harvest of Crown timber, as presently drafted, no longer applied to timber located on those lands, by virtue of the definition of “Crown Timber” in the Forest Act. But the SCC also confirmed that provincial laws can apply on aboriginal title lands but only if the legislature so intends, and if the government can justify infringements of aboriginal title in certain cases (according to tests set out in the case law). It also confirmed that the existing Forest Act continues to apply to lands unless and until title is established.

We do not have any cutting permits in the area that was the subject of the Tsilhqot’in case. However, claims of aboriginal title have been asserted by many aboriginal groups throughout B.C. (including lands in which we have interests or rights) and there is a risk that other aboriginal groups may pursue further rights or title claims through litigation, or treaty negotiations with governments. It is difficult to predict how quickly other claims will be litigated or negotiated and in what manner our Crown timber harvesting rights and log supply arrangements will be affected.

Regulatory

Our operations are subject to extensive general and industry-specific federal, provincial, state, municipal and other local laws and regulations and other requirements, including those governing forestry, exports, taxes (including, but not limited to, income, sales and carbon taxes), employees, labour standards, occupational health and safety, waste disposal, environmental protection and remediation, protection of endangered and protected species and land use and expropriation. We are required to obtain approvals, permits and licences for our operations, which may require advance consultation with potentially affected stakeholders including aboriginal groups and impose conditions that must be complied with. If we are unable to obtain, maintain, extend or renew, or are delayed in extending or renewing, a material approval, permit or licence, our operations or financial condition could be adversely affected. There is no assurance that these laws, regulations or government requirements, or the administrative interpretation or enforcement of existing laws and regulations, will not change in the future in a manner that may require us to incur significant capital expenditures, pay higher taxes or otherwise could adversely affect our operations or financial condition. Failure to comply with applicable laws or regulations, including approvals, permits and licences, could result in fines, penalties or enforcement actions, including orders suspending or curtailing our operations or requiring corrective measures or remedial actions.

Foreign Currency Exchange Rates

Our Canadian operations sell the majority of its products at prices denominated in U.S. dollars or based on prevailing U.S. dollar prices. A significant portion of its operational costs and expenses are incurred in Canadian dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the revenue in Canadian dollar terms realized by our Canadian operations from sales made in U.S. dollars, which reduces operating margin and the cash flow available to fund operations. Canadian operations are also exposed to the risk of exchange rate fluctuations in the period between sale and payment. To mitigate the exposure of Canadian operations to currency fluctuations, we have long-term debt repayable in U.S. dollars which is valued in Canadian dollars at the end of each reporting period by applying the prevailing exchange rate. The translation gains or losses for our Canadian operations are reported in earnings in the Financial Statements.

Our U.S. operations transact and report in U.S. dollars, but their results are translated into Canadian dollars for Financial Statement purposes with the resulting translation gains or losses being reported in other comprehensive earnings.

Exchange rate fluctuations result in exchange gains or losses and changes in other comprehensive earnings. This results in significant earnings sensitivity to changes in the Canadian/U.S. dollar exchange rate. The Canadian/U.S. dollar exchange rate is affected by a broad range of factors which makes future rates difficult to accurately predict.

Competition

We compete with global producers, some of which may have greater financial resources and lower production costs than we do. Currency devaluations can have the effect of reducing our competitors’ costs and making our products less competitive in certain markets. In addition, European lumber producers and South American panel producers may enter the North American market during periods of peak prices. Markets for our products are highly competitive. Our ability to maintain or improve the cost of producing and delivering products to those markets is crucial. Factors such as cost and availability of raw materials, energy and labour, the ability to maintain high operating rates and low per-unit manufacturing costs, and the quality of our final products and our customer service all affect our earnings. Some of our products are also particularly sensitive to other factors including innovation, quality and service, with varying emphasis on these factors depending on the product. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected. If we are unable to compete effectively, such failure could have a material adverse effect on our business, financial condition and results of operations.

Our products may compete with non-fibre based alternatives or with alternative products in certain market segments. For example, steel, engineered wood products, plastic, wood/plastic or composite materials may be used by builders as alternatives to the products produced by our wood products businesses such as lumber, plywood and MDF products. Changes in prices for oil, chemicals and wood-based fibre can change the competitive position of our products relative to available alternatives and could increase substitution of those products for our products. As the use of these alternatives grows, demand for our products may further decline.

Because commodity products have few distinguishing properties from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand and competition from substitute products. Prices for our products are affected by many factors outside of our control, and we have no influence over the timing and extent of price changes, which often are volatile. Accordingly, our revenues may be negatively affected by pricing decisions made by our competitors and by decisions of our customers to purchase products from our competitors.

Pension Plan Funding

We are the sponsor of several defined benefit pension plans which exposes us to market risks related to plan assets. Funding requirements for these plans are based on actuarial assumptions concerning expected return on plan assets, future salary increases, life expectancy and interest rates. If any of these assumptions differs from actual outcomes such that a funding deficiency occurs or increases, we would be required to increase cash funding contributions which would in turn reduce the availability of capital for other purposes. We are also subject to regulatory changes regarding these plans which may increase the funding requirements which would in turn reduce the availability of capital for other purposes.

Information Technology and Cyber Security

We are reliant on our information and operations technology systems to operate our manufacturing facilities, access fibre, communicate internally and with suppliers and customers, to sell our products and to process payments and payroll as well as for other corporate purposes and financial reporting. An interruption or failure or unsuccessful implementation and integration of our information and operations technology systems could result in a material adverse effect on our operations, business, financial condition and results of operations.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, proprietary business and confidential financial information and identifiable personal information of our employees. We rely on industry accepted security measures and technology to protect our information systems and confidential and proprietary information.

However, our information and operations technology systems, including process control systems, are still subject to cyber security risks and are vulnerable to natural disasters, fires, power outages, vandalism, attacks by hackers or others or breaches due to employee error or other disruptions. Any such attack on or breach of our systems including through exposure to potential computer viruses or malware could compromise our systems and stored information may be accessed, publicly disclosed, lost or compromised, which could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruptions to our operations, decreased performance and production, increased costs, and damage to our reputation, which could have a material adverse effect on our business, financial condition and results of operations. As cyber security threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities. However, our exposure to these risks cannot be fully mitigated due to the nature of these threats.

Controls and Procedures

Disclosure Controls and Procedures

West Fraser’s management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to West Fraser is gathered and reported to senior management, including the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting

West Fraser’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS.

There has been no change in the design of West Fraser’s internal control over financial reporting during the year ended December 31, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Evaluation of Effectiveness of Internal Controls

As required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), West Fraser’s management, under the supervision of the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, has caused the effectiveness of the disclosure controls and procedures and internal control over financial reporting to be evaluated as of December 31, 2019. Based on that evaluation, the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer have concluded that West Fraser’s disclosure controls and procedures and internal control over financial reporting were effective as of December 31, 2019.

Additional Information

Additional information relating to West Fraser, including our Annual Information Form, can be found on our website at www.westfraser.com or on SEDAR at www.sedar.com.

RESPONSIBILITY OF MANAGEMENT

The management of West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is responsible for the preparation, integrity, objectivity and reliability of the consolidated financial statements. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and necessarily include amounts that represent the best estimates and judgments of management.

We maintain a system of internal controls over financial reporting that encompasses policies, procedures and controls to provide reasonable assurance that assets are safeguarded against loss or unauthorized use, transactions are executed and recorded with appropriate authorization and financial records are accurate and reliable.

Our independent auditor, which is appointed by the shareholders upon the recommendation of the Audit Committee and the Board of Directors, has completed its audit of the consolidated financial statements in accordance with generally accepted auditing standards in Canada and its report follows.

The Board of Directors provides oversight to the financial reporting process through its Audit Committee, which is comprised of four Directors, none of whom is an officer or employee of West Fraser. The Audit Committee meets regularly with representatives of management and of the auditor to review the consolidated financial statements and matters relating to the audit. The auditor has full and free access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the consolidated financial statements for issuance to the shareholders.

/s/ Raymond Ferris	/s/ Chris Virostek
Raymond Ferris	Chris Virostek
President and Chief Executive Officer	Vice-President, Finance
and Chief Financial Officer
February 11, 2020

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of West Fraser Timber Co. Ltd.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of West Fraser Timber Co. Ltd. and its subsidiaries (together, the Company) as at December 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

What we have audited

The Company’s consolidated financial statements comprise:

•	the consolidated balance sheets as at December 31, 2019 and 2018;

•	the consolidated statements of earnings and comprehensive earnings for the years then ended;

•	the consolidated statements of changes in shareholders’ equity for the years then ended;

•	the consolidated statements of cash flows for the years then ended; and

•	the notes to the consolidated financial statements, which include a summary of significant accounting policies.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion & Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is John Bunting.

/s/ Pricewaterhousecoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia

February 11, 2020

West Fraser Timber Co. Ltd.

Consolidated Balance Sheets

As at December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Assets
Current assets
Cash and short-term investments	$16	$160
Receivables (note 24)	258	332
Income taxes receivable	135	48
Inventories (note 5)	729	791
Prepaid expenses	9	14

	1,147	1,345
Property, plant and equipment (note 6)	2,140	2,056
Timber licences (note 7)	493	513
Goodwill and other intangibles (note 8)	772	767
Export duty deposits (note 27)	80	75
Other assets (note 9)	26	32
Deferred income tax assets (note 19)	10	3

	$4,668	$4,791

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$16	$13
Operating loans (note 12)	374	61
Payables and accrued liabilities (note 10)	396	448
Current portion of long-term debt (note 12)	10	—
Current portion of reforestation and decommissioning obligations (note 11)	41	39
Income taxes payable	—	34

	837	595
Long-term debt (note 12)	650	692
Other liabilities (note 11)	454	316
Deferred income tax liabilities (note 19)	253	292

	2,194	1,895

Shareholders’ Equity
Share capital (note 14)	483	491
Accumulated other comprehensive earnings	132	170
Retained earnings	1,859	2,235

	2,474	2,896

	$4,668	$4,791

Approved by the Board of Directors

/s/ Reid Carter	/s/ Robert L. Phillips
Reid Carter	Robert L. Phillips
Director	Lead Director

West Fraser Timber Co. Ltd.

Consolidated Statements of Earnings and Comprehensive Earnings

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Sales	$4,877	$6,118

Costs and expenses
Cost of products sold	3,652	3,617
Freight and other distribution costs	713	732
Export duties (note 27)	162	202
Amortization	259	257
Selling, general and administration	211	231
Equity-based compensation (note 15)	6	7
Restructuring and impairment charges (note 16)	33	—

	5,036	5,046

Operating earnings	(159)	1,072
Finance expense (note 17)	(49)	(37)
Other (note 18)	(11)	37

Earnings before tax	(219)	1,072
Tax recovery (provision) (note 19)	69	(262)

Earnings	$(150)	$810

Earnings per share (dollars) (note 21)
Basic	$(2.18)	$10.88
Diluted	$(2.34)	$10.62

Comprehensive earnings
Earnings	$(150)	$810
Other comprehensive earnings
Translation gain (loss) on foreign operations[1]	(38)	62
Actuarial gain (loss) on post-retirement benefits[2]	(99)	24

Comprehensive earnings	$(287)	$896

1.	Recycled through earnings in the event of a disposal in net investment in foreign operations.
2.	Adjusted through retained earnings. Net of tax recovery of $33 million (2018 - $9 million provision).

West Fraser Timber Co. Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	Share capital		Translation
	Number of shares	Amount	of foreign operations	Retained earnings	Total equity
Balance - December 31, 2017	77,946,036	$549	$108	$2,069	$2,726
Changes in Shareholders’ Equity for 2018
Translation gain on foreign operations	—	—	62	—	62
Actuarial gain on post-retirement benefits	—	—	—	24	24
Issuance of Common shares	8,598	1	—	—	1
Repurchase of Common shares	(8,135,796)	(59)	—	(617)	(676)
Earnings for the year	—	—	—	810	810
Dividends[1]	—	—	—	(51)	(51)

Balance - December 31, 2018	69,818,838	$491	$170	$2,235	$2,896
Changes in Shareholders’ Equity for 2019
Translation loss on foreign operations	—	—	(38)	—	(38)
Actuarial loss on post-retirement benefits	—	—	—	(99)	(99)
Issuance of Common shares	22,329	1	—	—	1
Repurchase of Common shares	(1,178,400)	(9)	—	(72)	(81)
Earnings for the year	—	—	—	(150)	(150)
Dividends[1]	—	—	—	(55)	(55)

Balance - December 31, 2019	68,662,767	$483	$132	$1,859	$2,474

1.	Represents dividends declared of $0.80 per share for 2019 and $0.70 per share for 2018.

West Fraser Timber Co. Ltd.

Consolidated Statements of Cash Flows

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Cash provided by operations
Earnings	$(150)	$810
Adjustments
Amortization	259	257
Restructuring and impairment charges	33	—
Restructuring charges paid (note 16)	(7)	—
Finance expense	49	37
Foreign exchange loss (gain) on long-term financing	3	(10)
Foreign exchange loss (gain) on long-term duty deposits	4	(5)
Export duty deposits (note 27)	(5)	(31)
Post-retirement expense	80	84
Contributions to post-retirement benefit plans	(85)	(103)
Tax provision (recovery)	(69)	262
Income taxes paid	(62)	(316)
Other	—	(2)
Changes in non-cash working capital
Receivables	70	39
Inventories	51	(105)
Prepaid expenses	5	(3)
Payables and accrued liabilities	(61)	(5)

	115	909

Cash provided by (used for) financing
Proceeds from operating loans	314	63
Finance expense paid	(43)	(32)
Dividends	(55)	(37)
Repurchase of Common shares	(81)	(675)
Other	(5)	—

	130	(681)

Cash used for investing
Additions to capital assets	(410)	(370)
Government assistance	5	6
Proceeds from disposal of capital assets	14	11
Other	—	(1)

	(391)	(354)

Change in cash	(146)	(126)
Foreign exchange effect on cash	(1)	15
Cash - beginning of year	147	258

Cash - end of year	$—	$147

Cash consists of
Cash and short-term investments	$16	$160
Cheques issued in excess of funds on deposit	(16)	(13)

	$—	$147

West Fraser Timber Co. Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(figures are in millions of Canadian dollars, except where indicated)

1.	Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia (“B.C.”). West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in B.C., Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2.	Basis of presentation

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) and were approved by our Board of Directors on February 11, 2020.

Our consolidated financial statements have been prepared under the historical cost basis, except for certain items as discussed in the applicable accounting policies.

Accounting policies that relate to the consolidated financial statements as a whole are incorporated in this note. Where an accounting policy is applicable to a specific note disclosure, the policy is described within the respective note.

Accounting policies

Basis of consolidation

These consolidated financial statements include the accounts of West Fraser and its wholly-owned subsidiaries after the elimination of intercompany transactions and balances. Principal operating subsidiaries are West Fraser Mills Ltd., West Fraser, Inc., West Fraser Wood Products Inc., West Fraser Southeast, Inc., Blue Ridge Lumber Inc., Sundre Forest Products Inc., Manning Forest Products Ltd. and West Fraser Newsprint Ltd.

Our 50%-owned joint operations, Alberta Newsprint Company and Cariboo Pulp & Paper Company, are accounted for by recognizing our share of the assets and liabilities, revenues and expenses related to these joint operations.

Use of estimates and judgments

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. It also requires management to exercise judgment in the process of applying accounting policies. Significant areas requiring estimates include recoverability of long-lived assets and goodwill, export duty deposits related to the softwood lumber dispute, fair value of derivatives, reforestation and decommissioning obligations, employee future benefits, equity-based compensation, income taxes and litigation. Actual amounts could differ materially from these and other estimates, the impact of which would be recorded in future periods. Management uses judgments and assumptions in assessing potential indicators of impairment, determining the appropriate cash generating unit level used in impairment testing and determining the accounting treatment for certain investments where we own less than 100% of the entity.

Revenue recognition

Revenue is derived primarily from product sales and is recognized when a customer obtains control over the goods. For most of our sales, control is obtained by the customer when the product is loaded on a common carrier at our mill. Some of our revenue is recognized when the product is delivered to the customer or when it is loaded on an ocean carrier. The amount of revenue recognized is net of our estimate for early payment discounts and volume rebates.

Revenue includes charges for freight, handling, countervailing and antidumping duties. The costs related to these revenues are recorded in freight and other distribution costs and export duties.

Foreign currency translation

Our functional and presentation currency is Canadian dollars.

U.S. operations

Assets and liabilities of our U.S. operations have a functional currency of U.S. dollars and are translated at the period-end exchange rate. Revenues and expenses are translated at average exchange rates during the reporting period. The resulting unrealized translation gains or losses are included in other comprehensive earnings.

Translation of other foreign currency balances and transactions

Monetary assets and liabilities denominated in foreign currencies, including long-term financing, are translated at the period-end exchange rate. Income and expense items are translated at the average or transaction date exchange rates during the reporting period. The resulting translation gains or losses are included in other income.

Cash and short-term investments

Cash and short-term investments consist of cash on deposit and short-term interest-bearing securities maturing within three months of the date of purchase.

Impairment of long-lived assets

We review property, plant, equipment, timber licences, goodwill and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. For the purpose of impairment testing, assets are separated into cash generating units (“CGUs”). We have identified each of our mills as a CGU for impairment testing of property, plant, equipment and other intangibles unless there is economic interdependence of CGUs, in which case they are grouped for impairment testing. Timber licences and goodwill are tested for impairment by combining CGUs within the economic area of the related assets. We perform an annual test for goodwill impairment.

Recoverability is assessed by comparing the carrying amount of the CGU or grouped CGUs to the discounted estimated net future cash flows the assets are expected to generate. If the carrying amount exceeds the discounted estimated net future cash flows, the assets are written down to the higher of fair value less cost of disposal and value-in-use (being the present value of the estimated net future cash flows of the relevant asset or CGU).

Goodwill impairment is assessed by comparing the fair value of its CGU to the underlying carrying amount of the CGU’s net assets, including goodwill. When the carrying amount of the CGU exceeds its fair value, the fair value of the CGU’s goodwill is compared with its carrying amount. An impairment loss is recognized for any excess of the carrying value of goodwill over its fair value.

Estimated net future cash flows are based on several assumptions concerning future circumstances including selling prices of products, U.S./Canadian dollar exchange rates, production rates, input costs and capital requirements. The estimated net future cash flows are discounted at rates reflective of market risk.

Where an impairment loss for long-lived assets, other than goodwill, subsequently reverses, the carrying amount of the asset or CGU is increased to the lesser of the revised estimate of its recoverable amount and the carrying amount that would have been recorded had no impairment loss been previously recognized. Goodwill impairment losses cannot be reversed.

Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. For financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurement are observable and the significance of the inputs. Our fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value.

The three levels of the fair value hierarchy are:

Level 1

Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2

Values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3

Values based on prices or valuation techniques that require inputs which are both unobservable and significant to the overall fair value measurement.

3. Changes in accounting standards

IFRS 16 - Leases

We have adopted IFRS 16 effective January 1, 2019 using the modified retrospective approach, accordingly the information presented for 2018 has not been restated. The new standard replaces International Accounting Standards (“IAS”) 17 - Leases and the related interpretations. IFRS 16 provides a single lessee accounting model and requires lessees to recognize assets and liabilities for all major leases.

The adoption of this new standard has resulted in recognizing a right-of-use (“ROU”) asset and related lease liability in connection with all former operating leases except for those identified as low-value or having a remaining lease term of less than 12 months from the date of initial application.

On initial application, we elected to record ROU assets equal to the corresponding present value of the remaining lease liability. ROU assets and lease obligations of $14 million were recorded as of January 1, 2019 for leases related to some of our office spaces and mobile equipment. On the consolidated balance sheets, ROU assets have been included in property, plant and equipment. The current portion of lease liabilities has been included in payables and accrued liabilities and the long-term portion has been included in other liabilities.

During the year ended December 31, 2019, we recorded a $3 million amortization expense on the ROU assets, and we made a $3 million payment on the lease obligations.

IAS 19 - Amendments, Employee Benefits

We have adopted the IAS 19 - Amendments, Employee Benefits effective January 1, 2019. The amendments require an entity to use updated assumptions to determine current service costs and net interest for the remainder of the period after a plan amendment, curtailment or settlement.

The adoption of this standard had no significant impact on our consolidated financial statements and no retrospective adjustments were necessary.

4.	Accounting standards, amendments and interpretations issued but not yet applied

There are no standards or amendments or interpretations to existing standards issued but not yet effective which are expected to have a material impact on our consolidated financial statements.

5.	Inventories

Accounting policies

Inventories of manufactured products, logs and other raw materials are valued at the lower of average cost and net realizable value. Processing materials and supplies are valued at the lower of average cost and replacement cost.

Supporting information

	2019	2018
Manufactured products	$341	$421
Logs and other raw materials	226	218
Processing materials and supplies	162	152

	$729	$791

Inventories at December 31, 2019 were written down by $39 million (December 31, 2018—$30 million) to reflect net realizable value being lower than cost.

The carrying amount of inventory recorded at net realizable value was $182 million at December 31, 2019 (December 31, 2018—$149 million), with the remaining inventory recorded at cost.

6.	Property, plant and equipment

Accounting policies

Property, plant and equipment are stated at historical cost, less accumulated amortization and impairment losses. Expenditures for additions and improvements are capitalized. Borrowing costs are capitalized when the asset construction period exceeds 12 months and the borrowing costs are directly attributable to the asset. Expenditures for maintenance and repairs are charged to earnings. Upon retirement, disposal or destruction of an asset, the cost and related amortization are removed from the accounts and any gain or loss is included in earnings.

Property, plant and equipment are amortized on a straight-line basis over their estimated useful lives as follows:

Buildings	10 - 30 years
Manufacturing plant, equipment and machinery	6 - 20 years
Fixtures, mobile and other equipment	3 - 10 years
Roads and bridges	Not exceeding 40 years
Major maintenance shutdowns	12 to 36 months

Manufacturing plant, equipment and machinery includes ROU assets related to some of our office spaces and mobile equipment. ROU assets are initially measured at the amount of lease liability reduced for any lease incentives received, and increased for:

•	lease payments made at or before commencement of the lease;

•	initial direct costs incurred; and

•	an estimate of costs, if any, to be incurred in restoring the underlying asset to the condition required by the terms and conditions of the lease.

The ROU assets are amortized on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the ROU asset or the end of the lease term. If it is reasonably certain that we will exercise the option to purchase the asset, the amortization period is to the end of the ROU asset’s useful life.

Supporting Information

	Manufacturing plant, equipment and machinery	Construction- in-progress	Roads and bridges	Other	Total
As at December 31, 2017	$1,610	$195	$45	$42	$1,892
Additions	168	151	17	1	337
Amortization[1]	(218)	—	(15)	—	(233)
Foreign exchange	54	10	—	1	65
Disposals	(5)	—	—	—	(5)
Transfers	169	(169)	—	—	—

As at December 31, 2018	$1,778	$187	$47	$44	$2,056

As at December 31, 2018
Cost	$4,444	$187	$148	$51	$4,830
Accumulated amortization	(2,666)	—	(101)	(7)	(2,774)

Net	$1,778	$187	$47	$44	$2,056

As at December 31, 2018	$1,778	$187	$47	$44	$2,056
Additions	222	180	20	1	423
Amortization[1]	(220)	—	(16)	—	(236)
Impairment[2] (note 16)	(23)	—	—	—	(23)
Foreign exchange	(37)	(6)	—	(1)	(44)
Disposals	(1)	—	—	(1)	(2)
Transfers	144	(178)	—	—	(34)

As at December 31, 2019	$1,863	$183	$51	$43	$2,140

As at December 31, 2019
Cost	$4,604	$183	$160	$50	$4,997
Accumulated amortization	(2,741)	—	(109)	(7)	(2,857)

Net	$1,863	$183	$51	$43	$2,140

1.	Amortization of $232 million relates to cost of products sold and $4 million relates to selling, general and administration expense (2018 - $230 million and $3 million, respectively).
2.

As disclosed in note 16, we recorded asset impairment charges totalling $24 million, with $16 million related to the permanent closure of our Chasm, B.C. lumber mill and $8 million related to certain B.C. lumber mill assets. Of the total, $23 million of this impairment was recorded against manufacturing plant, equipment and machinery, with the remaining $1 million recorded against inventory.

7.	Timber licences

Accounting policies

Timber licences, which are renewable or replaceable, are stated at historical cost, less accumulated amortization and impairment losses. Amortization is provided on a straight-line basis over their estimated useful lives of 40 years.

Supporting information

Timber licences
As at December 31, 2017	$533
Amortization[1]	(20)

As at December 31, 2018	$513

As at December 31, 2018
Cost	$800
Accumulated amortization	(287)

Net	$513

As at December 31, 2018	$513
Amortization[1]	(20)

As at December 31, 2019	$493

As at December 31, 2019
Cost	$800
Accumulated amortization	(307)

Net	$493

1.	Amortization relates to cost of products sold.

8.	Goodwill and other intangibles

Accounting policies

Goodwill represents the excess purchase price paid for a business acquisition over the fair value of the net assets acquired. Goodwill is not amortized but is subject to an annual impairment test. An additional impairment test is conducted if events or circumstances indicate that goodwill may be impaired.

Other intangibles are stated at historical cost less accumulated amortization and impairments. Other intangibles include software which is amortized over periods of up to five years and non-replaceable finite term timber rights which are amortized as the related timber is logged.

Supporting information

	Goodwill	Other	Total
As at December 31, 2017	$705	$26	$731
Additions	—	6	6
Amortization[1]	—	(4)	(4)
Foreign exchange	38	—	38
Disposals	—	(4)	(4)

As at December 31, 2018	$743	$24	$767

As at December 31, 2018
Cost	$743	$48	$791
Accumulated amortization	—	(24)	(24)

Net	$743	$24	$767

As at December 31, 2018	$743	$24	$767
Additions	—	7	7
Amortization[1]	—	(3)	(3)
Foreign exchange	(23)	—	(23)
Disposal	—	(10)	(10)
Transfers	—	34	34

As at December 31, 2019	$720	$52	$772

As at December 31, 2019
Cost	$720	$79	$799
Accumulated amortization	—	(27)	(27)

Net	$720	$52	$772

1.	Amortization of $1 million relates to cost of products sold and $2 million relates to selling, general and administration expense (2018 - $2 million and $2 million, respectively).

Goodwill

We have attributed $218 million of goodwill to a CGU made up of our Canadian lumber operations, $456 million of goodwill to a CGU made up of our U.S. lumber operations and $46 million of goodwill to a CGU made up of our plywood and LVL operations.

For the purpose of the 2019 impairment test of goodwill, the fair value of CGUs has been determined based on value-in-use calculations using a discount rate of 8.5%. These calculations are approved by management and use cash flow projections based on the 2020 business plan, a forecast of 2021 and 2022 and trend level earnings for subsequent years. Assumptions were developed by management based on industry sources after taking into account management’s best estimates. No impairment of goodwill has been recognized.

9.	Other assets

	2019	2018
Post-retirement (note 13)	$6	$12
Other	20	20

	$26	$32

10.	Payables and accrued liabilities

	2019	2018
Trade accounts	$239	$260
Equity-based compensation	33	51
Compensation	55	78
Export duties	18	17
Dividends	14	14
Restructuring charges (note 16)	6	—
Interest	5	5
Current portion of lease obligation (note 11)	3	—
Other	23	23

	$396	$448

11.	Other liabilities

	2019	2018
Post-retirement (note 13)	$314	$189
Long-term portion of reforestation	74	76
Long-term portion of decommissioning	31	29
Long-term portion of lease obligation	8	—
Other	27	22

	$454	$316

Reforestation and decommissioning obligations

Reforestation and decommissioning obligations relate to our responsibility for reforestation under various timber licences and our obligations related to landfill closures and other site remediation costs.

Accounting policies

Reforestation obligations are measured at the present value of the expenditures expected to be required to settle the obligations and are accrued and charged to earnings when timber is harvested. The reforestation obligation is reviewed periodically and changes to estimates are credited or charged to earnings.

We record the present value of a liability for decommissioning obligations in the period that a reasonable estimate can be made. The present value of the liability is added to the carrying amount of the associated asset and amortized over its useful life or, if there is no associated asset, it is expensed. Decommissioning obligations are reviewed annually and changes to estimates result in an adjustment of the carrying amount of the associated asset or, where there is no asset, they are credited or charged to earnings.

Reforestation and decommissioning obligations are discounted at the risk-free rate at the balance sheet date and accreted over time through periodic charges to earnings. The liabilities are reduced by actual costs of settlement.

Supporting information

	Reforestation		Decommissioning
	2019	2018	2019	2018
Beginning of year	$115	$108	$29	$25
Liabilities recognized	48	48	2	—
Liabilities settled	(53)	(46)	(1)	—
Change in estimates	4	5	2	4

End of year	114	115	32	29
Less: current portion	(40)	(39)	(1)	—

	$74	$76	$31	$29

The total undiscounted amount of the estimated cash flows required to satisfy these obligations is $159 million (2018 - $158 million). The cash flows have been discounted using interest rates ranging from 1.68 % to 1.69% (2018 - 1.86% to 1.88%).

The timing of the reforestation payments is based on the estimated period required to attain free to grow status in a given area, which is generally between 12 to 15 years. Payments relating to landfill closures and site remediation are expected to occur over periods ranging up to 46 years.

Lease obligations

Lease obligations relate to major lease contracts on certain office spaces and mobile equipment.

Accounting policies

All leases are accounted for by recognizing a ROU asset and a lease obligation except for low value asset leases and leases with a duration of 12 months or less. These lease payments are recognized as an expense on a straight-line basis over the lease term.

The lease liability is measured at the present value of the lease payments using the discount rate implicit in the lease, if that rate is readily available, or our incremental borrowing rate. The lease liability is remeasured to reflect any reassessment or modification. When the lease liability is remeasured, the corresponding adjustment is reflected in the ROU asset, or earnings if the ROU asset is already reduced to zero.

Supporting information

2019
Liabilities recognized January 1, 2019	$14
Liabilities paid during the year	(3)
End of year	11
Less: current portion (note 10)	(3)

$8

The total undiscounted cash flows required to satisfy these lease obligations is $14 million over the next five years.

Short-term leases and leases of low value assets

We expensed $2 million of lease payments under certain short-term and low value assets lease contracts.

12.	Operating loans and long-term debt

Accounting policies

Transaction costs related to debt financing or refinancing are deferred and amortized over the life of the associated debt. When our operating loan is undrawn, the related deferred financing costs are recorded in other assets.

Supporting information

Operating loans

Our revolving lines of credit consist of an $850 million committed revolving credit facility which matures August 2024, a $32 million (US$25 million) demand line of credit dedicated to our U.S. operations and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. In addition, we have letter of credit facilities totalling $89 million, of which US$15 million is dedicated to our U.S. operations.

At December 31, 2019, $374 million was drawn under our revolving credit facility. This amount is net of deferred financing costs of $3 million (December 31, 2018 - $61 million, net of deferred financing costs of $2 million). Letters of credit in the amount of $61 million (December 31, 2018 - $58 million) were also supported by our facilities.

Interest on the facilities is payable at floating rates based on Prime, Base Rate Advances, Bankers’ Acceptances or LIBOR Advances at our option.

All debt is unsecured except the $8 million 50%-owned newsprint operation demand line of credit, which is secured by that operation’s current assets.

Long-term debt

	2019	2018
US$300 million senior notes due October 2024; interest at 4.35%	$390	$409
US$200 million term loan due August 2024; floating interest rate	260	273
US$8 million note payable due October 2020; interest at 2%	10	10
Notes payable	3	4

	663	696
Less: deferred financing costs	(3)	(4)
Less: current portion related to the US$8 million note payable due October 2020	(10)	—

	$650	$692

Required principal repayments are disclosed in note 24.

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR. The agreement is accounted for as a derivative. The gains or losses related to changes in the fair value are included in other income in our consolidated statements of earnings. For the year, a $3 million loss associated with the agreement was recorded in other income.

On January 17, 2020, we completed an agreement for a new uncommitted, demand letter of credit facility in the maximum amount of up to $40 million.

13.	Post-retirement benefits

We maintain defined benefit and defined contribution pension plans covering a majority of our employees. The defined benefit plans generally do not require employee contributions and provide a guaranteed level of pension payable for life based either on length of service or on earnings and length of service, and in most cases do not increase after commencement of retirement.

The defined benefit pension plans are operated in Canada and the U.S. under broadly similar regulatory frameworks. The majority are funded arrangements where benefit payments are made from plan assets which are held in trust. Responsibility for the governance of the plans, including investment and contribution decisions, resides with our Retirement Committees which report to the Human Resources & Compensation Committee of the Board of Directors. For the registered defined benefit pension plans, regulations set minimum requirements for contributions for benefit accruals and the funding of deficits.

Accounting policies

We record a post-retirement asset or liability for our employee defined benefit pension and other retirement benefit plans by netting our plan assets with our plan obligations, on a plan-by-plan basis.

The cost of defined benefit pensions and other retirement benefits earned by employees is actuarially determined using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using market yields from high quality corporate bonds with cash flows that approximate expected benefit payments at the balance sheet date. Plan assets are valued at fair value at each balance sheet date.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive earnings in the period in which they arise.

Past service costs arising from plan amendments are recognized immediately.

The finance amount on net post-retirement balances is classified as finance expense.

For defined contribution plans, pension expense is the amount of contributions we are required to make in respect of services rendered by employees.

Supporting information

The actual return on plan assets for 2019 is a gain of $166 million (2018 - $4 million loss). The total pension expense for the defined benefit plans is $68 million (2018 - $73 million). In 2019, we made contributions of $66 million (2018 - $86 million). We expect to make cash contributions of approximately $49 million to our defined benefit pension plans during 2020 based on the most recent valuation report for each pension plan. We also provide group life insurance, medical and extended health benefits to certain employee groups, for which we contributed $2 million in 2019 (2018 - $2 million).

The total pension expense and funding contributions for the defined contribution pension plans is $17 million (2018 - $15 million).

In 2019, we announced the permanent closure of our Chasm, B.C. lumber mill. This closure resulted in the curtailment of the defined benefit pension plan for the Chasm hourly employees. Included in restructuring and impairment charges is a $4 million curtailment gain related to the reduction in the post-retirement obligation.

In 2018, we entered into annuity purchase agreements to settle approximately $480 million of our defined benefit obligations by purchasing annuities using our plan assets. These agreements transferred the pension obligations of retired employees under certain pension plans to financial institutions. The difference between the cost of the annuity purchase and the liabilities held for these pension plans is reflected as a settlement cost.

The status of the defined benefit pension plans and other retirement benefit plans, in aggregate, is as follows:

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Accrued benefit obligations
Benefit obligations – opening	$1,347	$1,821	$34	$43
Service cost	62	66	1	3
Finance cost on obligation	52	61	—	2
Benefits paid	(46)	(66)	(2)	(2)
Actuarial loss (gain) due to change in financial assumptions	235	(83)	3	(5)
Actuarial loss (gain) due to demography/experience	14	16	—	(7)
Settlement	1	(480)	—	—
Curtailment gain	(4)	—	—	—
Other	(3)	12	(1)	—

Benefit obligations - ending	$1,658	$1,347	$35	$34

Plan assets
Fair value - opening	$1,204	$1,658	$—	$—
Finance income on plan assets	46	54	—	—
Actual return on plan assets, net of finance income	120	(58)	—	—
Employer contributions	66	86	2	2
Benefits paid	(46)	(66)	(2)	(2)
Settlement	—	(479)	—	—
Other	(5)	9	—	—

Fair value - ending	$1,385	$1,204	$—	$—

Funded status[1]
Post-retirement assets (note 9)	$6	$12	$—	$—
Post-retirement liabilities (note 11)	(279)	(155)	(35)	(34)
	$(273)	$(143)	$(35)	$(34)

1.

Plans in a surplus position are classified as assets and plans in a deficit position are shown as liabilities on the consolidated balance sheets. Other retirement benefit plans continue to be unfunded.

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Expense
Service cost	$62	$66	$1	$3
Net finance expense	6	7	—	2

	$68	$73	$1	$5

Assumptions and sensitivities

The weighted average duration of the defined benefit pension obligations is 19 years. The projected future benefit payments for the defined benefit pension plans at December 31, 2019 are as follows:

	2020	2021	2022 to 2024	Thereafter	Total
Defined benefit pension plans	$38	$42	$149	$2,977	$3,206

The estimation of post-retirement benefit obligations involves a high degree of judgment for matters such as discount rate, employee service periods, compensation escalation rates, expected retirement ages of employees, mortality rates, expected health-care costs and other variable factors. These estimates are reviewed annually with independent actuaries. The significant actuarial assumptions used to determine our balance sheet date post-retirement assets and liabilities and our post-retirement benefit plan expenses are as follows:

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Benefit obligations:
Discount rate	3.00%	3.75%	3.00%	3.75%
Future compensation rate increase	3.50%	3.50%	n/a	n/a
Benefit expense:
Discount rate - beginning of year	3.75%	3.50%	3.50%	3.50%
Future compensation rate increase	3.50%	3.50%	n/a	n/a

Health-care benefit costs, shown under other retirement benefit plans, are funded on a pay-as-you-go basis. The actuarial assumptions for extended health-care costs are estimated to increase 6.75% in year one, grading down by 0.25% per year for years two to nine, to 4.5% per year thereafter.

The impact of a change in these assumptions on our post-retirement obligations as at December 31, 2019 is as follows:

Obligations
Discount rate
Decrease in assumption from 3.00% to 2.50%	$157
Increase in assumption from 3.00% to 3.50%	$(143)
Rate of increase in future compensation
Decrease in assumption from 3.50% to 3.00%	$(28)
Increase in assumption from 3.50% to 4.00%	$28
Health-care cost trend rates
Decrease in assumption by 1.00%	$(2)
Increase in assumption by 1.00%	$1

The sensitivities have been calculated on the basis that all other variables remain constant. When calculating the sensitivity of the defined benefit obligation, the same methodology is applied as was used to generate the financial statement asset/liability.

Assets

The assets of the pension plans are invested predominantly in a diversified range of equities and bonds. The weighted average asset allocations of the defined benefit plans at December 31, by asset category, are as follows:

	Target range		2019	2018
Canadian equities	9	% - 25%	13%	10%
Foreign equities	12	% - 52%	27%	24%
Fixed income investments	30	% - 50%	40%	44%
Other investments	5	% - 32%	20%	22%

			100%	100%

Risk management practices

We are exposed to various risks related to our defined benefit pension and other post-retirement benefit plans:

•

Uncertainty in benefit payments: The value of the liability for post-retirement benefits will ultimately depend on the amount of benefits paid and this in turn will depend on the level of future compensation increase and how long individuals live.

•	Volatility in asset value: We are exposed to changes in the market value of pension plan investments which are required to fund future benefit payments.

•

Uncertainty in cash funding: Movement in the value of the assets and obligations may result in increased levels of cash funding, although changes in the level of cash funding required can be spread over several years. We are also exposed to changes in pension regulation and legislation.

Our Retirement Committees manage these risks in accordance with a Statement of Investment Policies and Procedures for each pension plan or group of plans administered under master trust agreements. The following are some specific risk management practices employed:

•	Retaining and monitoring professional advisors including an outsourced chief investment officer (“OCIO”).

•	Monitoring our OCIO’s adherence to asset allocation guidelines and permitted categories of investments.

•	Monitoring investment decisions and performance of the OCIO and asset performance against benchmarks.

14.	Share capital

Authorized

400,000,000 Common shares, without par value

20,000,000 Class B Common shares, without par value

10,000,000 Preferred shares, issuable in series, without par value

Issued

	2019		2018
	Number	Amount	Number	Amount
Common	66,381,289	$483	67,537,360	$491
Class B Common	2,281,478	—	2,281,478	—
Total Common	68,662,767	$483	69,818,838	$491

In 2019 we repurchased 1,178,400 Common shares for $81 million and in 2018 we repurchased 8,135,796 Common shares for $676 million.

On September 17, 2019, our Board of Directors authorized the renewal of our normal course issuer bid (“NCIB”) program to repurchase for cancellation up to 3,318,823 Common shares, representing approximately 5% of the issued and outstanding Common shares. The NCIB will expire on September 19, 2020. Our previous NCIB expired on September 18, 2019.

Rights and restrictions of Common shares

Common shares and Class B Common shares are equal in all respects except that each Class B Common share may at any time be exchanged for one Common share. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class-by-class basis.

15.	Equity-based compensation

We have share option, phantom share unit (“PSU”) and directors’ deferred share unit (“DSU”) plans. We have partially hedged our exposure under these plans with an equity derivative contract. The equity-based compensation expense included in the consolidated statement of earnings is $6 million (2018 - $7 million).

Accounting policies

We estimate the fair value of outstanding share options using the Black-Scholes valuation model and the fair value of our PSU plan and directors’ DSU plan using an intrinsic valuation model at each balance sheet date. We record the resulting expense or recovery, over the related vesting period, through a charge to earnings.

From time to time, we enter into equity derivative contracts to provide a partial offset to our exposure to fluctuations in equity-based compensation from our stock option, PSU and DSU plans. These derivatives are fair valued at each balance sheet date using an intrinsic valuation model and the resulting expense or recovery is offset against the related equity-based compensation. If a share option holder elects to acquire Common shares, both the exercise price and the accrued liability are credited to shareholders’ equity.

Supporting information

Share option plan

Under our share option plan, officers and employees may be granted options to purchase up to 7,295,940 Common shares, of which 338,052 remain available for issuance. The exercise price of a share option is the closing price of a Common share on the trading day immediately preceding the grant date. Our share option plan gives share option holders the right to elect to receive a cash payment in lieu of exercising an option to purchase Common shares. Options vest at the earlier of the date of retirement or death and 20% per year from the grant date and expire after 10 years. We have recorded a recovery of $8 million (2018 - $9 million) related to the share option plan.

A summary of the activity in the share option plan is presented below:

	2019		2018
	Number	Weighted average price (dollars)	Number	Weighted average price (dollars)
Outstanding - beginning of year	1,204,448	$44.94	1,435,938	$37.19
Granted	148,805	$72.11	112,715	$85.40
Exercised	(138,964)	$13.96	(335,306)	$25.16
Expired / Cancelled	(3,152)	$62.58	(8,899)	$51.88

Outstanding - end of year	1,211,137	$51.78	1,204,448	$44.94

Exercisable - end of year	937,397	$47.78	809,740	$37.37

The following table summarizes information about the share options outstanding and exercisable at December 31, 2019:

Exercise price range (dollars)	Number of outstanding options (number)	Weighted average remaining contractual life (years)	Weighted average exercise price (dollars)	Number of exercisable options (number)	Weighted average exercise price (dollars)
$23.68—$25.75	229,946	1.7	$24.62	229,946	$24.62
$40.82—$55.62	608,693	5.4	$46.81	500,988	$46.48
$72.11—$85.40	372,498	7.6	$76.66	206,463	$76.75

	1,211,137	5.3	$51.78	937,397	$47.78

The weighted average share price at the date of exercise for share options exercised during the year was $64.40 per share (2018 - $83.43 per share).

The accrued liability related to the share option plan based on a Black-Scholes valuation model is $21 million at December 31, 2019 (December 31, 2018 - $36 million). The weighted average fair value of the options used in the calculation was $17.71 per option at December 31, 2019 (December 31, 2018 - $30.15 per option).

The inputs to the option model are as follows:

	2019	2018
Share price on balance sheet date	$57.26	$67.30
Weighted average exercise price	$51.78	$44.93
Expected dividend	$0.80	$0.80
Expected volatility	36.09%	35.19%
Weighted average interest rate	1.69%	1.87%
Weighted average expected remaining life in years	3.03	3.39

The expected dividend on our shares was based on the annualized dividend rate at each period end. Expected volatility was based on five years of historical data. The interest rate for the life of the options was based on the implied yield available on government bonds with an equivalent remaining term at each period-end. Historical data was used to estimate the expected life of the options and forfeiture rates.

The intrinsic value of options issued under the share option plan at December 31, 2019 was $14 million (December 31, 2018—$29 million). The intrinsic value is determined based on the difference between the period end share price and the exercise price, multiplied by the sum of the related vested options plus unvested options for those holders eligible to retire.

Phantom share unit plan

Our PSU plan is intended to supplement, in whole or in part, or replace the granting of share options as long-term incentives for officers and employees. The plan provides for two types of units which vest on the third anniversary of the grant date. A restricted share unit pays out based on the Common share price over the 20 trading days immediately preceding its vesting date (the “vesting date value”). A performance share unit pays out at a value between 0% and 200% of its vesting date value contingent upon our performance relative to a peer group of companies over the three-year performance period. Officers and employees granted units under the plan are also entitled to additional units to reflect cash dividends paid on Common shares from the applicable grant date until payout.

We have recorded an expense of $3 million (2018 - $5 million) related to the PSU plan. The number of units outstanding as at December 31, 2019 was 131,792 (December 31, 2018 - 155,595), including performance share units totalling 78,008 (December 31, 2018 - 84,966).

Directors’ deferred share unit plan

We have a DSU plan which provides a structure for non-employee directors to accumulate an equity-like holding in West Fraser. The DSU plan allows directors to participate in the growth of West Fraser by providing a deferred payment based on the value of a Common share at the time of redemption. Each director receives deferred share units in payment of an annual equity retainer until a minimum equity holding is reached and may elect to receive units in payment of up to 100% of other fees earned. After a minimum equity holding is reached, directors may elect to receive the equity retainer in units or cash. The units are issued based on our Common share price at the time of issue. Additional units are issued to take into account the value of dividends paid on Common shares from the date of issue to the date of redemption. Units are redeemable only after a director retires, resigns or otherwise leaves the board. The redemption value is equal to the Common share price at the date of redemption. A holder of units may elect to redeem units in cash or receive Common shares having an equivalent value.

No expense related to the DSU plan was recorded during this year or during 2018. The number of units outstanding as at December 31, 2019 was 70,822 (December 31, 2018 - 57,930).

Equity-based compensation hedge

An expense of $10 million (2018 - expense of $10 million) is included in equity-based compensation related to our equity derivative contract. Under this contract, we hedged 1,000,000 Common share equivalent units.

16.	Restructuring and impairment charges

On June 17, 2019, we announced the permanent closure of our Chasm, B.C. lumber mill and recorded impairment charges of $16 million. In addition, we recorded an impairment charge of $8 million related to certain B.C. lumber mill assets in the fourth quarter of 2019.

During the year, we recognized charges of $33 million for the restructuring and impairment costs as follows:

2019
Severance	$8
Lease obligation and other commitments	3
Decommissioning obligation	2

Restructuring charges	13

Asset impairment related to Chasm, B.C. lumber mill	16
Asset impairment related to certain B.C. lumber mill assets	8
Curtailment gain on post-retirement obligation	(4)

Total restructuring and impairment charges	$33

A reconciliation of restructuring charges included in payables and accrued liabilities is as follows:

2019
Beginning of year	$—
Restructuring charges recognized	14
Restructuring charges paid	(7)
Change in estimate	(1)

End of year	$6

17.	Finance expense, net

	2019	2018
Interest expense[1]	$(44)	$(34)
Interest income on short-term investments	—	5
Interest income on long-term duty deposits receivable (note 27)	4	2
Finance expense on employee future benefits	(8)	(9)
Accretion on long-term liabilities	(1)	(1)

	$(49)	$(37)

1.	Interest expense includes $1 million (2018 – nil) of interest expense for lease contracts.

18.	Other

	2019	2018
Foreign exchange gain (loss) on working capital	$(7)	$13
Foreign exchange gain (loss) on intercompany financing[1]	(36)	65
Foreign exchange gain (loss) on long-term debt	33	(55)
Foreign exchange gain (loss) on export duty deposits receivable (note 27)	(4)	5
Insurance gain on disposal of equipment[2]	4	—
Gain on disposal of intangible assets and gain on sale of lumber futures	1	11
Other	(2)	(2)

	$(11)	$37

1.

Relates to US$550 million (2018 - US$600 million from January to mid-December and US$550 million thereafter) of financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

2.	Represents the insurance gain of $4 million related to the 2017 involuntary disposal of equipment at our 50%-owned NBSK plant in Quesnel, B.C.

19.	Tax provision

Accounting policies

The tax expense for the period is comprised of current and deferred tax. Tax is recognized in the consolidated statement of earnings, except to the extent that it relates to items recognized in other comprehensive earnings in which case it is recognized in other comprehensive earnings.

Deferred taxes are provided for using the liability method. Under this method, deferred taxes are recognized for temporary differences between the tax and financial statement basis of assets, liabilities and certain carry-forward items.

Deferred tax assets are recognized only to the extent that it is probable that they will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of substantive enactment.

Supporting information

The major components of income tax included in comprehensive earnings are as follows:

	2019[1]	2018
Earnings:
Current tax	$57	$(207)
Deferred tax	12	(55)

Tax recovery (provision) on earnings	$69	$(262)

Other comprehensive earnings:
Deferred tax recovery (provision) on post-retirement actuarial loss (gain)	$33	$(9)

Tax recovery (provision) on comprehensive earnings	$102	$(271)

1.	Includes the impact of the 2019 statutory changes for Alberta.

The tax provision differs from the amount that would have resulted from applying the B.C. statutory income tax rate to earnings before tax is as follows:

	2019	2018
Income tax recovery (expense) at statutory rate of 27%	$59	$(289)
Non-taxable amounts	2	2
Rate differentials between jurisdictions and on specified activities	(3)	20
Decrease in Alberta provincial tax rate[1]	18	—
Other	(7)	5

Tax recovery (provision)	$69	$(262)

1.	Represents the re-measurement of deferred income tax assets and liabilities for the 2019 Alberta tax rate change from 12% to 8% over the next four years.

Deferred income tax liabilities (assets) are made up of the following components:

	2019	2018
Property, plant, equipment and intangibles	$402	$407
Reforestation and decommissioning obligations	(34)	(35)
Employee benefits	(87)	(60)
Export duty deposits	20	20
Tax loss carry-forwards[1]	(53)	(38)
Other	(5)	(5)

	$243	$289

Represented by:
Deferred income tax assets	$(10)	$(3)
Deferred income tax liabilities	253	292

	$243	$289

1.

Includes federal and state net operating loss (“NOL”) carry-forwards of $324 million. A portion of these NOLs expire over the periods 2022 to 2033 and a portion of these NOLs are subject to restrictions on use.

20.	Employee compensation

Our employee compensation expense includes salaries and wages, employee future benefits, termination costs and bonuses. Total compensation expense is $911 million (2018 - $933 million).

Key management includes directors and officers, and their compensation expense and balance sheet date payables are as follows:

	2019	2018
Expense
Salary and short-term employee benefits	$6	$10
Post-retirement benefits	2	1
Equity-based compensation[1]	(2)	(3)

	$6	$8

Payables and accrued liabilities
Compensation	$—	$4
Equity-based compensation[1]	21	42

	$21	$46

1.	Amounts do not necessarily represent the actual value which will ultimately be paid.

21.	Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding.

Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive and diluted earnings per share are deemed to be the same as basic earnings per share.

	2019	2018
Earnings
Basic	$(150)	$810
Share option recovery	(8)	(9)
Equity settled share option adjustment	(4)	(3)

Diluted	$(162)	$798

Weighted average number of shares (thousands)
Basic	68,882	74,451
Share options	290	652

Diluted	69,172	75,103

Earnings per share (dollars)
Basic	$(2.18)	$10.88
Diluted	$(2.34)	$10.62

22.	Commitments

Based on expected contract prices, at December 31, 2019, we had contractual commitments for $179 million (December 31, 2018—$108 million).

23.	Government assistance

Accounting policies

Government assistance received that relates to the construction of manufacturing assets is applied to reduce the cost of those assets. Government assistance received that relates to operational expenses is applied to reduce the amount charged to earnings for the operating item.

Supporting information

Government assistance of $1 million (2018 - $16 million) was recorded as a reduction to property, plant and equipment.

Government assistance of $5 million (2018 - $5 million) was recorded as a reduction to cost of products sold. The government assistance related primarily to research and development and apprenticeship tax credits.

24.	Financial instruments

Accounting policies

All financial assets and liabilities, except for derivatives, are initially measured at fair value and subsequently measured at amortized cost using the effective interest rate method. Derivatives are measured at fair value through profit or loss (“FVTPL”).

Supporting information

The following tables provide the carrying and fair values of our financial instruments by category, as well as the associated fair value hierarchy levels as defined in note 2 under “Fair value measurements”:

2019	Level	Amortized cost	FVTPL	Other financial liabilities	Carrying value	Fair value
Financial assets
Cash and short-term investments	2	$16	$—	$—	$16	$16
Receivables[1]	3	255	3	—	258	258
Export duty deposits (note 27)	3	80	—	—	80	80

		$351	$3	$—	$354	$354

Financial liabilities
Cheques issued in excess of funds on deposit	2	$—	$—	$16	$16	$16
Operating loans (note 12)	2	—	—	377	377	377
Payables and accrued liabilities	2	—	—	396	396	396
Long-term debt (note 12)[2]	2	—	—	663	663	677
Interest rate swap contract (note 12)[3]	2	—	3	—	3	3

		$—	$3	$1,452	$1,455	$1,469

1.	Receivables include our equity derivative receivable of $3 million.
2.

Includes current portion of the long-term debt. The fair value of the long-term debt is based on rates available to us at December 31, 2019 for long-term debt with similar terms and remaining maturities.

3.	The interest rate swap contract is included in other liabilities in our consolidated balance sheets.

2018	Level	Amortized cost	FVTPL	Other financial liabilities	Carrying value	Fair value
Financial assets
Cash and short-term investments	2	$160	$—	$—	$160	$160
Receivables[1]	3	331	1	—	332	332
Export duty deposits (note 27)	3	75	—	—	75	75

		$566	$1	$—	$567	$567

Financial liabilities
Cheques issued in excess of funds on deposit	2	$—	$—	$13	$13	$13
Operating loans (note 12)	2	—	—	63	63	63
Payables and accrued liabilities	2	—	—	448	448	448
Long-term debt (note 12)[2]	2	—	—	696	696	689

		$—	$—	$1,220	$1,220	$1,213

1.	Receivables include our equity derivative receivable of $1 million.
2.	The fair value of the long-term debt is based on rates available to us at December 31, 2018 for long-term debt with similar terms and remaining maturities.

Financial risk management

Our activities result in exposure to a variety of financial risks including risks related to derivative contracts, currency fluctuation, credit, liquidity and interest rates.

The sensitivities provided give the effect of possible changes in the relevant prices and rates on earnings. The sensitivities are hypothetical and should not be considered to be predictive of future performance or earnings. Changes in fair values or cash flows based on market variable fluctuations cannot be extrapolated since the relationship between the change in the market variable and the change in fair value or cash flows may not be linear.

Derivative contracts

From time to time, we use derivatives to manage our exposure to U.S. dollar exchange fluctuations, commodity prices, equity-based compensation and floating interest rates. Commodity contracts used by West Fraser include lumber futures and energy related agreements.

Our equity derivative contract provides an offset for 1,000,000 Common share equivalents against our exposure to fluctuations in equity-based compensation from our stock option, PSU and DSU plans. This derivative is fair valued at each balance sheet date using an intrinsic valuation model and the resulting expense or recovery is offset against the related equity-based compensation.

During 2019, we entered into an interest rate swap agreement with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. The interest rate swap contract is measured at FVTPL based on an estimated discounted cash flow.

No energy related derivatives were outstanding at December 31, 2019 or 2018.

No lumber futures or foreign exchange contracts were outstanding at December 31, 2019 or 2018.

Currency fluctuation

Our Canadian operations sell most of their products at prices denominated in U.S. dollars or based on prevailing U.S. dollar prices. A significant portion of their operational costs and expenses are incurred in Canadian dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the revenue in Canadian dollar terms realized by our Canadian operations from sales made in U.S. dollars, which reduces operating margin and the cash flow available to fund operations.

Our U.S. operations transact and report in U.S. dollars, but their results are translated into Canadian dollars for financial statement purposes with the resulting translation gains or losses being reported in other comprehensive earnings.

Impact of U.S. dollar currency fluctuation

The U.S. dollar foreign currency balance sheet exposure at December 31, 2019 is as follows:

Canadian operations		2019
Net working capital	US$	51
Export duty deposits		61
Intercompany financing[1]		550
Long-term debt		(500)
Interest rate swap contract		(2)
	US$	160
U.S. operations		2019
Net investment	US$	1,088

1.

IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

Based on these balances, with other variables unchanged, a $0.01 increase (decrease) in the exchange rate for one U.S. dollar into Canadian currency would result in a $2 million decrease (increase) in earnings and an $18 million increase (decrease) in the translation loss on foreign operations included in other comprehensive earnings.

Credit

Credit risk arises from the non-performance by counterparties of contractual financial obligations. Investments in cash and short-term investments are primarily made using major banks and only made with counterparties meeting certain credit-worthiness criteria. Credit risk for trade and other receivables is managed through established credit monitoring activities such as:

•	Customer credit limits are established and monitored.

•	Ongoing evaluations of key customer financial conditions are performed.

•

In certain market areas, we have undertaken additional measures to reduce credit risk including credit insurance, letters of credit and prepayments. At December 31, 2019, approximately 40% of trade accounts receivable was covered by at least some of these additional measures.

Given our credit monitoring activities, the low percentage of overdue accounts and our low customer defaults with no bad debts in 2019 or 2018, we have recorded minimal expected credit losses. We consider the credit quality of the trade accounts receivable at December 31, 2019 to be high. The aging analysis of trade accounts receivable is presented below:

	2019	2018
Trade accounts receivable – gross
Current	$195	$260
Past due 1 to 30 days	11	7
Past due 31 to 60 days	—	1
Past due over 60 days	—	—

Trade accounts receivable – net	$206	$268
Insurance receivable	11	14
Government assistance	7	10
Other	34	40

Receivables	$258	$332

Liquidity

We manage liquidity by maintaining adequate cash and short-term investment balances and by having appropriate lines of credit available. In addition, we regularly monitor and review both actual and forecasted cash flows. Refinancing risks are managed by ensuring debt has a balanced maturity schedule where possible.

The following table summarizes the aggregate amount of contractual future cash outflows for long-term debt:

	2020	2021	2022	2023	Thereafter	Total
Long-term debt (note 12)	$10	$—	$—	$3	$650	$663
Interest on long-term debt[1,2]	25	25	26	26	20	122

	$35	$25	$26	$29	$670	$785

1.	Assumes debt level, foreign exchange rate and interest rates remain at December 31, 2019 levels and rates.
2.	At December 31, 2019, we had drawn $377 million under our revolving credit facility. The potential interest payable on this loan has not been included in the above table.

Interest rates

Interest rate risk relates mainly to floating interest rate debt. By maintaining a mix of both fixed and floating rate debt, we mitigate some of the exposure to interest rate changes. As disclosed in note 12, during 2019, we entered into an interest rate swap contract to convert floating rate debt to a fixed rate debt which will reduce our exposure to fluctuations in interest rates.

At December 31, 2019, the impact of a 100-basis point change in interest rate affecting our floating rate debt would result in a change in annual interest expense, after giving effect to the interest rate swap agreement, of approximately $5 million. This analysis assumes that all other variables remain constant.

25.	Capital disclosures

Our business is cyclical and is subject to significant changes in cash flow over the business cycle. In addition, financial performance can be materially influenced by changes in product prices and the relative values of the Canadian and U.S. dollars. Our objective in managing capital is to ensure adequate liquidity and financial flexibility at all times, particularly at the bottom of the business cycle.

Our main policy relating to capital management is to maintain a strong balance sheet and otherwise meet financial tests that are commonly applied by rating agencies for investment grade issuers of public debt. Our debt is currently rated as investment grade by three major rating agencies.

We monitor and assess our financial performance in order to ensure that net debt levels are prudent taking into account the anticipated direction of the business cycle. When financing acquisitions, we combine debt and equity financing in a proportion that is intended to maintain an investment grade rating for debt throughout the cycle. Debt repayments are arranged, where possible, on a staggered basis that takes into account the uneven nature of anticipated cash flows. We have established committed revolving lines of credit that provide liquidity and flexibility when capital markets are restricted.

One key measurement used to monitor our capital position is net debt to total capital, calculated as follows at December 31:

	2019	2018
Net debt
Cash and short-term investments	$(16)	$(160)
Deferred financing costs[1]	(6)	(6)
Cheques issued in excess of funds on deposit	16	13
Operating loans	377	63
Lease obligation (current and long-term portion)	11	—
Long-term debt (current and long-term portion)	663	696

	$1,045	$606
Shareholders’ equity	2,474	2,896

Total capital	$3,519	$3,502

Net debt to total capital	30%	17%

1.	For our balance sheet presentation, these costs are applied to reduce the associated debt or, in instances when the operating loan is undrawn, these costs are included in other assets.

26.	Segment and geographical information

The segmentation of manufacturing operations into lumber, panels and pulp and paper is based on a number of factors, including similarities in products, production processes and economic characteristics. Transactions between segments are at market prices and on standard business terms. The segments follow the accounting policies described in these consolidated financial statement notes, where applicable.

The table below provides a reconciliation of our non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
2019
Sales
To external customers	$3,317	$594	$966	$—	$4,877
To other segments	125	11	—	(136)	—

	$3,442	$605	$966	$(136)	$4,877
Cost of products sold	(2,588)	(466)	(734)	136	(3,652)
Freight and other distribution costs	(477)	(63)	(173)	—	(713)
Selling, general and administration	(146)	(25)	(39)	(1)	(211)

Adjusted EBITDA	$231	$51	$20	$(1)	$301
Export duties	(162)	—	—	—	(162)
Equity-based compensation	—	—	—	(6)	(6)
Amortization	(196)	(16)	(43)	(4)	(259)
Restructuring and impairment charges	(33)	—	—	—	(33)

Operating earnings	$(160)	$35	$(23)	$(11)	$(159)
Finance expense	(35)	(4)	(10)	—	(49)
Other	(7)	—	4	(8)	(11)

Earnings before tax	$(202)	$31	$(29)	$(19)	$(219)

Total assets	$3,589	$316	$559	$204	$4,668

Total liabilities	$681	$56	$159	$1,298	$2,194

Capital expenditures	$339	$23	$39	$9	$410

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
2018
Sales
To external customers	$4,291	$664	$1,163	$—	$6,118
To other segments	165	12	—	(177)	—

	$4,456	$676	$1,163	$(177)	$6,118
Cost of products sold	(2,635)	(461)	(698)	177	(3,617)
Freight and other distribution costs	(503)	(63)	(166)	—	(732)
Selling, general and administration	(162)	(25)	(41)	(3)	(231)

Adjusted EBITDA	$1,156	$127	$258	$(3)	$1,538
Export duties	(202)	—	—	—	(202)
Equity-based compensation	—	—	—	(7)	(7)
Amortization	(196)	(15)	(44)	(2)	(257)

Operating earnings	$758	$112	$214	$(12)	$1,072
Finance expense	(25)	(2)	(10)	—	(37)
Other	20	—	11	6	37

Earnings before tax	$753	$110	$215	$(6)	$1,072

Total assets	$3,739	$320	$659	$73	$4,791

Total liabilities	$701	$62	$156	$976	$1,895

Capital expenditures	$284	$16	$60	$10	$370

The geographic distribution of non-current assets and external sales is as follows:

	Non-current assets		Sales by geographic area[1]
	2019	2018	2019	2018
Canada	$2,049	$2,121	$979	$1,239
United States	1,472	1,325	2,890	3,661
China	—	—	650	734
Other Asia	—	—	321	442
Other	—	—	37	42

	$3,521	$3,446	$4,877	$6,118

1.	Sales distribution is based on the location of product delivery.

27.	Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result have received unique company specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1 as shown in the table below. The duty rates are subject to an appeal process and are not expected to be finalized until August of 2020 at which time any required adjustment will be recorded.

If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. Assuming these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the revised rate was published by the USITC.

2.	On December 4, 2017, the USDOC revised our CVD rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary CVD rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[5]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[5]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary ADD rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.

In fiscal 2017, our estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

Export duties incurred in the period	2019	2018
Countervailing duties	$127	$178
Antidumping duties	40	55

Total	$167	$233

Recognized in the financial statements as	2019	2018
Export duties recognized as expense in consolidated statements of earnings	$162	$202
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31

Total	$167	$233

We have recorded long-term duty deposits receivable related to CVD for the excess of deposits made at the Cash Deposit Rate of 24.12% compared to the December 4, 2017 Revised Rate of 17.99%, and to ADD for the difference between the 5.57% Cash Deposit Rate and our West Fraser Estimated Rate. The details are as follows:

Export duty deposits receivable	2019	2018
Beginning of year	$75	$37
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31
Interest recognized on the long-term duty deposits receivable	4	2
Foreign exchange on the long-term duty deposits	(4)	5

End of year	$80	$75

As at December 31, 2019, export duties paid and payable on deposit with the USDOC are US$275 million for CVD and US$98 million for ADD for a total of US$373 million.

AR2

AR2 covers the POI from January 1, 2019 through December 31, 2019 and will commence in 2020. The results of AR2 are not expected to be finalized until 2021. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.

FOUR YEAR FINANCIAL REVIEW

(in millions of Canadian dollars, except where indicated)

	2019	2018	2017[1]	2016[1]
Earnings
Sales	4,877	6,118	5,134	4,450
Cost of product sold	(3,652)	(3,617)	(3,124)	(2,971)
Freight and other distribution costs [1]	(713)	(732)	(633)	(629)
Selling, general and administration [1]	(211)	(231)	(217)	(176)
Adjusted EBITDA[2]	301	1,538	1,160	674
Export duties	(162)	(202)	(48)	—
Amortization	(259)	(257)	(210)	(197)
Equity-based compensation	(6)	(7)	(32)	5
Restructuring and impairment charges	(33)	—	—	—

Operating earnings	(159)	1,072	870	482

Finance expense	(49)	(37)	(31)	(29)
Other	(11)	37	7	(9)
Tax provision	69	(262)	(250)	(118)

Earnings	(150)	810	596	326

Cash flows from operating activities	115	909	902	689

Capital expenditures & acquisitions	410	370	862	273

Financial position
Current assets	1,147	1,345	1,291	938
PPE & timber licenses	2,633	2,569	2,425	2,236
Goodwill & other intangibles	772	767	731	371
Export duty deposits	80	75	37	—
Other assets	26	32	27	20
Deferred income tax assets	10	3	6	35

Total assets	4,668	4,791	4,517	3,600

Current liabilities	827	595	583	459
Long-term debt (including current portion)	660	692	636	413
Other liabilities	454	316	347	272
Deferred income tax liabilities	253	292	225	215
Shareholders’ equity	2,474	2,896	2,726	2,241

Total liabilities & equity	4,668	4,791	4,517	3,600

	2019	2018	2017[1]	2016[1]
Per common share (dollars)
Basic EPS	(2.18)	10.88	7.63	4.06
Price range:
High	80.13	97.99	83.50	54.18
Low	43.93	60.44	42.98	35.35
Close	57.28	67.44	77.57	48.01
Dividends declared per share	0.80	0.70	0.36	0.28
Shares outstanding at year-end (‘000s)	68,663	69,819	77,946	78,163

Ratios
Return on capital employed	-3%	20%	17%	11%
Return on common share holders’ equity	-6%	28%	24%	15%
Net debt to capitalization	30%	17%	12%	14%

Number of employees at year-end	8,200	8,570	8,600	7,800

Production
Lumber (MMfbm)[3]	5,914	6,609	6,233	5,935
Pulp (Mtonnes)	1,137	1,151	1,172	1,192
Newsprint (Mtonnes)	114	119	122	128
Plywood (3/8” MMsf)	818	833	838	826
MDF (3/4” MMsf)[4]	221	224	191	160
LVL (Mcf)	2,034	2,251	2,676	2,215

1.

For 2017, were classified approximately $ 20 million from freight and other distribution costs to selling, general and administration to conform to our current presentation. 2016 has not been restated forth is reclassification.

2.	Adjusted EBITDA is described in the section titled “Non-IFRS Measures” of our 2019 Management’s Discussion & Analysis.
3.

The permanent elimination of third shifts at certain B.C. mills and the Chasm, B.C. mill closure accounted for 400 MMfbm of reduced production and temporary curtailments accounted for a further reduction of 200 MMfbm in 2019.

4.	A fire at our MDF plant in Quesnel, B.C. on March 9, 2016 resulted in the closure of the plant until April 29, 2017.

DIRECTORS AND OFFICERS

Effective February 11, 2020

Directors

Principal Occupation
Henry H. Ketcham	Chairman of the Board
Reid E. Carter	Corporate Director
Raymond W. Ferris	President and Chief Executive Officer
John N. Floren	President and Chief Executive Officer, Methanex Corporation
Brian G. Kenning	Corporate Director
John K. Ketcham	Real Estate Developer
Gerald J. Miller	Corporate Director
Robert L. Phillips	Corporate Director
Janice G. Rennie	Corporate Director
Gillian D. Winckler	Corporate Director

Officers

Office Held
Raymond W. Ferris	President and Chief Executive Officer
Brian A. Balkwill	Vice-President, Canadian Wood Products
Keith D. Carter	Vice-President, Pulp and Energy Operations
Larry E. Gardner	Vice-President, Canadian Woodlands
James W. Gorman	Vice-President, Corporate and Government Relations
D’Arcy R. Henderson	Vice-President, Canadian Woodlands Operations
Christopher D. McIver	Vice-President, Sales and Marketing
Sean P. McLaren	Vice-President, U.S. Lumber
Tom V. Theodorakis	Secretary Partner, McMillan LLP (lawyers)
Christopher A. Virostek	Vice-President, Finance and Chief Financial Officer
Charles H. Watkins	Vice-President, Capital and Technology

CORPORATE INFORMATION

Effective February 11, 2020

ANNUAL GENERAL MEETING
The Annual General Meeting of the shareholders of the Company will be held on April 21, 2020 at 11:30 a.m. in Quesnel, British Columbia, Canada.
AUDITORS
PricewaterhouseCoopers LLP
Vancouver, British Columbia, Canada
LEGAL COUNSEL
McMillan LLP
Vancouver, British Columbia, Canada
TRANSFER AGENT
AST Trust Company (Canada)
Vancouver, Calgary, Toronto, and Montreal, Canada
FILINGS
www.sedar.com
Shares are listed on the Toronto Stock Exchange under the symbol: WFT
INVESTOR CONTACT
Chris Virostek
Vice-President, Finance and Chief Financial Officer
Tel: (604) 895-2700
Fax: (604) 681-6061
E-mail Address
shareholder@westfraser.com
WEBSITE
www.westfraser.com

CORPORATE OFFICE
858 Beatty Street, Suite 501
Vancouver, British Columbia
Canada V6B 1C1
Tel: (604) 895-2700
Fax: (604) 681-6061
SALES OFFICES
SPF Lumber, Plywood,
MDF, LVL
1250 Brownmiller Road
Quesnel, British Columbia
Canada V2J 6P5
Tel: (250) 992-9254
Fax: (250) 992-3034
SPF Export Lumber
858 Beatty Street, Suite 501
Vancouver, British Columbia
Canada V6B 1C1
Tel: (604) 895-2700
Fax: (604) 895-2976
SYP Lumber
1900 Exeter Road, Suite 105
Germantown, Tennessee
USA 38138
Tel: (901) 620-4200
Fax: (901) 620-4204 2900 Saint Marys Road
St. Marys, Georgia
USA 31558
Tel: (912) 576-0300
Fax: (912) 576-0322
Pulp
858 Beatty Street, Suite 501
Vancouver, British Columbia
Canada V6B 1C1
Tel: (604) 895-2700
E: pulpsales@westfraser.com

Newsprint
2900-650 W Georgia Street
Vancouver, British Columbia
Canada V6B 4N8
Tel: (604) 681-8817
OPERATIONS
Lumber, Plywood and LVL
Canadian Operations
1250 Brownmiller Road
Quesnel, British Columbia
Canada V2J 6P5
Tel: (250) 992-9244
Fax: (250) 992-9233
US Operations
1900 Exeter Road, Suite 105
Germantown, Tennessee
USA 38138
Tel: (901) 620-4200
Fax: (901) 620-4204
MDF
WestPine MDF
300 Carradice Road
Quesnel, British Columbia
Canada V2J 5Z7
Tel: (250) 991-7100
Fax: (250) 991-7115
Ranger Board
P.O. Box 6
Blue Ridge, Alberta
Canada T0E 0B0
Tel: (780) 648-6333
Fax: (780) 648-6397

Pulp & Paper

Cariboo Pulp & Paper

P.O. Box 7500

50 North Star Road

Quesnel, British Columbia

Canada V2J 3J6

Tel: (250) 992-0200

Fax: (250) 992-2164

Quesnel River Pulp

1000 Finning Road

Quesnel, British Columbia

Canada V2J 6A1

Tel: (250) 992-8919

Fax: (250) 992-2612

Hinton Pulp

760 Switzer Drive

Hinton, Alberta

Canada T7V 1V7

Tel: (780) 865-2251

Fax: (780) 865-6666

Slave Lake Pulp

P.O. Box 1790

Slave Lake, Alberta

Canada T0G 2A0

Tel: (780) 849-7777

Fax: (780) 849-7725

Alberta Newsprint Company

Postal Bag 9000

Whitecourt, Alberta

Canada T7S 1P9

Tel: (780) 778-7000

Fax: (780) 778-7070

GLOSSARY OF INDUSTRY TERMS

AAC Annual Allowable Cut

The volume of timber that may be harvested annually from a specific timber tenure.

BCTMP Bleached Chemithermomechanical Pulp

Dimension Lumber Standard commodity lumber ranging in sizes from 1 x 3’s to 4 x 12’s, in various lengths.

FMA Forest Management Agreement An FMA is granted by the Alberta government and entitles the holder to establish, grow and harvest timber on specified lands.

LVL Laminated Veneer Lumber Large sheets of veneer bonded together with resin then cut to lumber equivalent sizes.

m3 A solid cubic metre, a unit of measure for timber, equal to approximately 35 cubic feet.

Mcf One thousand cubic feet. A unit of measure for laminated veneer lumber.

MDF Medium Density Fibreboard A composite product made from wood fibre.

Mfbm One thousand board feet (equivalent to one thousand square feet of lumber, one inch thick).

MMfbm means one million board feet.

Msf A unit of measure for MDF and plywood equal to one thousand square feet on a 3/4 inch basis for MDF and on a 3/8 inch basis for plywood. MMsf means one million square feet.

NBSK Northern Bleached Softwood Kraft Pulp

Return on Capital Employed Earnings before after-tax financing expense divided by average assets less average current non-interest-bearing liabilities.

Return on Common Shareholders’ Equity Earnings available to common shareholders divided by average shareholders’ equity.

SPF Dimension lumber produced from spruce/pine/balsam fir species.

SYP Dimension lumber produced from southern yellow pine species.

Ton A unit of weight equal to 2,000 pounds, generally known as a U.S. ton.

Tonne A unit of weight in the metric system equal to one thousand kilograms or approximately 2,204 pounds. Mtonne means one thousand tonnes.

LUMBER
1. Quesnel
2. Williams Lake
3. Smithers
4. Chetwynd
5. Fraser Lake
6. 100 Mile House
7. Blue Ridge
8. Hinton
9. Edson
10. Sundre
11. High Prairie
12. Manning
LUMBER
13. Joyce
14. Huttig
15. Henderson
16. New Boston
17. Leola
18. Mansfield
19. Russellville
20. Maplesville
21. Opelika
22. McDavid
23. Perry
24. Lake Butler
25. Maxville
26. Whitehouse
27. Blackshear
28. Fitzgerald
29. Dudley
30. Augusta
31. Newberry
32. Armour
33. Seaboard
PULP & PAPER
34. Hinton
35. Quesnel (2)
36. Slave Lake
37. Whitecourt
PLYWOOD
38. Edmonton
39. Quesnel
40. Williams Lake
MDF
41. Blue Ridge
42. Quesnel
VENEER & LVL
43. Rocky Mountain House
44. Slave Lake
BRITISH COLUMBIA
ALBERTA
QUESNEL
EDMONTON
VANCOUVER
TENNESSEE
NORTH CAROLINA
MEMPHIS
ARKANSAS
GEORGIA
SOUTH CAROLINA
ALABAMA
TEXAS
LOUISIANA
FLORIDA

OPERATIONS West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.
0 LUMBER 0 PULP&PAPER
1. Quesnel 34. Hinton
2. Williams Lake 35. Quesnel (2)
3. Smithers 36. Slave Lake
4. Chetwynd 37. Whitecourt
5. Fraser Lake
0 PLYWOOD
6. 100 Mile House
38. Edmonton
7. Blue Ridge
39. Quesnel
8. Hinton
40. Williams Lake
9. Edson
10. Sundre 0 MDF
11. High Prairie 41. Blue Ridge
12. Manning 42. Quesnel
0 VENEER & LVL
0 LUMBER
43. Rocky Mountain House
13. Joyce
44. Slave Lake
14. Huttig
15. Henderson
16. New Boston
17. Leola
18. Mansfield
19. Russellville
20. Maplesville
21. Opelika
22. McDavid
23. Perry
24. Lake Butler
25. Maxville
26. Whitehouse
27. Blackshear
28. Fitzgerald
29. Dudley
30. Augusta
31. Newberry
32. Armour
33. Seaboard

West Fraser Timber Co. Ltd.
Tel: 604.895.2700 Fax: 604.681.6061 www.westfraser.com